As filed with the Securities and Exchange Commission on February 17, 2006	Registration No. 333 -115738

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	3690	65-0774638
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer
incorporation organization)	classification code number)	Identification No.)

100 Caster Avenue
Woodbridge, Ontario, Canada L4L 5Y9
(905) 264-1991
(Address of Principal Executive Offices)

Thomas Granville, Chief Executive Officer
Axion Power International, Inc.
100 Caster Avenue
Woodbridge, Ontario, Canada L4L 5Y9
(Name and Address of Agent For Service)

Copies to:
John Petersen, Esq.
Petersen & Fefer, Attorneys
Chateau de Barberêche
Switzerland 1783 Barberêche
(4126) 684-0500
US Voicemail and Fax (281) 596-4545

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box:	X

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	__

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

On January 7, 2005, we received an order of effectiveness for our Form S-1 registration statement relating to the sale, transfer or other disposition of 7,327,500 shares of common stock held by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation. The registration statement specifically provided that:

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the selling stockholder would not be permitted to sell, transfer or dispose of any of the shares without a Bankruptcy Court order that specified the number of shares to be sold, the offering terms, the use of proceeds and any restrictions on the manner of sale; and

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each authorized series of sales or other dispositions would require a post-effective amendment to update the information in the prospectus and provide detailed information on the Bankruptcy Court order.

This post-effective amendment has been filed to facilitate the implementation of a settlement agreement dated December 12, 2005 between our company, the Trust for the Benefit of the Shareholders of Mega-C Power Corporation, the Chapter 11 Trustee for Mega-C Power Corporation and several other parties. Under the terms of the settlement agreement:

•	1,627,500 of the shares included in our prior registration statement will be immediately sold or distributed using the attached form of prospectus;

•	4,700,000 of the shares included in our prior registration statement will be sold or distributed at a later date using the form of prospectus included in a subsequent post-effective amendment; and

•	1,000,000 of the shares included in the prior registration statement will be removed from registration and returned to us for cancellation.

The Bankruptcy Court issued an order approving the settlement agreement on February 1, 2006. While final implementation of the agreement is contingent on and subject to (a) approval of a Disclosure Statement under Section 1125 of the Bankruptcy Code, (b) confirmation a Plan of Reorganization under Section 1129 of the Bankruptcy Code and (c) the implementation of the Plan of Reorganization on its effective date, the provisions of the settlement agreement relating to the resale of 1,627,500 shares held by the selling stockholder became operative when the Bankruptcy Court approved the agreement and are not subject to further or additional conditions.

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SUBJECT TO COMPLETION, dated February 17, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

1,627,500 SHARES
COMMON STOCK

This prospectus relates to the sale, transfer or other disposition of 1,627,500 shares of our common stock by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation, a principal stockholder of our company that we refer to in this prospectus as either the “Mega-C Trust” or the “selling stockholder,” depending on context. Under a settlement agreement between our company, the Mega-C Trust, the Chapter 11 Trustee for Mega-C Power Corporation and others that was approved by the U.S. Bankruptcy Court for the District of Nevada on February 1, 2006, the selling stockholder will, over a period of 90 to 120 days from the date of this prospectus:

•	sell up to 1,000,000 shares to provide cash to pay the administrative and priority expenses of Mega-C’s Chapter 11 case and allowed creditor claims; and

•	sell, transfer or distribute up to 627,500 shares to pay the accumulated and anticipated fees and costs of the Mega-C Trust through the effective date of Mega-C’s Chapter 11 plan of reorganization.

While the selling stockholder will have the right to sell shares in open market and other transactions described herein, we believe the bulk of the shares will be sold or disposed of in block sale transactions at negotiated prices.

The sales are not subject to confirmation of a plan of reorganization for Mega-C and the selling stockholder will receive all of the proceeds from the sale of the shares. The selling stockholder may distribute shares to its trustee, employees, attorneys, agents and creditors in satisfaction of certain liabilities.

The selling stockholder, and any participating broker-dealers, are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Our company will pay the expenses of registering the securities described in this prospectus and the selling stockholder will pay all selling expenses.

Investing in our shares involves a high degree of risk. See Risk Factors beginning on page 9 to read about certain factors you should consider before buying shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol “AXPW.OB.” On February 15, 2006, the closing bid and ask prices for our common stock were $3.10 and $4.45 per share, respectively.

Neither the Securities and Exchange Commission nor any state, provincial or other securities regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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  You should only rely on the information provided in this prospectus. Neither our company nor the Mega-C Trust has authorized anyone to provide you with different information. The Mega-C Trust will not offer these securities in any state, province or other jurisdiction where the offer is not permitted.

TABLE OF CONTENTS

Page
Prospectus Summary	1
Risk Factors	9
Cautionary Note Regarding Forward-Looking Statements	20
Determination of Offering Price and Use of Proceeds	23
Market Price for Common Stock and Related Stockholder Matters	24
Dividend Policy	26
Capitalization	27
Selected Financial Data	28
Management’s Discussion and Analysis of Financial Condition and Plan of Operations	31
Business	38
Legal Proceedings	50
Settlement Agreement	51
Management	55
Description of Capital Stock	63
Voting Securities and Principal Stockholders	68
Certain Relationships and Related Transactions	69
Selling Stockholder and Plan of Distribution	71
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	74
Experts	75
Legal Matters	75
Where You Can Find More Information	74
Index to Financial Statements	F-1

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PROSPECTUS SUMMARY

This summary highlights certain information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully and pay special attention to the “Risk Factors” section of this prospectus.

Introduction

Our history We were incorporated in Delaware in January 1997 as Tamboril Cigar Company. We operated a wholesale cigar business until December 1998 and were inactive from January 1999 until December 2003. We changed our name to Axion Power International, Inc. in June 2004.

Axion Power Corporation, which we refer to in this prospectus as “APC,” is a Canadian Federal corporation that was incorporated in September 2003 for the purpose of developing and commercializing a technology for the production of lead-acid-carbon energy storage devices that we refer to as “e3 Supercells.” The original developer of the e3 Supercell technology was an Ontario corporation named C and T Co., Inc., which we refer to in this prospectus as “C&T.”

In December 2003, we entered into a multi-party business combination that was structured as a reverse takeover of APC coupled with a purchase of the e3 Supercell technology from C&T. In preparation for the business combination, our former principal stockholders surrendered enough stock to reduce our pre-closing capitalization to 1,875,000 shares. In connection with the business combination:

•	We issued 233,400 warrants to our former principal stockholders in satisfaction of related-party debt;

•	We issued 10,739,500 shares and 842,000 warrants for the outstanding securities of APC;

•	C&T purchased 1,250,000 shares from our former principal stockholders;

•	We purchased all of C&T’s interest in the e3 Supercell technology for 1,592,600 warrants; and

•	C&T retained $1,794,000 in future payments that were due under its agreement with APC.

Of the 10,739,500 shares we issued for APC, 7,327,500 shares, or approximately 58% of our post-transaction capitalization, were contributed to the Mega-C Trust, a special purpose trust that we established for the benefit of the creditors and shareholders of Mega-C Power Corporation. The remaining 3,412,000 shares were distributed among APC’s shareholders. After the closing, APC’s shareholders, C&T’s shareholders and the Mega-C Trust owned 95% of our stock. For reporting purposes, the business combination was accounted for as a reverse takeover.

Unless we tell you otherwise, references to:

•	“Bankruptcy Court” mean the U.S. Bankruptcy Court for the District of Nevada, Reno Division;

•	“Chapter 11 Trustee” mean William M. Noall, the Chapter 11 Trustee for Mega-C Power Corporation;

•	“Mega-C” means Mega-C Power Corporation, a prior licensee of limited rights to our technology that has been a debtor under Chapter 11 of the Bankruptcy Code since April 2004;

•	“settlement agreement” mean the settlement agreement between our company, the Chapter 11 Trustee, Mega-C, the Mega-C Trust and others, as approved by the Bankruptcy Court on February 1, 2006;

•	Tamboril and APC refer individually to our company and our subsidiary prior to the business combination, unless the context requires otherwise: and

•	“we,” “our,” “us” and “the company” refer collectively to our company and our consolidated subsidiaries after the business combination.

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Unless we tell you otherwise, the information in this prospectus assumes:

•	Closing of pending agreements for the sale of 1,421,000 shares for $2,932,700 in net proceeds;

•	Effectiveness of Mega-C’s plan of reorganization and the cancellation of 1,500,000 shares of common stock that the Mega-C Trust will return to us pursuant to the settlement agreement; and

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An aggregate of 21,728,356 shares of common stock outstanding, which we refer to in this prospectus as the “fully-diluted” number of shares of common stock, and which represents the sum of the following:

•	17,217,298 shares of common stock that will be outstanding after the closing of pending stock sales and the cancellation of 1,500,000 shares that the Mega-C Trust will return to us;

•	800,123 shares of common stock that are issuable upon the conversion of our senior preferred stock after giving pro forma effect to accrued dividends through December 31, 2005; and

•	3,710,935 shares of common stock that are issuable at an average price of $2.98 per share upon exercise of warrants and options that are presently or will become exercisable within 60 days.

Our principal executive offices are located at 100 Caster Avenue, Woodbridge, Ontario L4L 5Y9 Canada. Our telephone number is (905) 264-1991.

Our industry The rechargeable battery industry makes devices that produce electric current as a result of reversible chemical reactions. Rechargeable batteries are usually categorized in terms of their intended use for portable, stationary or motive applications; and described in terms of four key operating characteristics:

•	Cycle life, which refers to the number of times a battery can be charged and discharged before it reaches the point where it cannot be recharged to at least 80% of its original rated capacity;

•	Energy, which refers to the total amount of stored charge a battery can deliver under normal operating conditions and is expressed in terms of watt-hours (Wh) or kilowatt-hours (kWh);

•	Power, which refers to the maximum amount of stored charge a battery can deliver per second and is expressed in terms of watts (W) or kilowatts (kW); and

•	Recharge rate, which is a measure of the time required for a charging system to restore a depleted battery to a fully charged state.

The global market for rechargeable batteries is estimated at approximately $37 billion per year and is dominated by four core technologies:

•	Lead-acid, which accounts for approximately $30 billion in annual sales and is used for automotive starting, lighting and ignition systems, and a variety of motive and stationary power applications;

•	Lithium ion, which accounts for approximately $5 billion in annual sales and is used primarily for portable electronic devices;

•	Nickel cadmium, which accounts for approximately $1 billion in annual sales and is used primarily for portable power tools and electronic devices; and

•	Nickel metal hydride, which accounts for approximately $1 billion in annual sales and is used primarily for portable power tools, electronic devices and hybrid electric vehicles.

Lead-acid is the oldest and cheapest rechargeable battery technology in existence. If you dissect a 12-volt lead-acid battery, you will find that the battery consists of six separate cells and each cell contains two types of lead-based electrodes. The positive electrodes are usually lead alloy grids that are filled with lead dioxide paste. The negative electrodes are usually lead alloy grids that are filled with sponge lead paste. Within each cell, alternating positive and negative electrodes are sandwiched together with non-conductive separators that keep the electrodes from touching each other and stacked vertically in the cell. The cell is then filled with a sulfuric acid electrolyte, sealed, vented and connected in series to the other cells.

When the battery is discharged, both sets of electrodes react with the electrolyte and electricity is released. When the battery is recharged, the chemical reactions are reversed. These reversible chemical reactions are what make lead-acid batteries work, and ultimately what makes them fail. The principal causes of battery failure are:

•	Sulfation, where lead sulfate crystals build up on the negative electrodes and impede chemical reactions;

•	Grid corrosion, where the electrolyte dissolves part of the electrode grids;

•	Mass shedding, where the lead pastes fall off the electrode grids and become inactive; and

•	Electrolyte loss from gasses produced during charging.

Sulfation, mass shedding, grid corrosion and electrolyte loss are unavoidable. Battery manufacturers have developed many methods to slow the rates of sulfation, mass shedding, grid corrosion and electrolyte loss, but they cannot be eliminated. In most cases, capacity loss is limited for the first couple hundred cycles and then begins to drop off linearly. Ultimately, after a predictable number of cycles, the only alternative is to replace the battery.

Our business

We have developed and are preparing to introduce a new class of rechargeable battery technology that is part lead-acid battery and part supercapacitor. We call these devices “e3 Supercells.” Like a lead-acid battery, an e3 Supercell battery consists of a series of cells. Within the individual cells, however, our construction is different. Instead of using alloy grids filled with sponge lead paste for the negative electrodes, e3 Supercells use five-layer electrode assemblies that consist of a carbon electrode, a corrosion barrier, a current collector, a second corrosion barrier and a second carbon electrode. These negative electrode assemblies are then sandwiched together with standard positive electrodes and separators and stacked vertically in each cell, which are in turn filled with electrolyte, sealed and connected in series to the other cells.

When an e3 Supercell is discharged the positive electrode reacts with the electrolyte and electricity is released. In addition, an electrostatic charge that has accumulated on the surface of the carbon electrodes is released. When an e3 Supercell is recharged the chemical changes are reversed and an electrostatic charge once again accumulates on the surface of the carbon electrodes.

Our e3 Supercell batteries sacrifice energy density for higher power output and faster recharge rates. While e3 Supercell batteries do not offer as much raw energy storage capacity as conventional lead-acid batteries, the unique construction of e3 Supercells reduces sulfation, grid corrosion and electrolyte loss. The end result is a robust, maintenance free, battery-supercapacitor hybrid that, depending on the energy, power and cycling requirements of a particular application, will use from 30% to 70% less lead and offer several performance advantages, including:

•	Significantly longer cycle life;

•	Significantly higher power; and

•	Significantly faster recharge rates;

We have been testing laboratory prototype e3 Supercell batteries since April 2004. Our test protocol requires a complete charge-discharge cycle every 7 hours to a 90% depth of discharge. During testing, our best performing laboratory prototype e3 Supercell batteries withstood 1,600 cycles before failure. In comparison, lead-acid batteries designed for deep discharge applications can only withstand 300 to 500 cycles under similar conditions. We believe e3 Supercell batteries offer a desirable balance between energy and power and our e3 Supercell technology represents the first major advance in lead-acid batteries in 30 years.

Since inception, our primary focus has been research and development. We are now preparing to manufacture small batches of commercial prototype e3 Supercell batteries for sale to third parties in connection with a series of planned demonstration projects that are scheduled to begin in the third quarter of 2006. Our processes, designs and manufacturing techniques are not optimized and we believe additional research and development will be required to reduce costs and improve performance. As we make the transition from laboratory research to commercial prototype manufacturing we will need to:

•	Refine our planned fabrication methods for laminated carbon electrode assemblies;

•	Demonstrate the feasibility of manufacturing e3 Supercells using standard techniques and equipment;

•	Demonstrate and document the performance of e3 Supercell batteries in key applications; and

•	Respond appropriately to anticipated and unanticipated technical and manufacturing challenges.

Our facilities expansion

Since inception, we have focused on fabricating and testing a series of laboratory prototypes that range from simple three electrode cells to complex multi-cell batteries that contain up to 10 electrodes in each cell. These research and development activities were all conducted at our facility in Woodbridge, Ontario. We are presently establishing facilities to manufacture small batches of commercial prototype e3 Supercell batteries that will be sold to third parties who have signed non-binding letters of intent to participate in demonstration projects with us. Our current facilities expansions include:

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Battery manufacturing. We recently purchased the battery fabrication equipment, parts inventories and trademarks of a small lead-acid battery manufacturer that ceased operations in the summer of 2005. We also leased the 62,700 square foot manufacturing plant where the fabrication equipment is installed. We are currently refurbishing the fabrication equipment and preparing the plant for production. We plan to begin production of lead-acid batteries for racecars and vintage automobiles within 30 days and realize our first revenue from product sales in the current quarter. In the second quarter of 2006, we expect to begin production of commercial prototype e3 Supercell batteries for our demonstration projects..

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Electrode fabrication. We have ordered certain production equipment for a planned electrode fabrication facility, but have not yet reached a final decision respecting the location of the facility. We are negotiating a proposed $500,000 economic development grant from the State of New York that will, if successfully negotiated, be used to underwrite the cost of equipment for our planned facility. If ongoing negotiations are concluded in a timely manner, our electrode fabrication facility should be operational by April 2006. Our current plans contemplate a facility that will have the initial capacity to fabricate electrode assemblies for 6,000 e3 Supercell batteries per year, and can be expanded to fabricate electrode assemblies for 160,000 e3 Supercell batteries per year with the purchase of additional equipment.

We plan to manufacture commercial prototype e3 Supercell batteries in sufficient quantities to permit a detailed analysis of each proposed product’s commercial potential and believe our manufacturing facilities will be sufficient for that purpose. Our manufacturing facilities will not, however, be adequate for the full-scale production of commercial e3 Supercell batteries for any of our principal target markets. Therefore, if our demonstration projects are successful and we decide to begin full-scale commercial production of a particular product or product line, we will need to either enter into a manufacturing relationship with an established battery manufacturer that wants to produce a co-branded e3 Supercell product or establish additional company-owned manufacturing facilities.

Our commercialization strategy

The battery industry is mature, capital intensive, highly competitive and averse to product performance risks associated with radical departures from established technology. Therefore, we do not believe we will be able to make a credible market entry until we have demonstrated and documented the advantages of e3 Supercell batteries in demonstration projects with a variety of end users. Our business plan contemplates two discrete phases. During the demonstration phase, we will produce small quantities of commercial prototype e3 Supercell batteries in our own manufacturing facilities. These commercial prototype e3 Supercell batteries will serve as the foundation for a series of demonstration projects with end users. If our demonstration projects are successful and end user testing proves the advantages of our e3 Supercell technology, we can proceed to the commercialization phase.

Demonstration phase We have identified four broad market segments where we believe our e3 Supercell technology can be competitive in its current stage of development. These segments are (a) energy storage systems for wind and solar power, which accounts for $400 million per year in global sales, (b) batteries for power quality systems, which accounts for $500 million per year in global sales, (c) batteries for DC power systems, which accounts for $600 million per year in global sales and (d) batteries for motive applications including industrial equipment, fork lifts, wheelchairs, golf carts and hybrid electric vehicles, which accounts for $2 billion per year in global sales.

We intend to begin manufacturing limited quantities of pre-commercial e3 Supercell battery prototypes in the second quarter of 2006. The principal purpose of the pre-commercial prototypes will be to refine our manufacturing techniques and make early stage production devices available to potential demonstration project partners who want to conduct preliminary product testing before committing to formal demonstration projects in diverse fields including hybrid electric vehicles, fuel cell technology, motive health care equipment and a variety of stationary applications. While our initial manufacturing activities are not expected to generate substantial revenue, we believe they will significantly expand the pool of potential demonstration project partners and raise the profile of our planned e3 Supercell products among potential users. Beginning in the third quarter of 2006, we plan to begin a more formal series of planned demonstration projects for our initial target markets as follows:

Third quarter 2006	Batteries for wind and solar power generating facilities

Fourth quarter 2006	Batteries for power quality systems

First quarter 2007	Batteries for motive applications

Second quarter 2007	Batteries for DC power systems

Our first demonstration projects will focus on wind and solar power generating facilities because the needs of alternative energy producers are a good fit with the demonstrated performance characteristics of our laboratory prototypes. We have begun shipping laboratory prototypes to our development collaborators who are using those laboratory prototypes to design the power electronics and control systems necessary for our planned demonstration projects. Our path in the alternative energy sector includes the following steps:

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Prototype manufacturing. We are finalizing design work and manufacturing plans for the commercial prototype e3 Supercell batteries that will be used in alternative energy demonstration projects. We intend to purchase raw materials and components from established manufacturers and then fabricate electrode assemblies and assemble the commercial prototype e3 Supercell batteries in company-owned facilities.

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Demonstration projects. We have entered into non-binding letters of intent for a series of demonstration projects with distributors of wind and solar energy equipment. These projects will typically include hundreds of interconnected e3 Supercell batteries and result in revenue of $50,000 to $75,000 per project.

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Commercial production. When we have developed sufficient data to support a decision to commence full scale production of a product or product line, we plan to pursue strategic relationships with one or more battery manufacturers that are willing to purchase electrode assemblies from us and use those electrode assemblies to manufacture co-branded commercial e3 Supercell batteries.

We intend to follow a similar path for each of our identified market segments and believe a comparable path will be required for any additional market segments we identify in the future. There is no assurance that our current non-binding letters of intent with alternative energy producers will result in purchase contracts; that we will be able to produce commercial prototype e3 Supercell batteries in a timely manner; or that the cost of demonstration projects will not exceed current estimates. Moreover, there is no assurance that the performance advantages we have seen in the laboratory will be demonstrated and documented under real-world operating conditions. Accordingly, there is no assurance that our planned demonstration projects will be successful or that we will be able to commercialize e3 Supercell batteries for a particular market segment.

Our planned demonstration projects are not expected to generate sufficient gross profit to offset our expected operating costs. If we enter into a commercialization relationship for a specific product or product line, we believe our margins will improve. However there is no assurance that the commercialization of one or more products will generate sufficient revenue to offset our anticipated operating expenses and yield a profit.

Commercialization phase During the commercialization phase, we plan to implement a platform technology business model where we will manufacture the laminated electrode assemblies that are unique to e3 Supercells, and then sell those assemblies to established battery manufacturers who want to produce an e3 Supercell product. We believe a platform technology business model can reduce our time to market, allow us to rely on the established competences of existing manufacturers and forge a strong brand identity for e3 Supercell batteries, while allowing us to focus on a narrow range of activities that will minimize our investment and maximize our profitability.

We have no contracts with established battery manufacturers that have agreed to manufacture and distribute a co-branded e3 Supercell product. We will not be in a position to negotiate suitable manufacturing relationships until we complete our planned demonstration projects. Even if our demonstration projects are successful, we may be unable to negotiate manufacturing relationships on terms acceptable to us. If we ultimately decide to manufacture and distribute a line of commercial battery products ourselves, rather than sell laminated electrode assemblies to established battery manufacturers, our time to market and our anticipated capital costs will increase dramatically.

The Mega-C Trust

Mega-C was a prior licensee of limited rights to our e3 Supercell technology. In February 2003, the Ontario Securities Commission opened an inquiry into Mega-C’s stock sales that terminated Mega-C’s ability to finance its operations. APC was organized in September 2003 for the purpose of licensing the e3 Supercell technology from C&T and continuing research and development work on the technology. We acquired APC in December 2003 and then purchased the e3 Supercell technology from C&T. In connection with the business combination, we established the Mega-C Trust for the purpose of preserving the potential equitable rights of Mega-C’s creditors and shareholders while insulating our company from the litigation risks associated with the activities of Mega-C and its promoters. The assets of the Mega-C Trust include 7,827,500 shares of our common stock.

Since February 2004, we have been involved in litigation with promoters of Mega-C who are asserting a variety of claims arising from APC’s alleged interference in Mega-C’s affairs and our purchase of the e3 Supercell technology. We filed an involuntary bankruptcy petition against Mega-C in April 2004. Since July 2005, we have been involved in litigation with the Chapter 11 Trustee that focuses primarily on our rights to the e3 Supercell technology and whether the stock in the Mega-C Trust is property of the bankruptcy estate. On December 12, 2005, we entered into a settlement agreement with the Chapter 11 Trustee, the Mega-C Trust and others that will resolve all disputes with Mega-C, including our ownership of the e3 Supercell technology. Since the terms of the settlement agreement fall within the range of outcomes contemplated by the Mega-C Trust and our original structure, implementation of the settlement agreement will not dilute the interests of our other stockholders.

While the Bankruptcy Court has approved the settlement agreement, it remains contingent on and subject to approval of a disclosure statement and plan of reorganization for Mega-C and the implementation of the plan on its effective date. If any one of these events does not occur, the releases provided by the settlement will not become effective and we may be required to litigate the claims we hope to compromise. Moreover, it is not certain that the settlement agreement will resolve all of the claims asserted by Mega-C’s promoters. Protracted litigation could have a material adverse impact on our financial condition and the value of our stock.

Our principal challenges

To take our e3 Supercell technology from the laboratory bench to the factory floor, we will need to overcome the following challenges, in addition to the specific risks discussed in the “Risk Factors” section of this prospectus:

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We need substantial additional financing. We need substantial financing to conduct additional research and development, complete our facilities expansion, pay the costs associated with demonstration projects and pay the cost of developing relationships with suppliers, customers and end users. There is no assurance that adequate financing will be available on terms acceptable to us, or at all.

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We need to demonstrate our e3 Supercell technology in real world conditions. Until we demonstrate and document the value of our commercial prototype e3 Supercell batteries in a series of carefully monitored demonstration projects with end-users, established manufacturers will be unlikely to assume the product performance risks associated with our new e3 Supercell technology. Therefore, the successful completion of our planned demonstration projects is an essential step in our commercialization path.

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We need to establish supply channels. During the research and development stage, we used hand-made components fabricated from readily available raw materials. As we enter the demonstration stage, we need to establish reliable supply channels for a variety of raw materials and components. We are currently negotiating supply agreements for mission critical raw materials and components, but there can be no assurances that we will be able to obtain long-term contracts on terms acceptable to us.

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We need to complete our facilities expansion and develop industry relationships. We have purchased battery fabrication equipment and leased the physical plant of a small lead-acid battery company that closed in June 2005. We believe our battery manufacturing plant will have sufficient capacity to satisfy our manufacturing needs for an indefinite period of time. We have also ordered equipment for a planned electrode fabrication facility and believe it will have sufficient capacity to satisfy our anticipated needs for 18 to 24 months. Before we can begin mass production of commercial e3 Supercell batteries for one or more target markets, we will need to either establish working relationships with existing battery manufacturers or establish additional company-owned manufacturing facilities.

•
We need to establish distribution capabilities. We have never sold any products and we do not have any established distribution capabilities. We believe our platform technology business model will allow us to leverage the established distribution competences of our future customers, but if we are unable to enter into suitable co-branding relationships, we may be required to establish our own distribution capabilities.

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The settlement agreement depends on this offering. The settlement agreement requires us to work with the Chapter 11 trustee to develop a reorganization plan for Mega-C that will ultimately govern the sale or distribution of 4.7 million shares of our stock. Mega-C will use the cash proceeds from the sale of up to 1,000,000 shares of our stock to pay the costs of its Chapter 11 proceeding and certain administrative expenses, priority claims and unclassified and allowed unsecured creditor claims that must be paid promptly after plan confirmation. If the shares are not sold, Mega-C many not have sufficient resources to obtain a plan confirmation order. If a plan is not confirmed or if Mega-C does not have the cash for the plan to become effective, the settlement agreement will terminate and we will not receive the benefits of the settlement agreement.

This offering

This prospectus relates to the sale, transfer or other disposition of 1,627,500 shares of our common stock by the Mega-C Trust. Under the terms of the settlement agreement, which was approved by the Bankruptcy Court on February 1, 2006, the Mega-C Trust will, over a period of 90 to 120 days from the date of this prospectus:

•	Sell up to 1,000,000 shares to provide cash to pay the administrative and priority expenses of Mega-C’s Chapter 11 case and allowed creditor claims; and

•	Sell, transfer or distribute up to 627,500 shares to pay the accumulated and anticipated fees and costs of the Mega-C Trust through the effective date of Mega-C’s Chapter 11 plan of reorganization.

The selling stockholder may sell the shares in market transactions; directly to one or more purchasers in privately negotiated transactions; in a block trade where a broker-dealer will attempt to sell a block of securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; through broker-

dealers, which may act as agents or principals; through agents; or in any combination of the above or by any other legally available means. The selling stockholder may also distribute shares to its trustee, employees, attorneys, agents and creditors in satisfaction of certain liabilities. Since open market demand for our stock is limited and the market price of our stock is highly volatile, we believe the bulk of the shares described in this prospectus will be sold or disposed of in block sale transactions at negotiated prices.

The selling stockholder will receive all of the proceeds from the sale of our shares. We will pay the expenses of registering the securities described in this prospectus and the selling stockholder will pay all selling expenses.

The settlement agreement generally provides that 4,700,000 shares held by the Mega-C Trust will be used to effectuate Mega-C’s plan of reorganization. We have previously registered those shares under the Securities Act. Since a plan of reorganization has not yet been filed or confirmed, we cannot tell you what the plan will provide respecting the sale or other disposition of the 4,700,000 shares. We believe, however, that the bulk of those shares will be distributed to Mega-C’s shareholders in satisfaction of their allowed claims and interests. If and when the Bankruptcy Court approves a plan of reorganization for Mega-C, we will amend our registration statement and prospectus to describe the contemplated disposition of the 4,700,000 shares under Mega-C’s plan of reorganization.

The following table provides summary information on our capital structure at the date of this prospectus, and as adjusted to give effect to the settlement agreement; the conversion of our preferred stock; and the exercise of options and warrants that are presently or will become exercisable within 60 days.

	Number of	Common Stock
	Securities	Equivalence
Common stock outstanding		18,717,298
Preferred stock outstanding	125,000	800,123
Warrants outstanding	2,663,800	2,663,800
Stock options outstanding	1,047,135	1,047,135

Shares to be surrendered for cancellation		(1,500,000)

Fully-diluted number of common shares		21,728,356

The substantial bulk of our issued and outstanding common shares and the common shares issuable upon the conversion of preferred stock and the exercise of warrants and options are either registered for resale under the Securities Act or eligible for resale under Rule 144.

RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider all of the information in this prospectus before making an investment decision. The following are among the risks we face related to our business, assets and operations. They are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also arise. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. You should not purchase our shares unless you can afford to lose your entire investment.

Risks related to our business

We are an early stage company and our business and prospects are extremely difficult to evaluate.

APC was organized in September 2003 and we were inactive until December 2003 when we entered into a multi-party business combination that was structured as a reverse takeover of APC coupled with a purchase of the e3 Supercell technology from C&T. We do not have a substantial or stable operating history that you can rely on in connection with your evaluation of our company. Our business and prospects must be carefully considered in light of the history of our e3 Supercell technology, the origins of our company and the many business risks, uncertainties and difficulties that are typically encountered by development stage companies that have no revenues and are making the transition from research and development to manufacturing. Some of the principal risks and difficulties we expect to encounter include our ability to:

•	Resolve litigation that has impeded our growth and diverted our resources over the last two years, either through settlement or otherwise;

•	Raise capital to finance the growth of our business and our expected losses until we can generate a profit;

•	Improve the performance of our e3 Supercell technology and our proposed products;

•
Complete our facilities expansion and establish supply relationships for parts and materials that will be used in the production of commercial prototype e3 Supercell batteries for use in demonstration projects;

•	Develop cost effective processing methods for our raw materials, fabrication methods for our electrode assemblies and manufacturing techniques for commercial prototype e3 Supercell batteries;

•	Negotiate demonstration projects in each of our principal market segments and produce commercial prototype e3 Supercell batteries in sufficient quantities to support those demonstration projects;

•	If our demonstration projects are successful and we decide to commercialize specific product, establish relationships or facilities for the manufacturing, distribution and service of those products;

•	Maintain effective control over the inherently unpredictable costs of our research, product development, product testing and manufacturing activities;

•	Adapt to competitive developments and changing market conditions and successfully execute our rapidly evolving and inherently unpredictable business plan;

•	Implement and improve operational, financial and management control systems and processes;

•	License complementary technologies and defend our intellectual property against potential claims;

•	Attract, retain and motivate qualified personnel; and

•	Manage each of the other risks identified in this prospectus.

Because of our brief operating history and our early stage of development, we have limited insight into trends and conditions that may exist or might emerge and adversely affect our business. There is no assurance that our business strategy will be successful or that we will successfully address the risks identified in this prospectus.

The settlement agreement is dependent on this offering, subject to the confirmation and effectiveness of Mega-C’s plan of reorganization and may not resolve all pending litigation.

We have entered into a settlement agreement to resolve all pending and potential claims that Mega-C or the Chapter 11 Trustee could assert against us, including the derivative claims of Mega-C’s shareholders. The settlement agreement requires us to work with the Chapter 11 trustee to develop a reorganization plan for Mega-C that will ultimately govern the sale or distribution of 4,700,000 shares of our stock; and is subject to approval of the jointly prepared disclosure statement, confirmation of jointly prepared plan of reorganization and effectiveness of the plan. Mega-C will not have sufficient financial resources to obtain a plan confirmation order unless the substantial bulk of the 1,000,000 shares that will be used to pay the administrative expenses of Mega-C’s Chapter 11 case, priority claims and unclassified and allowed unsecured creditor claims are sold. The settlement may not resolve certain lawsuits that were filed by Mega-C’s promoters who have claimed that APC’s involvement in Mega-C’s affairs and our purchase of the e3 Supercell technology damaged their interests. If the shares offered by this prospectus are sold, we believe confirmation and implementation of Mega-C’s plan of reorganization is likely. We also believe the collateral claims of Mega-C’s promoters are without merit. Nevertheless, we cannot give you any assurance that all conditions for the settlement agreement to become fully effective will occur or that Mega-C’s promoters will not ultimately prevail with respect to their collateral claims against us. The cost of future litigation could have a material adverse impact on our financial condition and the value of our stock.

Our quarterly revenues, expenses and operating results are inherently difficult to predict and if we do not meet investor expectations, our stock price will likely decline.

We had no revenues during our first 28 months of operations. While we expect to sell lead-acid batteries and recognize revenue in the first quarter of 2006, our future revenues, expenses and operating results are difficult to predict and likely to fluctuate significantly from quarter to quarter. The amount and timing of future revenues are inherently uncertain will be directly affected by a variety of factors, including:

•	The availability, terms and timing of an expected economic development grant from New York State;

•	The time required to install equipment, hire essential personnel and begin operations at our electrode fabrication facility;

•	The time required to refurbish equipment, hire essential personnel and begin operations at our battery manufacturing plant;

•	Initial demand for our specialty lead-acid batteries and our ability to increase demand for those products;

•	The number, value and timing of our planned demonstration projects, our ability to negotiate additional demonstration projects and the relative success of those projects;

•	Our ability to negotiate manufacturing relationships or establish additional company-owned manufacturing facilities for any commercial e3 Supercell batteries we decide to introduce;

•	The availability, amount, nature and timing of governmental energy technology development subsidies, grants or other incentives; and

•	The relative profitability to us of any commercial e3 Supercell batteries we decide to introduce.

Similarly, the amount and timing of future expenses are inherently uncertain and will be directly affected by a variety of factors, including:

•	The cost of legal services that we will require in connection with Mega-C’s Chapter 11 case;

•	The cost of maintaining a research and development staff to support our product development efforts;

•	The cost of installing and refurbishing equipment, hiring essential personnel and commencing operations at our electrode fabrication and battery manufacturing facilities;

•	The cost of manufacturing and distributing specialty lead acid batteries;

•	The cost of negotiating demonstration projects, manufacturing commercial prototype e3 Supercell batteries, monitoring demonstration project performance and responding to unanticipated problems;

•	The cost of refining our product designs, developing new designs, developing new manufacturing processes and responding to foreseen technical issues;

•	Our ability to develop, manufacture and sell commercial e3 Supercell batteries, or enter into manufacturing relationships with other battery companies that want to sell an e3 Supercell product; and

•	Our ability to establish and maintain relationships with suppliers, manufacturing partners and end users;

The bulk of our planned operating expenses will be fixed over the short term. If revenue does not increase at the rates we presently anticipate, we will be unable to proportionately reduce our operating expenses, which would harm our operating results. If we fail to meet or exceed investor expectations, our stock price could decline and the declines could be dramatic.

We have incurred net losses since inception and we may not be able to generate sufficient revenue in the future to achieve or sustain profitability.

We have incurred net losses since inception and at September 20, 3005, we had an accumulated deficit of ($7,650,956). Our estimated loss for the fourth quarter of 2005 was approximately ($1,200,000) before accounting for a presently indeterminate amount of non-cash expense associated with the settlement agreement. To achieve profitability we will need to generate and sustain substantial revenue while maintaining reasonable cost and expense levels. We do not know if our revenue will grow, or if so whether it will grow sufficiently to outpace our expenses, which we expect to increase as we expand our manufacturing capacity. We may not be able to achieve or increase profitability on a quarterly or an annual basis. If we do not achieve or sustain profitability or otherwise meet the expectations of securities analysts or investors, the market price of our common stock will likely decline.

We do not believe revenue from demonstration projects will generate sufficient gross profit to offset all of our operating costs and result in a reported net profit.

We have entered into non-binding letters of intent for a series of demonstration projects with distributors of wind and solar energy equipment. We are currently engaged in preliminary discussions with manufacturers of UPS and DC Power systems and heavy use motive equipment. We anticipate revenue of $50,000 to $75,000 for each of our planned alternative energy demonstration projects, but cannot presently estimate our potential revenues from demonstration projects involving manufacturers of UPS, DC Power and heavy use motive equipment. We believe our revenues from demonstration projects will be sufficient to offset the direct production costs of the necessary prototype batteries and make a modest contribution to overhead. However we do not believe revenue from demonstration projects will generate sufficient gross profit to offset all of our operating costs and result in a reported net profit. Even if our demonstration projects are successful, we expect a delay of 12 to 18 months between the installation of our first demonstration projects and the receipt of our first revenue from the sale of commercial e3 Supercell batteries. Since we cannot predict the outcome of demonstration projects with certainty, we cannot give you any assurance that we will ever generate revenue from the sale of commercial e3 Supercell products, or that our future revenues will be sufficient to offset our future operating costs.

Our business will not succeed if we are not able to raise substantial additional capital.

We had $69,941 in current assets and $320,973 in current liabilities at September 30, 2005, leaving a net working capital deficit of ($251,032). After giving pro forma effect to:

•	The payment of $1.2 million in estimated fourth quarter operating costs;

•	The receipt of $1,566,800 in net proceeds from recent stock sales;

•	The receipt of $1,000,000 net proceeds from a secured one-year promissory note;

•	The purchase of equipment and inventories for our battery manufacturing plant; and

•	The anticipated receipt of $2,932,700 in net proceeds from pending stock sales;

we expect to have approximately $3.2 million in working capital. Our available cash resources will not be sufficient to support our anticipated cash expenditures beyond September 2006 unless we receive additional capital. We intend to pursue financing as opportunities arise and are presently seeking capital. We believe we will need at least $10 million in additional capital over the next 12 months; however, long-term capital requirements are difficult to plan for companies that are developing new products. We cannot assure you that our pending stock sale transactions will close on a timely basis or that adequate capital will be available to us on favorable terms, or at all. If we are unable to obtain additional capital when needed, our research, development, manufacturing and testing activities will be materially and adversely affected and we may be unable to take advantage of future opportunities or respond to competitive pressures. Any inability to raise capital when we require it would seriously harm our business.

We owe $1,000,000 to a director on a one-year note that is secured by all of our property .

In connection with our purchase of the equipment and inventories for our battery manufacturing facility, we borrowed $1,000,000 from Robert Averill, a director and principal stockholder of our company. This debt is evidenced by a promissory note that bears interest at the rate of ten percent per annum, payable monthly, and is due on the first banking day of February 2007. The note is secured by a purchase money security interest in the assets of our wholly owned subsidiary Axion Battery Products, Inc., and is further secured by a security interest in all of our tangible and intangible assets, including the e3 Supercell patents.

We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.

Our business is dependent upon the knowledge and experience of our executives, key scientists and engineers. Given the competitive nature of our industry, the risk that one or more of our executives, key scientists or engineers will resign their positions is high and could have a disruptive impact on our operations. If any of our executives, key scientists or engineers is unable or unwilling to continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted. All our employees have written contracts that protect our proprietary information and prevent certain competitive activities after termination. But if any of our executives, key scientists or engineers joins a competitor or forms a competing company, we could lose important know-how and experience and incur substantial expense to recruit and train suitable replacements. We do not maintain key-man insurance for any of our executives, key scientists or engineers.

Our directors and officers will have significant influence over the outcome of any stockholder vote.

After giving pro forma effect to the surrender of 1,500,000 shares by the Mega-C Trust as required by the settlement agreement, we have 17,217,298 shares of common stock and 125,000 shares of senior preferred stock outstanding on the date of this prospectus. Our directors and officers own 3,669,676 shares of common stock, together with 67,633 shares of senior preferred stock that represent the voting equivalent of 386,574 common shares. They also own warrants and options to purchase 2,104,085 shares of common stock. Acting collectively, they will have substantial influence over the outcome of any stockholder vote and the only effective counterbalance will be the 4,700,000 shares held by the Mega-C Trust.

Being a public company has increased our administrative costs.

As a public company, we incur significant legal, accounting and other expenses that would not be incurred by a comparable private company. SEC rules and regulations have made some activities more time consuming and expensive and required us to implement corporate governance and internal control procedures that are not typical for development stage companies. We also incur a variety of internal and external costs associated with the preparation, filing and distribution of the periodic public reports and proxy statements required by the Exchange Act. During each of the years ended December 31, 2005 and 2004, we spent approximately $280,000 for the legal fees, accounting fees and other costs associated with Exchange Act compliance. We expect SEC rules and regulations to make it more difficult and expensive for us to attract and retain qualified directors and executive officers.

Our certificate of incorporation and by-laws provide for indemnification and exculpation of our officers and directors.

Our Certificate of Incorporation provides for indemnification our officers, directors and employees to the fullest extent permitted by Delaware law. It also provides exculpation of our directors for monetary damages arising from breach of their fiduciary duties in cases that do not involve fraud or willful misconduct. We have recently obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities. We have been advised that the SEC believes that indemnification for liabilities arising under the securities laws is against public policy as expressed in the securities laws and is therefore unenforceable.

The growth we seek is rare and inherently problematic.

The realization of our business objectives will require substantial future growth. Growth of this magnitude is rare and inherently problematic. Unless we are able to efficiently produce commercial prototype e3 Supercell batteries, successfully complete our planned demonstration projects, arrange for the manufacture and distribution of commercial e3 Supercell batteries and grow our business, we will not be successful. We expect that rapid growth and our complex business strategy will place a significant strain on our managerial, operational and financial resources. We must manage our growth, if any, through appropriate systems and controls. We must also establish, train and manage a much larger work force. If we do not manage the growth of our business effectively, our potential could be materially and adversely affected.

Risks related to our e3 Supercell technology

Our e3 Supercell batteries are not a superior solution for all applications that currently rely on lead-acid battery technology.

Our e3 Supercell batteries sacrifice energy density for higher power output and faster recharge rates. While there are many similarities between our e3 Supercell technology and conventional lead-acid technology, e3 Supercell batteries are not expected to be a superior solution for all applications that currently rely on lead-acid battery technology. In applications where total energy storage capacity is a mission critical operating parameter, multiple e3 Supercell batteries may be required to perform functions that could be performed by a single lead acid battery. Conversely, in applications where total power output and rapid recharge rates are mission critical operating parameters, a single e3 Supercell battery may be able to perform functions that would otherwise require multiple lead acid batteries. Therefore e3 Supercell batteries are not and should not be viewed as a fungible replacement for conventional lead acid batteries.

We use lead as a primary raw material; compliance with environmental regulations can be expensive; and noncompliance with those regulations may result in potentially significant monetary damages and fines.

Lead is a toxic material that is a primary raw material in our e3 Supercell batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We will be required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or forced to suspend certain operations.

We have never manufactured laminated electrode assemblies and may be unable to develop a cost effective alternative to conventional lead electrodes.

The carbon electrodes we use in e3 Supercell batteries are more complex and expensive than the simple lead-based electrodes used in conventional lead-acid batteries. During the research and development stage we used hand-made components that were then integrated into our laboratory prototypes. In connection with the transition from laboratory research to manufacturing, we will use mechanized fabrication methods that laminate carbon electrodes, corrosion barriers and a current collector into an integrated assembly. We believe laminated electrode assemblies will offer better performance than hand-made components, but we have never manufactured commercial quantities of laminated electrode assemblies. Therefore, we cannot be certain that the expected performance gains will materialize; that we will be able manufacture commercial quantities of electrode assemblies that have suitable performance characteristics; or that we will be able to manufacture electrode assemblies at a cost that is reasonably competitive with conventional lead electrodes. If we cannot consistently manufacture quality laminated electrode assemblies at a competitive cost we may be unable to develop a competitive product.

There is no assurance that the carbon processing methods we use in the laboratory can be scaled up to commercial quantities, or that our suppliers will be willing or able to sell us pre-processed carbon.

Our e3 Supercell technology uses electrodes fabricated from activated carbon that has been extensively processed to remove impurities and optimize pseudo-capacitance, surface area and other desirable characteristics. During the research and development phase, our scientific staff processed activated carbon in kilogram batches in our laboratories. To successfully commercialize the e3 Supercell technology, we must either negotiate bulk purchases of activated carbon that meets our specifications or establish our own facilities for post-treatment of the activated carbon we purchase from suppliers. If we are unable to purchase commercial quantities of processed activated carbon that consistently meets our specifications or develop cost-effective post-processing techniques, we may be unable to commercialize the e3 Supercell technology.

We need to establish reliable supply channels for the other raw materials and components that will be used in our commercial prototype e3 Supercell batteries.

During the research stage, we used readily available raw materials, off-the-shelf components manufactured by others and hand-made components fabricated by our staff. As we begin manufacturing, we will need to establish reliable supply channels for commercial quantities of raw materials and components. We believe established suppliers of raw materials and components will be able to satisfy our requirements on a timely basis. However we do not have any long-term supply contracts and the unavailability of necessary raw materials or components could delay the production of our products and adversely impact our results of operations.

We must modify established lead-acid battery manufacturing processes to accommodate differences in our e3 Supercell technology.

We have recently purchased the equipment and inventory of a small lead-acid battery company that had a manufacturing plant in western Pennsylvania. We are currently refurbishing the equipment and preparing the plant for production. We will need to modify the production process to accommodate the differences between lead-acid technology and our e3 Supercell technology. While our electrode assemblies are intended to replace standard lead electrodes without substantial changes in designs, manufacturing equipment or manufacturing methods, they will not necessarily function as simple “plug and play” replacements for conventional lead electrodes. In particular, our electrode assemblies can be bulkier than conventional lead electrodes. This increased bulk and other differences may require modification of battery designs and manufacturing techniques to accommodate our e3 Supercell technology. If the required manufacturing process changes are more extensive or expensive than presently anticipated, our costs may be increased and the production of commercial prototype e3 Supercell batteries may be delayed.

Our limited manufacturing capacity will restrict the number of market segments we can address at any particular time.

While we believe our e3 Supercell technology is sufficiently developed that it can be competitive in a number of markets segments, our battery manufacturing facility has limited capacity and is not highly automated. Both of these factors will increase the unit cost of our commercial prototype e3 Supercell batteries. We will have to prioritize our market entry initiatives and focus on market segments where we believe our e3 Supercell technology has the greatest potential. The market segments that we have identified as initial targets only represent a small fraction of the total market for lead-acid batteries. There is no assurance that our commercial prototype e3 Supercell batteries will meet our performance expectations or that our e3 Supercell technology will be able to compete effectively in a particular market segment. The failure to accurately assess the potential of a particular market segment and the suitability of our e3 Supercell technology for users in that market segment would materially and adversely impact our operating results and future performance.

If our demonstration projects are successful, we will need to establish a manufacturing relationship with an existing battery company for the production of a co-branded product or make a decision to establish additional company-owned manufacturing facilities. Battery manufacturing plants are expensive and require extensive permits. The failure to establish a relationship with an existing manufacturer for the production of a co-branded product would significantly increase our time to market and our capital requirements.

Quality or performance problems with our commercial prototype e3 Supercell batteries could result in a decrease in customers and revenue, or result in unexpected expenses and loss of market share.

Our commercial prototype e3 Supercell batteries must meet stringent quality requirements. Since we intend to develop a new class of products, use new manufacturing methods and rely on untested quality control procedures, there is a significant risk that we will encounter unanticipated quality or performance problems. We will be unable to test for all possible failure scenarios. Our commercial prototype e3 Supercell batteries may contain defects in material and workmanship or fail to meet our performance expectations. Defects in material and workmanship and performance issues that are identified prior to shipment could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. Defects in material and workmanship and performance issues that are not identified until after products are delivered and installed could create a perception that our products are unreliable or unsuitable, adversely impact our credibility and impair the market acceptance of our proposed products. Future product failures could cause us to incur substantial expense to repair or replace defective products. Widespread product failures may damage our reputation, reduce our market share and cause sales to decline.

Since we cannot test our proposed products for the duration of the warranty periods that are typical in our industry, we may be subject to unexpected warranty expense.

Battery manufacturers typically offer warranty protection for a period of 5 to 8 years for defects in material and workmanship and declines in overall performance. We will need to offer warranty periods that are consistent with industry practice. Accordingly, we will bear the risk of warranty claims long after we have shipped product and recognized revenue. Although we have conducted accelerated testing of our laboratory prototypes, our commercial prototype e3 Supercell batteries have not and cannot be tested in an environment simulating the anticipated warranty period. As a result, we may be subject to unexpected warranty expense, which would harm our financial results.

Technological changes in the battery industry could render our technology uncompetitive or obsolete.

Rapidly evolving technology and increasing customer demands for higher energy and power densities, lighter weight and smaller size are prevalent in the battery industry. We will need to continuously enhance our e3 Supercell technology to keep pace with changing customer requirements. In addition, many universities, research institutions and other companies are developing advanced energy storage technologies including pump hydro and compressed air energy storage systems, flywheels, symmetric supercapacitors, asymmetric supercapacitors with organic electrolytes, nickel metal hydride batteries, lithium ion batteries and advanced lead-acid batteries. Others are developing advanced energy production technologies including fuel cells, micro turbines, solar cells and windmills. Additional new technologies are likely to emerge in the future. Any or all of these technologies may compete with our technology. Technologies developed by others may prove more advantageous or cost-effective than ours and may render our e3 Supercell technology obsolete. Our research and development expense was $253,435 in fiscal 2003, $1,551,790 in fiscal 2004 and $1,543,541 for the nine months ended September 30, 2005. We will need to invest significant resources in research and development to maintain our competitive position, keep pace with technological advances in our industry and effectively compete in the future.

Because we will compete in markets that are highly competitive and many of our competitors have greater resources, we may not be able to compete successfully and we may be unable to gain market share.

The lead-acid battery industry is large, intensely competitive and resistant to technological change. We may be unable to convince established manufacturers and end users that products based on our e3 Supercell technology are superior to available alternatives. There is no assurance that we will be able to compete effectively.

We plan to compete with a number of established competitors in the battery and supercapacitor industry, including Maxwell, Energy Conversion Devices, Panasonic, Nippon-Chemicon, Ness, Enersys, Exide, Japan Storage Battery, Korea Storage Battery and others. Most of our competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical, manufacturing, distribution, marketing and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. Our business will rely on sales of our energy storage products and our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share. In addition, the energy storage device market in general competes with other sources of renewable energy and conventional power generation.

Research into the electrochemical applications for carbon nanotechnology is proceeding at a rapid pace and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with our e3 Supercell technology. There is no assurance that our existing patents or our pending and proposed patent applications will offer meaningful protection if a competitor develops a novel product based on a new technology.

To the extent we enter into strategic relationships, we will be dependent upon our partners.

Our proposed e3 Supercell products are not intended for direct sale to end users and our business strategy will be dependant on our ability to enter into strategic relationships with battery manufacturers and manufacturers of alternative energy systems, UPS systems, DC Power systems and other products. The agreements governing any future strategic relationships are not likely to give us substantial control over the activities of any strategic relationship we negotiate and our future partners, if any, may retain the right to terminate a strategic relationship that we would prefer to continue. Our future partners will have significant discretion in determining the efforts and level of resources that they dedicate to our products and may be unwilling or unable to fulfill their obligations to us. In addition, our future partners may develop and commercialize, either alone or with others, products that are similar to or competitive with the products that we intend to produce.

Risks relating to our intellectual property

We may be unable to enforce or defend our ownership of proprietary technology.

Our ability to compete effectively will depend in part on our ability to maintain the proprietary nature of our e3 Supercell technology. The intellectual property we purchased from C&T includes three issued patents that cover various aspects of the e3 Supercell technology. We have filed three additional patent applications and plan to file other patent applications in the future. However the degree of protection offered by existing and pending patents or the likelihood that additional patents will be granted is uncertain. In many cases, the ultimate value of a patent is directly related to the patent holder’s ability to enforce its rights. Competitors in both the U.S. and foreign countries, many of whom have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell products based on our technology. Competitors may also intentionally infringe on our patents. The defense and prosecution of patent litigation is both costly and time-consuming, even if the outcome is favorable. An adverse outcome in the prosecution of a patent infringement suit could invalidate all or a portion of our patent claims and an adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties. Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future.

We may require licenses of third-party technology that may not be available to us or may be very expensive and could prevent us from pursuing a particular development path.

The fields of energy storage and nanotechnology enhanced materials have seen a proliferation of patents and patent applications in recent years and we may find that third party patents would be useful in the development of our e3 Supercell technology or the manufacturing of products based on our technology. In such an event, the preferred choice may be to obtain a license to the third-party patent. Such licenses may not be available to us on reasonable terms, or at all. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial condition and plan of operations.

We may not be able to prevent others from using the names “Axion” and “e3 Supercell,” or similar marks in connection with energy storage products, which could adversely affect our name recognition.

We are pursuing trademark registration for the names “Axion” and “e3 Supercell” in the United States and Canada for use with energy storage devices. We are seeking similar registration of the “Axion” and “e3 Supercell” names and trademarks in other foreign countries. We may not be successful in some of these jurisdictions. If we are unable to obtain trademark protection for the “Axion” and “e3 Supercell” names, others may be able to sell products using the same or a similar name, which could lead to customer confusion. In addition, if there are jurisdictions where someone else has already established trademark rights in the “Axion” and “e3 Supercell” names, we may face trademark disputes and may have to market products under another name, which could hurt our marketing efforts. We may encounter trademark disputes with companies using marks which are confusingly similar to “Axion” and “e3 Supercell,” which if not resolved favorably could cause our branding efforts to suffer.

Risks relating to the offering and our common stock

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	The division of the board into three classes of directors that serve for rotating three-year terms;

•	The right of the board to fill vacancies created by director resignations or the expansion of the board;

•	The prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	The requirement for advance notice for nominations of candidates for election to the board or for proposing matters that can be acted upon at a stockholders’ meeting;

•	The ability of the board to issue, without stockholder approval, up to 12,375,000 shares of preferred stock with rights established by the board, which could be senior to those of common stock; and

•	The right of the board to alter our bylaws without stockholder approval.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These restrictions in our certificate of incorporation, bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than they would without these provisions.

The number of shares of common stock that are eligible for resale could depress our stock price.

The substantial bulk of our issued and outstanding common shares and the common shares issuable upon the conversion of preferred stock and the exercise of warrants and options are either registered for resale under the Securities Act or eligible for resale under Rule 144. The potential sale of a significant number of our issued and outstanding shares may cause the market price of our common stock to decline, particularly if a large number of holders decide they want to sell at or about the same time.

We have issued convertible securities, warrants and options that may significantly increase the number of common shares outstanding.

After giving pro forma effect to the surrender of 1,500,000 shares by the Mega-C Trust, we have 17,217,298 shares of common stock outstanding at the date of this prospectus. We have also issued:

•	125,000 shares of senior preferred stock that are convertible into 800,123 shares of common stock;

•	2,663,800 warrants that entitle the holders to purchase common stock at prices that range from $1.00 to $4.00 per share and average $2.43 per share; and

•	1,047,135 vested stock options that entitle the holders to purchase common stock at prices that range from $2.00 to $6.00 per share and average $4.37 per share.

If all holders of our vested derivative securities immediately exercised their conversion and stock purchase rights, we would receive $11,041,660 in proceeds and the number of outstanding common shares would increase by 25%.

We may issue stock to finance acquisitions.

As a key component of our growth strategy, we intend to acquire complimentary technologies, facilities and other assets. Whenever possible, we will try to use our stock as an acquisition currency in order to conserve our available cash for operations. Future acquisitions may give rise to substantial charges for the impairment of goodwill and other intangible assets that would materially and adversely affect our reported operating results. Any future acquisitions will involve numerous business and financial risks, including:

•	Difficulties in integrating new operations, technologies, products and staff;

•	Diversion of management attention from other business concerns; and

•	Cost and availability of acquisition financing.

We will need to be able to successfully integrate any businesses we may acquire in the future, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

We have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation.

As a key component of our growth strategy, we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation. In particular:

•	Our incentive stock plan authorizes incentive awards for up to 2,000,000 shares;

•	Our independent directors’ stock option plan authorizes options for up to 500,000 shares;

•	We have outstanding contractual options for 1,280,950 shares that are held by executive officers; and

•	We have outstanding contractual options for 554,900 shares that are held by attorneys and consultants.

We believe our equity compensation policies will allow us to provide substantial incentives while minimizing our cash outflow. Nevertheless, we will be required to account for the fair market value of equity compensation awards as operating expenses. As our business matures and expands, we expect to incur increasing amounts of non-cash compensation expense, which may materially and adversely affect our future operating results.

Because of factors unique to us, the market price of our common stock is likely to be volatile.

Daily trading in our common stock commenced in January 2004. Because of the manner in which we became a public company; the relatively small number of shares currently available for resale; the large number of shares that we have registered on behalf of selling stockholder; the early stage of our business and numerous other factors, the trading price of our common stock is likely to be highly volatile. In addition, actual or anticipated variations in our quarterly operating results; the introduction of new products by competitors; changes in competitive conditions or trends in the battery industry; changes in governmental regulation and changes in securities analysts' estimates of our future performance or that of our competitors or our industry in general, could adversely affect our future stock price. Investors should not purchase our shares if they are unable to suffer a complete loss of their investment.

Our current “bid” and “asked” prices may not stabilize at current levels

During our first year of operations, our stock was quoted on the OTC Pink Sheets. While our stock has been quoted on the OTC Bulletin Board since January 2005, trading has been sporadic, trading volumes have been low and the market price has been volatile. On February 15, 2006, the bid and ask prices for our common stock were $3.10 and $4.45 per share, respectively. The current quotations are not necessarily a reliable indicator of value and there is no assurance that the market price of our stock will stabilize at or near current levels.

We may not qualify for an Amex listing.

We filed an application to list our common stock on the American Stock Exchange (“Amex”) in May 2004. Due primarily to the risks associated with pending litigation and our complex business and financial history, our Amex listing application has been held in abeyance for over 18 months. In general, the Amex requires $4 million in stockholders’ equity; 400 public stockholders; 1 million publicly held shares; a market price of $3 per share; a market capitalization of $50 million; a market value of $15 million for shares in the public float; and the implementation of certain corporate governance standards. While we presently satisfy all of the qualitative and corporate governance standards established by the Amex, the Amex retains substantial discretion in matters relating to listing applications and they may conclude our litigation is not sufficiently resolved or our business is not sufficiently developed to qualify for a listing. Until our common stock is approved for listing on the Amex, the only available market will be the OTC Bulletin Board.

Our common stock is subject to the SEC’s “penny stock” rules.

SEC rule 3a51-1 defines a “penny stock” as any equity security that is not listed on a national securities exchange or the Nasdaq system and has a bid price of less than $5 per share. We are presently subject to the penny stock rules. Our market price has been highly volatile since January 2004 and there is no assurance that the penny stock rules will not continue to apply to our shares for an indefinite period of time. Before effecting a transaction that is subject to the penny stock rules, a broker-dealer must make a decision respecting the suitability of the purchaser; deliver certain disclosure materials to the purchaser and receive the purchaser's written approval of the transaction. Because of these restrictions, most broker-dealers refrain from effecting transactions in penny stocks and many actively discourage their clients from purchasing penny stocks. Therefore, both the ability of broker-dealers to recommend our common stock and the ability of our stockholders to sell their shares in the secondary market could be adversely affected by the penny stock rules.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and “Business,” contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the anticipated future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to:

•	Statements about pending stock sales that are expected to generate $2,932,700 in net cash proceeds to our company over the next 30 days;

•	Statements about our expectations regarding future expenses, sources of revenues and operations;

•	Statements about our anticipated cash needs and our estimates regarding future capital expenditures, capital requirements and our need for additional financing;

•	Statements about the performance, features and benefits of our e3 Supercell technology, our planned demonstration projects, our planned commercial products and the timing of each of the foregoing;

•	Statements about the supply and price of essential raw materials and components;

•	Statements about our beliefs regarding the market segments where our e3 Supercell technology may be competitive, our competitive position in those market segments and other key competitive factors;

•	Statements about future pricing of our proposed products;

•	Statements about our plans for and the timing of facilities expansions;

•	Statements about our ability to obtain necessary supplies, attract customers and maintain supplier and customer relationships;

•	Statements about our ability to retain our current key employees and to attract and retain other skilled managerial, engineering and sales and marketing personnel;

•	Statements about elements of our marketing, growth and diversification strategies;

•	Statements about our intellectual property and our continued investment in research and development;

•	Statements about anticipated trends and challenges in our business and the battery market in general; and

•	Statements about the settlement agreement and other legal proceedings.

In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Any statements in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements.

You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in many cases, beyond our control and could materially affect actual results, levels of activity, performance or achievements. Readers should be aware that our forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as (and in no particular order):

•	Risks associated with our early stage of development which makes our business and prospects extremely difficult to evaluate;

•	Risks associated with a settlement agreement that is ultimately dependent on this offering, subject to the effectiveness of Mega-C’s plan of reorganization and may not resolve all pending litigation;

•	Risks associated with quarterly revenues, expenses and operating results that are difficult to predict and may cause our stock price to decline;

•	Risks associated with our history of net losses and our potential inability to generate sufficient revenue in the future to achieve or sustain profitability

•	Risks associated with our belief that we are not likely to earn a profit from the sale of commercial prototype e3 Supercell batteries for use in demonstration projects;

•	Risks associated with our need for additional capital, including the anticipated proceeds from pending stock sales that may be delayed or fail to close;

•	Risks arising from our obligation to pay a director $1,000,000 upon maturity of one-year note that is secured by all our property;

•	Risks arising from our reliance on key executives and employees who would be difficult to replace;

•	Risks arising from the power of our directors and officers to influence any future stockholder vote;

•	Risks arising from the increased costs associated with securities law compliance and reporting;

•	Risks arising from indemnification and exculpation of officers and directors permitted under Delaware law and provided by our fundamental corporate documents;

•	Risks arising from the inherent difficulty of managing growth in a developing company with a dynamic and evolving business plan;

•	Risks arising from basic differences between our e3 Supercell technology and lead-acid technology;

•
Risks arising from our use of lead as a primary raw material, which will increase the cost of complying with environmental regulations and may give rise to monetary damages and fines if we fail to comply;

•	Risks associated with our plans to fabricate unproven laminated electrode assemblies;

•	Risks associated with scaling-up our carbon processing methods to commercial quantities;

•	Risks associated with establishing reliable supply channels for the raw materials and components that will be used in our e3 Supercell prototypes;

•	Risks associated with our battery manufacturing facility;

•	Risks arising from our limited manufacturing capacity, which will restrict the number of market segments we can address and increase the risk of a poor decision;

•	Risks associated with the need to develop appropriate quality control systems;

•	Risks associated with the inability to test our proposed products for the duration of the warranty periods, which may give rise to unexpected warranty expense;

•	Risks associated with technological changes in the battery industry that could render our technology uncompetitive or obsolete;

•	Risks arising from our status as a small player in an intensely competitive market and the uncertainties associated with highly competitive markets;

•	Risks associated with strategic relationships that may leave us dependent on our partners;

•	Risks that we may be unable to enforce or defend our ownership of proprietary technology;

•
Risks associated with the need for or availability of licenses to third-party technology that be necessary, including the risk that failure to obtain necessary licenses might prevent us from pursuing a particular development path;

•	Risks that we may not be able to prevent others from using the names “Axion” and “e3 Supercell,” or similar marks in connection with energy storage products;

•	Risks that the anti-takeover provisions of Delaware law and our corporate charter could delay or discourage takeover attempts that stockholders may consider favorable;

•	Risks that the number of shares of common stock eligible for resale could depress our stock price;

•	Risks that convertible securities, warrants and options that may significantly increase the number of common shares outstanding;

•	Risks that we may issue stock to finance acquisitions;

•	Risks associated with compensation packages to management and employees that emphasize equity-based compensation;

•	Risks that market price of our common stock is likely to be volatile;

•	Risks that our current “bid” and “asked” prices may not stabilize at or near current levels

•	Risks that may not qualify for an Amex listing;

•	Risks that common stock is presently subject to the SEC’s “penny stock” rules.

This list is only an example of the risks that may affect the forward-looking statements. If any of these risks or uncertainties materialize (or if they fail to materialize), or if the underlying assumptions are incorrect, then actual results may differ materially from those projected in the forward-looking statements.

Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act, each of which provide safe harbor protection for certain forward-looking statements, do not apply in connection with this offering.

DETERMINATION OF OFFERING PRICE AND USE OF PROCEEDS

This prospectus relates to 1,627,500 shares of our common stock, including:

•	1,000,000 shares the Mega-C Trust will sell to provide cash to pay the administrative and priority expenses of Mega-C’s Chapter 11 case and allowed creditor claims; and

•
627,500 shares the Mega-C Trust will sell, transfer or distribute to pay the accumulated and anticipated fees and costs of the Mega-C Trust through the effective date of Mega-C’s Chapter 11 plan of reorganization.

The sales are not subject to the subsequent confirmation of the Plan and the Mega-C Trust will receive all of the proceeds from the sale of the shares. We are not entitled to receive any portion of those proceeds. We will pay the expenses of registering the securities described in this prospectus and the selling stockholder will pay all selling expenses.

The proceeds from the sale of shares for the benefit of the Chapter 11 estate will be deposited in a segregated account under the joint control of the Trust and the Chapter 11 Trustee until the effective date of Mega-C’s plan of reorganization. During that period, the sale proceeds may only be used to pay approved administrative expenses, including professional fees and costs. Those payments will not be contingent on approval of a disclosure statement or a plan of reorganization or implementation of the plan. Any funds remaining in the segregated account on the effective date of Mega-C’s plan of reorganization will be available for disbursement in accordance with the plan.

The proceeds from the sale of shares for the benefit of the Mega-C Trust will be immediately available and the payment of trust expenses will not be contingent on approval of a disclosure statement or a plan of reorganization or implementation of the plan. The Mega-C Trust is not required to sell the 627,500 for cash and it is anticipated that it may transfer a significant portion of these shares to others in satisfaction of the foregoing claims.

MARKET FOR COMMON STOCK AND RELATED MATTERS

Market information

During the year ended December 31, 2004, our stock was quoted on the OTC Pink Sheets. While our stock has been quoted on the OTC Bulletin Board since January 2005 (Symbol: AXPW.OB), trading has been sporadic, trading volumes have been low and the market price has been volatile.

The following table shows the range of high and low bid prices for our common stock as reported by the OTC Pink Sheets and the OTC Bulletin Board for each quarter since the date of the business combination. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low
First Quarter 2004	$7.20	$1.28
Second Quarter 2004	$7.20	$3.84
Third Quarter 2004	$7.00	$4.00
Fourth Quarter 2004	$4.50	$2.95

First Quarter 2005	$4.25	$2.58
Second Quarter 2005	$6.00	$2.30
Third Quarter 2005	$5.30	$3.50
Fourth Quarter 2005	$4.65	$3.40

On February 15, 2006, the bid and ask prices for our common stock as reported on the OTC Bulletin Board were $3.10 and $4.45 per share, respectively.

Information respecting holders

On December 31, 2005, we had 403 record holders of common stock and 9 record holders of senior preferred stock. Approximately 1,580,000 shares are held in street name accounts by brokerage firms and other nominees for a presently indeterminate number of beneficial owners.

Information respecting equity compensation plans

Summary Equity Compensation Plan Information The following table provides summary information on our equity compensation plans as the date of this prospectus.

Plan category	Number of shares issuable on exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders
2004 Incentive Stock Plan	578,000	$2.50	1,203,000
2004 Directors' Option Plan	80,035	$3.45	390,400
Equity compensation plans not approved by stockholders
Contract options held by officers	1,280,950	$4.62
Contract options held by attorneys and consultants	544,900	$4.51
Total equity awards	2,493,885	$4.07	1593,400

Plans Approved by Stockholders Our incentive stock plan originally authorized the issuance of incentive awards covering a total of 1,000,000 shares of common stock and our directors’ option plan originally authorized the issuance of options covering a total of 125,000 shares. These limits were increased to 2,000,000 shares and 500,000 shares, respectively in connection with our 2005 annual meeting of stockholders. Notwithstanding the increased limits, the settlement agreement requires our board to refrain taking any action with respect to the grant of incentives or options that exceed the pre-meeting authorization until Mega-C’s Chapter 11 plan of reorganization is confirmed.

Plans Not Approved by Stockholders We have issued 1,989,200 stock purchase options to officers, attorneys and consultants in connection with respective employment agreements and 1,569,900 of these options remain outstanding on the date of this prospectus. The following paragraphs summarize these contractual stock options.

January 2004, members of the law firm of Petersen & Fefer were granted a contractual option to purchase 189,300 shares of our common stock at a price of $2.00 per share as partial compensation for services rendered. In August 2004, the exercise price of the options was reduced to $1.00 per share for their remaining term. The options were exercised in the fourth quarter of 2005.

In February 2004 Canadian Consultants Bureau Ltd., an advisor to our board, was granted a contractual option to purchase 6,300 shares of our common stock at a price of $3.20 per share as partial compensation for services. In June 2005, Canadian Consultants Bureau was granted similar option to purchase 3,600 shares of our common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the four-year period commencing one year after the date of grant.

In July 2004, our president and chief operating officer Charles Mazzacato was granted a contractual option to purchase 240,000 shares of our common stock at a price of $4.00 per share. This option will vest at the rate of 60,000 shares per year commencing July 31, 2005 and be exercisable for five years after each vesting date.

In July 2004, our chief financial officer Peter Roston was granted a contractual option to purchase 200,000 shares of our common stock at a price of $4.00 per share. This option will vest at the rate of 50,000 shares per year commencing July 31, 2005 and be exercisable for five years after each vesting date.

In March 2005, members of the law firm of Petersen & Fefer were granted a contractual option to purchase 140,000 shares of our common stock at a price of $1.00 per share as partial compensation for services rendered.

In April 2005, our chief executive officer Thomas Granville was granted a contractual option to purchase 180,000 shares of our common stock at a price of $2.50 per share. This option will vest at the rate of 7,500 shares per month commencing May 1, 2005 and be exercisable for five years after each vesting date.

In April 2005, our European financial advisor Auric Trading Ltd. was granted a contractual option to purchase 30,000 shares of our common stock at a price of $2.50 per share. This option will vest at the rate of 2,500 shares per month commencing May 1, 2005 and be exercisable for two years after each vesting date.

In September 2005, our chief of research and development Edward Buiel was granted a contractual option to purchase 90,000 shares of our common stock at a price of $4.00 per share. This option will vest at the rate of 2,500 shares per month commencing October 2005 and be exercisable for five years after each vesting date.

In January 2006, our chief executive officer Thomas Granville was granted a contractual option to purchase 500,000 shares of our common stock at a price of $6.00 per share. A total of 300,000 options vested immediately and the balance will vest, subject to the attainment of certain specified objectives, over the next 12 months. The options will be exercisable for a period of three years from the issue date.

In January 2006, members of the law firm of Petersen & Fefer were granted a contractual option to purchase 360,000 shares of our common stock at a price of $6.00 per share. A total of 240,000 options vested immediately and the balance will vest at the rate of 10,000 shares per month during the year ended December 31, 2006. The options will be exercisable for a period of three years from the issue date.

In January 2006, our chief of research and development Edward Buiel was granted a contractual option to purchase 35,000 shares of our common stock at a price of $6.00 per share. A total of 15,000 options vested immediately and the balance will vest, subject to the attainment of certain specified objectives, over the next 12 months. The options will be exercisable for a period of three years from the issue date.

In January 2006, our bankruptcy counsel Cecilia Rosenauer was granted a contractual option to purchase 15,000 shares of our common stock at a price of $6.00 per share. The options will vest on the effective date of Mega-C’s Chapter 11 plan of reorganization and be exercisable for a period of three years from the issue date.

DIVIDEND POLICY

We have not paid and do not expect to pay dividends on our common stock. We are not obligated to pay cash dividends on our senior preferred stock in any quarter where we report a net loss for the quarter or the year-to-date then ended. Any future decision to pay dividends on our common stock and senior preferred stock will be at the discretion of our board and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2005 and as adjusted to give pro forma effect to the following adjustments:

•	The payment of $1.2 million in estimated fourth quarter operating costs;

•	The accrual of $29,212 in fourth quarter preferred stock dividends;

•	The receipt of $1,000,000 net proceeds from a secured one-year promissory note;

•	The receipt of $1,566,800 in net proceeds from recent stock sales; and

•	The anticipated receipt of $2,932,700 in net proceeds from pending stock sales.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	September30, 2005
	Actual	Pro forma
Long-term debt (due February 1, 2007)		$ 1,000,000

Common stock, $0.0001 par value, 50,000,000 shares authorized, 16,400,198 shares, actual; 18,717,298 shares, pro forma	$ 1,640	1,743
Preferred stock, $0.0001 par value, 12,500,000 shares authorized, 140,000 shares issued and outstanding, actual and pro forma	1,460,618	1,489,830
Additional paid-in capital	9,367,827	13,837,883
Accumulated deficit	(7,650,956)	(8,850,956)
Cumulative translation adjustment	14,789	14,789
Total stockholders equity	$3,193,918	$6,493,418

Total capitalization	$3,193,918	$7,493,418

The foregoing capitalization table does not account for:

•	Our receipt of $400,000 in property and equipment from Mega-C;

•	Our compromise of $1,454,055 in notes receivable from Mega-C for a nominal value of $100;

•	The surrender of 1,500,000 shares for cancellation by the Mega-C Trust;

•	A $12 million increase in additional paid in capital that we will be required to recognize in connection with release of the remaining trust shares for the benefit of others; or

•	A presently indeterminate amount of non-cash expenses arising from the settlement agreement that will likely be reported in our financial statements for the year ended December 31, 2005.

Accounting for the settlement agreement is likely to significantly increase our net loss for the year ended December 31, 2005 and may improve our reported asset and stockholders’ equity balances at that date. But they will not improve our current or future cash flows or change our ability to finance our business.

SELECTED FINANCIAL DATA

The following selected financial data is derived from the consolidated financial statements appearing elsewhere in this prospectus and should be read in conjunction with the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Plan of Operations.”

Statement of operations data

The following selected statement of operations data for the years ended December 31, 2004 and 2003 has been derived from our audited consolidated financial statements for those years. The selected statement of operations data for the nine months ended September 30, 2005 and 2004 and the period from September 30, 2003 (Inception) through September 30, 2005 has been derived from our unaudited condensed consolidated financial statements for those periods. While the data for the nine months ended September 30, 2005 and 2004 is unaudited, we believe it contains all adjustments necessary for a fair presentation of our results of operations for those periods.

	Nine months ended September 30,		Years ended December 31,		Inception through September 30, 2005
	2005	2004	2004	2003
Revenue	$	$	$	$	$

Selling, general and administrative expense	$2,509,288	$1,068,397	$1,358,328	$252,865	$4,118,481
Research and development expense	1,543,541	1,075,956	1,551,790	253,435	3,348,766

Net loss	($4,052,829)	($2,144,353)	($2,908,118)	($506,300)	($7,467,247)

Net loss per common share	($0.32)	($0.16)	($0.22)	($0.17)

Weighted average common shares outstanding	13,341,562	13,020,759	13,180,689	3,002,515

We were inactive from January 1999 until we acquired APC in December 2003. Since we believe financial data for the years prior to 2003 is immaterial to an understanding of our business and this offering, it has been omitted from the selected statement of operations data.

Historical balance sheet data

The following selected balance sheet data as of December 31, 2004 and 2003 has been derived from our audited consolidated financial statements for those years. The selected balance sheet data as of September 30, 2005 and 2004 has been derived from our unaudited condensed consolidated financial statements for those periods. While the balance sheet data at September 30, 2005 and 2004 is unaudited, we believe it contains all adjustments necessary for a fair presentation of our financial condition. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	September 30,		December 31,
	2005	2004	2004	2003
Current assets	69,941	90,006	61,478	455,369
Property and equipment	70,374	105,063	97,606
Notes receivable	1,454,055	895,469	958,523	388,148
Intangible assets	1,920,522	1,794,000	1,920,522	1,794,000
Total	3,514,891	2,884,538	3,038,129	2,637,517

Current liabilities	320,973	1,376,395	1,744,258	1,247,000
Long-term debt
Total	320,973	1,376,395	1,744,258	1,247,000

Shareholders equity	3,193,918	1,508,143	1,293,871	1,390,518

Total liabilities and equity	3,835,864	4,260,933	3,038,129	2,637,517

Working capital	(251,032)	(1,286,389)	(1,682,780)	(791,631)

Common stock outstanding	16,400,198	13,535,000	13,962,933	12,614,152
Senior preferred stock outstanding (1)	125,000

Pro forma balance sheet information

The following pro forma balance sheet information sets forth our historical data at September 30, 2005 and as adjusted information that gives pro forma effect to the following adjustments:

•	The payment of $1.2 million in estimated fourth quarter operating costs;

•	The receipt of $1,566,800 in net proceeds from recent stock sales;

•	The receipt of $1,000,000 net proceeds from a secured one-year promissory note; and

•	The purchase of our battery manufacturing equipment for $800,000;

•	The anticipated receipt of $2,932,700 in net proceeds from pending stock sales.

	September 30, 2005
	Historical	Financing	Property	Net loss	As adjusted
Current assets	$ 69,941	$5,499,500	($800,000)	($1,200,000)	$3,569,441
Property and equipment	70,374		800,000		870,374
Notes receivable	1,454,055				1,454,055
Intangible assets	1,920,522				1,920,522
Total	$3,514,891				$7,814,392

Current liabilities	$ 320,973				$ 320,973
Long-term debt		1,000,000			1,000,000
Total	$ 320,973				$1,320,973

Shareholders equity	$3,193,918	4,499,500		(1,200,000)	$6,493,418

Total liabilities and equity	$3,835,864				$7,814,391

Working capital	($251,032)				$3,248,468

Common stock outstanding	16,400,198	2,317,100			18,717,298
Senior preferred stock outstanding (1)	125,000				125,000

The pro forma balance sheet information does not account for:

•	Our receipt of $400,000 in property and equipment from Mega-C;

•	Our compromise of $1,454,055 in notes receivable from Mega-C for a nominal value of $100;

•	The surrender of 1,500,000 shares for cancellation by the Mega-C Trust;

•	A $12 million increase in additional paid in capital that we will be required to recognize in connection with release of the remaining trust shares for the benefit of others; or

•	A presently indeterminate amount of non-cash expenses arising from the settlement agreement that will likely be reported in our financial statements for the year ended December 31, 2005.

Accounting for the settlement agreement is likely to significantly increase our net loss for the year ended December 31, 2005 and may improve our reported asset and stockholders’ equity balances at that date. But they will not improve our current or future cash flows or change our ability to finance our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following discussion of our financial condition and our plan of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Overview

We have had no revenues and we incurred cumulative losses of ($7,650,956) through September 30, 2005. Our estimated loss for the fourth quarter of 2005 was approximately ($1,200,000). While we expect to generate sales revenue in the first quarter of 2006, our future revenues, expenses and operating results are inherently difficult to predict and likely to fluctuate significantly from quarter to quarter. The bulk of our planned operating expenses will be fixed over the short term. If revenue does not increase at the rates we presently anticipate, we will be unable to proportionately reduce our operating expenses, which would harm our operating results. If we fail to meet or exceed investor expectations, our stock price could decline and the declines could be dramatic.

Our available cash resources will not be sufficient to support our anticipated cash expenditures beyond September 2006 unless we receive additional capital. We expect that we will need additional capital to pay our day-to-day operating costs, finance our research and development, finance start-up and other costs associated with our planned manufacturing activities, pay for the development of a sales and marketing organization and finance the acquisition of complimentary assets, technologies and businesses. We intend to pursue additional financing as opportunities arise and are presently seeking additional capital.

Results of operations

No established revenue We did not generate any revenue during the research and development phase. We are preparing to begin manufacturing commercial prototype e3 Supercell batteries for sale to third parties that have signed non-binding letters of intent to participate in joint demonstration projects with us. While the first of a series of planned demonstration projects that are expected to generate sales revenue of $50,000 to $75,000 per project is scheduled for the third quarter of 2006, the amount and timing of our future revenues are uncertain. Our planned demonstration projects will not generate sufficient revenue to offset our anticipated operating expenses and we do not expect to attain profitability during the pre-commercial manufacturing stage.

Net losses Since inception we have incurred net losses, selling general and administrative expenses and research and development expenses as follows:

	Nine months ended September 30,		Years ended December 31,		Inception (September 30, 2003) through September 30, 2005
	2005	2004	2004	2003
Revenue	$	$	$	$	$

Selling, general and administrative expense	$2,509,288	$1,068,397	$1,376,031	$252,865	4,138,184
Research and development expense	1,543,541	1,075,956	1,551,790	253,435	3,348,766
Other expense (income)			(19,703)		(19,703)

Net loss	($4,052,829)	($2,144,353)	($2,908,118)	($506,300)	($7,467,247)

During the fourth quarter of 2005, we incurred an estimated net loss of approximately ($1,200,000).

Non-cash compensation We have incurred substantial non-cash expenses for equity compensation awards to our officers, employees and others. In 2005, the non-cash expense associated with equity compensation awards was

$1,835,498 as compared with $300,077 in 2004. As described more fully below, future non-cash charges for equity compensation associated with our implementation of SFAS 123(R) are likely to significantly increase our reported operating expenses.

Litigation costs Since February 2004, we have devoted substantial time, effort and money to lawsuits and other legal proceedings that relate to Mega-C’s business failure and our acquisition of the e3 Supercell technology. Our litigation related costs and expenses were approximately $632,000 in 2004 and $456,000 in 2005. On December 12, 2005, we entered into a settlement agreement with Mega-C, the Chapter 11 Trustee, the Mega-C Trust and others that was approved by the Bankruptcy Court on February 1, 2006. While the agreement will resolve all pending and potential claims of Mega-C and the Chapter 11 Trustee, including the derivative claims of Mega-C’s shareholders, it may not resolve certain lawsuits that were filed by Mega-C’s promoters who have argued that our founder’s involvement in Mega-C’s affairs and our purchase of the e3 Supercell technology damaged their interests. We believe confirmation and effectiveness of a plan of reorganization for Mega-C is likely, and that the collateral claims of its promoters are without merit. However we cannot give you any assurance that the agreement will become effective or that Mega-C’s promoters will not ultimately prevail with respect to their claims. The cost of future litigation could have a material adverse impact on our financial condition and the value of our common stock.

Impact of settlement agreement In the first quarter of 2005, we reported $1.1 million in non-cash expense associated with an augmentation of the Mega-C Trust that included 500,000 shares of common stock and $100,000 in cash. The settlement agreement will not have any impact on our reported first quarter loss.

The settlement agreement provides that:

•	We will compromise $1,454,055 in notes receivable from Mega-C for a nominal value of $100;

•	Mega-C will transfer $400,000 in property and equipment to us;

•	The Mega-C Trust will surrender 1,500,000 shares to us for cancellation; and

•	Together with APC’s founders, we will compromise all of our residual rights to 5,827,500 trust shares that will be used for the benefit of others.

Our preliminary evaluation of the applicable accounting rules indicates that the settlement agreement will have a material impact on our financial statements because we will be required to report approximately $13 million in adjustments arising from the settlement agreement. While a portion of the adjustments may be added to our intangible asset accounts, we believe the bulk of these adjustments will be reported as a non-cash expense for the year ended December 31, 2005. Notwithstanding our expectation that the technical accounting adjustments arising from the settlement agreement will significantly increase our operating loss for the year ended December 31, 2005, they will have no material impact on our current or future cash flows or change our ability to finance our business.

Non-financial metrics We do not presently use any non-financial metrics as indicators of our current and future financial condition and operating performance.

Outlook for next 12 months Our operating expenses in recent quarters averaged approximately $400,000 per month. In connection with the transition from research and development to manufacturing, we plan to restructure our scientific and technical staff and increase the size of our manufacturing staff. We plan to begin production of specialty lead-acid batteries during the first quarter of 2006 and believe those products are likely to generate from $1.5 to $2 million of sales revenue during the 2006 fiscal year. In addition, we have signed non-binding letters of intent for a series of alternative energy demonstration projects with distributors of wind energy equipment and anticipate sales revenues of $50,000 to $75,000 per project. While we believe our revenue from the sale of specialty lead-acid batteries and commercial prototype e3 Supercell batteries will be sufficient to offset our anticipated manufacturing costs and make a modest contribution to overhead, the amount and timing of our anticipated revenues are uncertain. We expect our quarterly losses to increase during the first half of 2006 as we incur pre-opening costs at our electrode fabrication and battery manufacturing facilities, and then decline during the second half of 2006 as gross profits from product sales become available to offset a portion of our general and administrative cost.

Our current manufacturing and product demonstration plans have been formulated with the strategic goal of generating sufficient profit from battery sales and demonstration projects to bring us to the break even point in late 2006 or early 2007. We do not know if our demonstration projects will be successful, but if they are, rapid growth is likely to place a significant strain on our managerial, operational and financial resources. In that event, our plans to reach break even in the short-term may be unattainable. To achieve profitability we will need to develop and introduce commercial e3 Supercell batteries that can be profitably manufactured by our company or other battery producers. We will then need to generate and sustain substantial revenue from the sale of our proposed products while maintaining reasonable expense levels. We must manage our growth, if any, through appropriate systems and controls. If we do not manage the growth of our business effectively, our future operating results will be materially and adversely affected.

Quarterly Results of Operations

The following table sets forth our unaudited consolidated statements of operations data for each quarterly period from the September 2003 inception of APC through September 30, 2005. The unaudited quarterly information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of this data. This information should be read together with the consolidated financial statements and related notes included elsewhere in this prospectus.

	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30
	2003	2004	2004	2004	2004	2005	2005	2005
	(in thousands)
Revenue	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Selling, general and administrative	253	284	401	356	308	1,560	432	517
Research and development	253	282	366	429	476	650	495	398
Other	-	27	-	-	-	(1)	1	-
Net loss	($508)	($593)	($767)	($785)	($786)	($2,209)	($928)	($915)

Liquidity and capital resources

Since inception, we have financed our operations through private sales of equity securities. We raised $1.9 million in capital during 2003, $2.6 million in capital during 2004 and approximately $11.6 million in capital during 2005. We had $69,941 in current assets and $320,973 in current liabilities at September 30, 2005, leaving a net working capital deficit of ($251,032). After giving pro forma effect to:

•	The payment of $1.2 million in estimated fourth quarter operating costs;

•	The receipt of $1,566,800 in net proceeds from recent stock sales;

•	The receipt of $1,000,000 net proceeds from a secured one-year promissory note;

•	The purchase of equipment and inventories for our battery manufacturing facility; and

•	The anticipated receipt of $2,932,700 in net proceeds from pending stock sales.

we expect to have approximately $3.2 million in working capital and approximately $5.4 million in stockholders’ equity. Our available cash resources will not be sufficient to pay our current operating expenses beyond September 2006 unless we receive additional operating capital.

Warrants We have 2,663,800 outstanding warrants that are exercisable or will become exercisable within 60 days. There are three different classes of warrants, all of which will expire at various times over the next 14 months. The following table summarizes the number of warrants in each class, the anticipated proceeds from the full exercise of each class, and the expiration date of each class.

Warrant	Number of	Exercise	Anticipated	Expiration
Series	Warrants	Price	Proceeds	Date
Series IV Warrants	297,500	$2.00	595,000	March 18, 2007
Series V Warrants	630,000	$4.00	2,520,000	December 31, 2006
Capital Warrants	1,736,300	$1.93	3,355,900	January 21, 2007

The holders of our outstanding warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of those stock purchase rights.

Options We have 2,493,885 outstanding stock options, including 1,032,135 options that are currently vested and exercisable or will become vested and exercisable within 60 days. The following table provides summary information on our outstanding options.

Description	Vested	Price	Unvested	Price	Total	Proceeds
Stock options to employees			578,000	$2.50	578,000	1,445,000
Stock options to directors	10,035	$5.55	70,000	$3.14	80,035	275,730
Stock options to officers	572,200	$4.61	708,750	$4.63	1,280,950	5,920,960
Stock options to consultants	449,900	$4,17	105,000	$6.00	554,900	2,505,320

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of those stock purchase rights.

Impact of settlement agreement When we created the Mega-C Trust, we could not estimate the likely outcome because of a variety of unknowns including the number of shares that might be returned, the amount and type of property that might be received, the time required to resolve questions respecting the identities and interests of the trust beneficiaries and the value of the consideration to be given and received in the future. Approval of the settlement agreement will impact our reported financial position in three areas:

•
Asset adjustments. Under the settlement agreement, $1,454,000 in notes receivable from Mega-C will be compromised for a nominal value of $100 and all of Mega-C’s interests in certain property and equipment will be transferred to us. To recognize the foregoing, our notes receivable will be reduced to $100 and our property and equipment will be increased by $400,000.

•
Additional paid-in capital adjustments. Under SAB 70, Topic 5-T, we will be required to account for approximately $12 million in fair value represented by 5,327,500 shares of common stock that will be released for the benefit of third parties under the settlement agreement.

•
Allocation of adjustments. Between the asset and additional paid in capital adjustments described above, we will be required to allocate approximately $13 million to either intangible assets or operating expense. If we decide that the most appropriate accounting will be to report all adjustments as non-cash operating expense for the year ended December 31 2005, the increase in additional paid-in capital will be offset by a similar increase in our accumulated deficit. If we decide that a portion of the adjustments should be capitalized, our intangible assets and stockholders’ equity will both increase.

Notwithstanding our expectation that the technical accounting adjustments arising from the settlement agreement will be substantial, they will have no material impact on our current or future cash flows or change our ability to finance our business. Investors are cautioned that companies in our stage of development should ordinarily be evaluated on the basis of their working capital and net tangible assets because there is no assurance that our intangible assets will have any recoverable value if our product development efforts are not successful.

Outlook for the next 12 months Our available cash resources will not be sufficient to support our anticipated cash requirements beyond September 2006. We intend to pursue financing as opportunities arise and are presently seeking capital. We believe we will need at least $10 million in additional capital over the next 12 months; however, long-term capital requirements are difficult to plan for companies that are developing new products. We cannot assure you that adequate capital will be available to us on favorable terms, or at all. If we are unable to obtain additional capital when needed, our research, development, manufacturing and testing activities will be materially and adversely affected and we may be unable to take advantage of future opportunities or respond to competitive pressures. Any inability to raise capital when we require it would seriously harm our business.

Contractual obligations

We have contractual obligations that may affect our financial condition. The following table summarizes our significant contractual obligations as of the date of this prospectus:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long term debt, capital lease and operating lease obligations	$ 0	$ 0	$ 0	$ 0	$ 0
Employment contracts	1,200,000	425,000	600,000	175,000
Total	$1,200,000	$425,000	$600,000	$175,000	$ 0

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and plan of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of our financial statements requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually re-evaluated based upon available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Areas in which significant judgment and estimates are used include, but are not limited to, notes receivable and equity-based compensation and significant non-cash transactions.

Settlement expenses The settlement agreement provides that:

•	We will compromise $1,454,055 in notes receivable from Mega-C for a nominal value of $100;

•	Mega-C will transfer $400,000 in property and equipment to us;

•	The Mega-C Trust will surrender 1,500,000 shares to us for cancellation; and

•	Together with APC’s founders, we will compromise all of our residual rights to 5,827,500 trust shares that will be used for the benefit of others.

Our preliminary evaluation of the applicable accounting rules indicates that the settlement agreement will have a material impact on our financial statements because we will be required to report approximately $13 million in adjustments arising from the settlement agreement. While a portion of the adjustments may be added to our intangible asset accounts, we believe the bulk of these adjustments will be reported as a non-cash expense for the year ended December 31, 2005. Notwithstanding our expectation that the technical accounting adjustments arising from the settlement agreement will significantly increase our operating loss for the year ended December 31, 2005, they will have no material impact on our current or future cash flows or change our ability to finance our business.

Equity-based compensation We account for stock-based compensation using the intrinsic value method prescribed in APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB 25, the value of an equity incentive is calculated by subtracting the exercise price of the incentive from the closing market price of our stock at the date of grant. The calculated value is then charged to expense ratably over the vesting period. We also provide pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation,” using the Black-Scholes pricing model. We intend to adopt SFAS 123(R) using the “modified prospective” transition method beginning with the first quarter of 2006. Under this method, awards that are granted, modified, or settled after December 15, 2005, will be measured and accounted for in accordance with SFAS 123(R). In addition, beginning in our first quarter of 2006, expense must be recognized in the income statement for unvested awards that were granted prior to the adoption of SFAS 123(R). The expense will be based on the fair value determined at grant date under SFAS 123, “Accounting for Stock-Based Compensation.” The following table summarizes our existing agreements and their expected impact on earnings:

	Current Accounting Method	After Effective Date of Planned Change to SFAS 123(R) Option Accounting
	2005	2006	2007	2008	2009	2010
Agreements containing service inception dates within the year	42	28	26	23	21	21
Shares expected to vest	243,650	375,300	299,300	253,300	143,300	143,300
Expected pretax compensation expense	$505,942	$569,584	$469,555	$325,638	$193,455	$64,485
Per share amounts	($0.04)	($0.04)	($0.04)	($0.02)	($0.01)	“Nil”

The calculation of compensation expense for equity-based payments after the effective date of SFAS 123(R) may be different from the calculation of compensation expense under SFAS 123, but we are not presently able to quantify the differences.

Technology acquisition We purchased the e3 Supercell technology from C&T for 1,562,900 capital warrants and $1.8 million in cash and deferred payments. To insulate our company and protect the e3 Supercell technology from potential claims by Mega-C’s creditors and shareholders, we contributed 7,827,500 shares of common stock and $100,000 in cash to the Mega-C Trust. Under the settlement agreement, we have agreed to compromise our creditor claims for a nominal value of $100 and the other parties have agreed that 1,500,000 shares will be returned to us for cancellation. We are unable to determine whether the settlement agreement will result in future increases to the carrying value of our intangible assets. If the carrying value of our intangible assets is increased, we believe the amount of the write-ups will be fully recoverable through amortization in future periods and the carrying value adjustments will not impact our liquidity or change our ability to pay the costs of our future operations.

Valuation of long-lived assets We review the recoverability of our long-lived assets, including buildings, equipment and intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations. The increases to our intangible intellectual property accounts associated with the settlement agreement increase the risk that we may be required to recognize an impairment loss in future periods.

We amortize the costs of intangibles (excluding goodwill) over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required. The increases to our intangible intellectual property accounts associated with the settlement agreement will significantly increase our amortization expense in future periods.

Income taxes We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax assets and liabilities, arising from differences in the timing and recognition of revenue and expense for tax and financial statement purposes. Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss carryovers. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizable value of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

Quantitative and qualitative disclosures regarding market risk

Historically, we have been exposed to immaterial levels of market risk and have not been significantly exposed to fluctuations in currency exchange rates. However, our financial statements are reported in U.S. dollars and the functional currency of APC is the Canadian dollar. Our financial statements reflected a cumulative currency translation adjustment of $14,789 as of September 30, 2005. We believe the bulk of our future expenses and a substantial portion of any future revenues are likely to be denominated in currencies other than the U.S. dollar, thereby increasing our exposure to exchange rate gains and losses on non-U.S. currency transactions. We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. In the future, if we believe our currency exposure merits, we may consider entering into transactions to help mitigate that risk.

Our cash is invested in bank deposits denominated in U.S. dollars and Canadian dollars. The carrying value of these cash equivalents approximates fair market value. Our investments are subject to interest rate risk, which is the risk that our financial condition and plan of operation could be adversely affected due to movements in interest rates. Given our historically low cash balances, however, we believe interest rate risks are immaterial.

BUSINESS

Our company overview

We are developing advanced batteries based on our patented e3 Supercell technology. Since inception, our primary focus has been laboratory research and development. Our company and C&T have devoted over five years to laboratory research and development on various aspects of our e3 Supercell technology. This work has focused on developing our intellectual property, characterizing baseline performance, developing proprietary treatment processes for the activated carbon we use in electrodes, developing proprietary designs for electrode assemblies and fabricating a series of laboratory prototypes that range from simple three electrode cells to complex multi-cell batteries that contain up to 60 electrodes. We have never produced a commercial or pre-commercial battery product.

Conventional lead-acid batteries use negative electrodes made of sponge lead pasted onto a lead grid current collector. In comparison, our e3 Supercell technology uses negative electrode assemblies made from microporous activated carbon, a corrosion barrier and a current collector. In general, our e3 Supercell batteries sacrifice energy density for higher power output and faster recharge rates. While e3 Supercell batteries do not offer as much raw energy storage capacity as conventional lead-acid batteries, the unique construction of e3 Supercells reduces sulfation, grid corrosion and electrolyte loss. The end result is a robust, maintenance free, battery-supercapacitor hybrid that, depending on the energy, power and cycling requirements of a particular application, will use from 30% to 70% less lead and offer several performance advantages, including:

•	Significantly longer cycle life;

•	Significantly higher power; and

•	Significantly faster recharge rates;

We have been testing laboratory prototype e3 Supercell batteries since April 2004. Our test protocol requires a complete charge-discharge cycle every 7 hours to a 90% depth of discharge. During testing, our best performing laboratory prototype e3 Supercell batteries withstood 1,600 cycles before failure. In comparison, lead-acid batteries designed for deep discharge applications can only withstand 300 to 500 cycles under similar conditions. We believe e3 Supercell batteries offer a desirable balance between energy and power and our e3 Supercell technology represents the first major advance in lead-acid batteries in 30 years.

We are preparing to manufacture small batches of commercial prototype e3 Supercell batteries for sale to third parties in connection with a series of planned demonstration projects that are scheduled to begin in the third quarter of 2006. Our processes, designs and manufacturing techniques are not optimized and we believe additional research and development will be required to reduce costs and improve performance. As we make the transition from laboratory research to commercial prototype manufacturing we will need to:

•	Refine our planned fabrication methods for laminated carbon electrode assemblies;

•	Demonstrate the feasibility of manufacturing e3 Supercells using standard techniques and equipment;

•	Demonstrate and document the performance of e3 Supercell batteries in key applications; and

•	Respond appropriately to anticipated and unanticipated technical and manufacturing challenges.

While our scheduled demonstration projects are expected to generate sales revenue of $50,000 to $75,000 per project, they are not expected to generate sufficient gross profit to offset our ongoing operating costs.

Our planned commercial prototype e3 Supercell batteries will be more expensive than lead-acid batteries, but we believe they will be significantly less expensive than other advanced battery technologies like nickel metal hydride and lithium ion. When the combined purchase, maintenance and recycling costs are divided by cycle life to calculate total cost of ownership per storage cycle, we expect to be able to demonstrate savings of 40% to 75% in the per unit cost of storing electricity for future use.

Industry overview

Batteries are a ubiquitous if largely invisible part of daily life. They power an endless variety of consumer products and industrial systems ranging from wristwatches and cell phones to transportation and material handling systems. There are two basic types of batteries: non-rechargeable “primary batteries” that are discharged once and then discarded; and rechargeable “secondary batteries.” The global market for rechargeable secondary batteries is dominated by four basic technologies that collectively account for approximately $37 billion in annual sales.

Lead-acid is the oldest and cheapest rechargeable battery technology in existence. The current global market for lead-acid batteries is estimated at $30 billion per year. For over 30 years, the lead-acid battery industry has experienced a period of sustained growth fueled by:

•	The emergence of new technologies for transportation and communication;

•	Rapid economic development and industrialization in less developed countries; and

•	Escalating concern over the availability, cost and environmental impact of fossil fuels

Due primarily to their low cost and proven reliability, lead-acid batteries have become essential components in a variety of consumer and industrial products including:

•	Automotive electrical systems;

•	Golf carts, wheelchairs, forklifts and other motive applications; and

•	Power backup and conditioning systems for computers, electronics and communications networks.

Nevertheless, lead-acid batteries have a number of inherent limitations, including:

•	Relatively low power density;

•	Relatively slow charge and discharge rates;

•	Useful lives that are limited by internal chemical processes:

•	Limitations on the proportion of the stored energy that can be used without battery damage; and

•	Relatively high maintenance and recycling costs.

The last 20 years have been a time of tremendous change in the battery industry. Where lead-acid batteries were once used primarily for starting, lighting and ignition applications, they have moved into the mainstream of motive applications, powering everything from wheelchairs and golf carts to forklifts and mining equipment. More recently, the focus has shifted to electric cars, hybrid electric vehicles and the promise of automotive fuel cells. Unfortunately, lead-acid battery technology has not been able to keep pace with increasingly demanding applications. Therefore, the battery industry currently faces a number of substantial challenges, including:

•	Developing products that have improved energy and power to weight ratios;

•	Developing products that charge and discharge more rapidly;

•	Developing products that have longer cycle lives;

•	Developing products that make a greater proportion of the stored energy available for use; and

•	Developing more efficient and cost-effective recycling methods.

In response to these challenges, and others, a number of companies are developing and introducing products based on technologies other than lead-acid. These emerging rechargeable battery technologies include lithium ion batteries, nickel cadmium batteries, nickel metal hydride batteries and supercapacitors. In general, the emerging battery technologies are far more sophisticated and expensive than the lead-acid batteries they hope to replace.

We believe growth and technical change in the battery industry will continue to accelerate for the foreseeable future. While emerging technologies like nickel-metal hydride and lithium ion are the current market leaders in certain high-performance applications like hybrid electric vehicles, we believe the cost and complexity of these technologies will ultimately be limiting factors, particularly in light of economic constraints on producers of mass market transportation products and electric utilities.

Economic evaluations of energy storage alternatives ultimately boil down to a comparison between the cost of generating a kilowatt-hour of electricity and the cost of storing a kilowatt-hour of electricity. Therefore, economic evaluations need to consider and account for:

•	Purchase price per unit of useful storage capacity;

•	Maintenance and recycling costs;

•	Expected cycle life; and

•	Total cost of ownership per storage cycle, which is calculated by dividing the sum of the purchase, maintenance and recycling costs by the anticipated cycle life.

The following table compares the anticipated price and performance characteristics of our commercial prototype e3 Supercell batteries with widely available battery alternatives. The table presents typical values for each class of products and does not necessarily reflect the possible performance extremes within each class.

	Energy density		Useful life	Cost of ownership per kWh)
	(Wh/kg)	(Wh/l)	(Cycles)	(Capacity)	(Per cycle)
e3 Supercell	12	30	1,600	$600	$0.38
Lead-acid	25	75	400	$250	$0.63
Lithium ion	65	120	1,000	$1,200	$1.20
Nickel metal hydride	45	80	600	$900	$1.50

Our e3 Supercell batteries do not have as much energy storage capacity as any of the other competitive battery technologies, but we believe they offer a desirable balance between energy and power while overcoming the life cycle limitations inherent in lead acid batteries and the high cost of other advanced battery technologies.

Our best performing laboratory prototypes have demonstrated the ability to withstand up to 1,600 cycles at 90% depth of discharge. Therefore, we believe the current performance of our e3 Supercell technology is sufficient to earn a prominent position in the battery industry. While there is no assurance that we will be successful, our goal is to eventually produce commercial e3 Supercell batteries that can withstand from 3,500 to 4,000 cycles, which is the equivalent of a 10-year useful life in a daily cycling environment. To attain this goal we will need to develop positive electrodes that are more resistant to grid corrosion and mass shedding. We are currently evaluating a variety of potential solutions including corrosion resistant alloys and coatings. While we are confident that we will be able to improve the cycling capacity of our proposed products, there is no assurance that we will attain our ultimate goal.

Our e3 Supercell technology

The full technical description of an e3 Supercell battery is a “multi-celled asymmetrically supercapacitive lead-acid-carbon hybrid battery.” Like a lead-acid battery, a typical e3 Supercell battery consists of a series of cells. Within the individual cells, however, our construction is different. Instead of using alloy grids filled with sponge lead paste, e3 Supercells use five-layer electrode assemblies that consist of a carbon electrode, a corrosion barrier, a current collector, a second corrosion barrier and a second carbon electrode. These negative electrode assemblies are then sandwiched together with standard positive electrodes and separators and stacked vertically in each cell, which are in turn filled with electrolyte, sealed and connected in series to the other cells. The resulting device is effectively half lead-acid battery and half supercapacitor. It does not have all the characteristics of either technology, but we believe it offers a highly desirable balance between energy and power coupled with a much longer cycle life.

We have identified four market segments where we believe the e3 Supercell technology can be competitive in its current stage of development. These segments are (a) energy storage systems for wind and solar power, which accounts for $400 million per year in global sales, (b) batteries for power quality systems, which accounts for $500 million per year in global sales, (c) batteries for DC power systems, which accounts for $600 million per year in global sales and (d) batteries for motive applications including industrial equipment, fork lifts, wheelchairs and golf carts, which accounts for $2 billion per year in global sales. We also believe our e3 Supercell technology has substantial potential in a variety of emerging markets that are expected to grow significantly over the next 5 to 10 years. In particular, we believe e3 Supercell may offer significant advantages in:

•
Hybrid electric vehicles. The first generation of hybrid electric vehicles uses expensive nickel metal hydride technology because it is the only available technology that can tolerate the high-power demands and rapid recharge requirements. We believe and will attempt to demonstrate that e3 Supercell power systems can offer comparable performance for a fraction of the cost. If we are able to develop a low cost power system for HEV applications, the market for such a system could be substantial.

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Fuel cell systems. Fuel cell technology is advancing rapidly. While the energy storage potential of fuel cells is very high, fuel cells are not able to respond rapidly to peak power demands. Therefore, most fuel cell developers incorporate batteries in their systems to improve peak power delivery. We believe the low cost and unique power delivery characteristics of our proposed e3 Supercell batteries will be particularly attractive to fuel cell producers. There is no assurance we will be able to develop a cost-effective storage solution for fuel cell systems, but this potential market also has substantial potential.

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Conventional electric utilities. Conventional utilities build generating and transmission capacity to satisfy peak demand. Therefore, a substantial portion of the generating and transmission capacity in every utility system is underutilized. There are many potential energy storage applications in grid-based utility systems, including power quality, peak shaving, transmission line upgrade deferral, power station upgrade deferral and others. However the high costs of ownership per cycle and the relatively short cycle lives of available battery technologies generally make those applications uneconomic. While our laboratory prototypes do not have sufficient cycle life to appeal to conventional utilities, we believe an e3 Supercell battery that could withstand from 3,500 to 4,000 cycles would be attractive and can be developed. We intend to pursue joint development opportunities with a variety of industrial and governmental partners. However there is no assurance we will ever develop a cost-effective storage solution that offers a 10-year useful life.

Our competitive advantages

Driven by rising fuel costs and rapid technical advances in battery powered devices, we believe demand for cost-effective energy storage systems will continue to grow rapidly. Since the economic trade-off between storage costs and generation costs will be a formidable challenge for the foreseeable future, we believe we can become a leader in the high performance battery market. In addition to low total cost of ownership per storage cycle, we believe other key competitive advantages will include:

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Ease of integration. Our planned electrode assemblies will be designed to replace conventional grid and paste negative electrodes with minimal changes in design, manufacturing equipment and manufacturing methods. We believe the relative simplicity of integrating our planned electrode assemblies into existing lead-acid battery production lines will appeal to potential manufacturing partners.

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Superior flexibility. By changing the number, geometry and arrangement of the electrode assemblies, we can configure our technology to favor either energy storage or power delivery characteristics. We believe the ability to adapt our technology to meet the needs of individual applications will appeal to customers.

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Reduced lead content. Depending on the energy, power and cycling requirements of a particular application, our e3 Supercells will use from 30% to 70% less lead than conventional batteries. We believe this efficient use of lead will appeal to environmental interests and regulatory authorities.

Our ability to establish and maintain a competitive position will be dependent on several factors, including the availability of raw materials and key components, our ability to design and manufacture commercial prototype e3 Supercell batteries that offer the performance advantages of our laboratory prototypes, our ability to establish and operate facilities that can fabricate electrode assemblies and manufacture commercial e3 Supercell batteries of consistent quality at a predictable cost, our ability to establish and expand a customer base, our ability to compete against established and emerging battery technologies, the market for batteries in general, our ability to retain key personnel and other factors set forth in the “Risk Factors” section of this prospectus.

Our core business strategies

Our management team has a diverse set of industry skills and experience, including backgrounds spanning research and development, precision manufacturing, quality control and finance, as well as expertise running complex organizations and managing rapid growth. Our objective is to become an industry leader in low cost, high performance energy storage systems. We plan to achieve this objective by pursuing the following core strategies:

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Platform technology business model. We plan to implement a platform technology business model where we will focus on developing and manufacturing the carbon electrode assemblies that are unique to e3 Supercells and then sell our electrode assemblies to established battery manufacturers who want to produce e3 Supercell products. We believe our platform technology business model will allow us to focus on a narrow band of value-added activities that appear likely to minimize our capital investment and maximize our profitability. Moreover, we believe our business model can reduce our time to market and allow us to rely on the established competences of existing manufacturers while forging a strong brand identity for e3 Supercell batteries.

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Prove performance through third party testing. We have been testing our laboratory prototypes for nineteen months and our development collaborators have been conducting their own tests for over three months. We are preparing to begin independent third-party confirmation testing at Sandia National Laboratories. We believe the combination of in-house, development collaborator and third party testing will establish the value of our technology.

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Initial focus on high-value market segments. We believe commercial e3 Supercell batteries will be most appealing in high-value market segments where long-life, high performance and low maintenance costs are more important than initial purchase price. We are forging strategic alliances with providers of alternative energy equipment and manufacturers of power quality systems, DC power systems and a variety of battery powered industrial, medical and transportation devices. We believe our existing and proposed strategic alliances will increase distribution efficiency and reduce the cost of developing and commercializing our proposed products.

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Leverage relationships with research institutions. We have established a testing relationship with Sandia National Laboratories, which is particularly interested in the potential electric utility applications for our e3 Supercell technology. We are also engaged in discussions with industry consortia and thought leaders in the fields of hybrid electric vehicles and automotive fuel cell technology. As we develop our relationships in the field of energy research we believe the opportunities for government funding and consortia participation will expand rapidly, and improve our access to potential suppliers and customers.

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Leverage relationships with suppliers. We are negotiating a development and supply agreement with a major manufacturer of activated carbon. The proposed agreement contemplates the joint development of methods for the large-scale processing of activated carbon according to our specifications and will, if executed, ensure a reliable source for our critical raw material under an exclusive long-term contract.

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Leverage relationships with battery manufacturers. Our business model is based on the premise that we can most effectively address the needs of the market by selling electrode assemblies to established battery manufacturers who want to expand their existing product lines. This business model should allow us to leverage the competences, manufacturing facilities and distribution networks of established manufacturers, reduce our time to market and increase our potential market penetration.

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Build a recognized brand. We believe strong brand name recognition is important to increase product awareness and to effectively penetrate the mass market. We intend to require co-branding of all energy storage devices that use our electrode assemblies. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost of ownership per storage cycle.

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Secondary focus on emerging markets. Emerging markets for fuel cell power systems, hybrid electric vehicles and conventional utility applications are becoming increasingly attractive. We are actively evaluating the potential for using e3 Supercell products in these emerging markets. We believe our unique balance of energy, power, cycle life, recharge rate and cost per storage cycle will be attractive to users that consider a total value proposition rather than focusing primarily on peak performance.

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Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in research and development to improve the performance of our e3 Supercell devices and lower our manufacturing costs.

Our commercialization strategy

The battery industry is mature, capital intensive, heavily regulated, highly competitive and averse to product performance risks associated with radical departures from established technology. Due to the nature of the industry, we do not believe we will be able to make a credible entry into the battery market until we have proven the advantages of our e3 Supercell technology in demonstration projects with end users. Therefore, our business plan contemplates two discrete phases. During the demonstration phase, we will focus on producing small quantities of commercial prototype e3 Supercell batteries in our own manufacturing facilities. These commercial prototype e3 Supercell batteries will serve as the foundation for a series of demonstration projects with established end users. If the demonstration projects are successful and end user testing validates the advantages of our e3 Supercell technology under real-world operating conditions, we can proceed to the commercialization phase.

Demonstration phase We have identified four market segments where we believe the e3 Supercell technology can be competitive in its current stage of development. These segments are (a) energy storage systems for wind and solar power, which accounts for $400 million per year in global sales, (b) batteries for power quality systems, which accounts for $500 million per year in global sales, (c) batteries for DC power systems, which accounts for $600 million per year in global sales and (d) batteries for motive applications including industrial equipment, fork lifts, wheelchairs, golf carts and hybrid electric vehicles, which accounts for $2 billion per year in global sales. Our planned demonstration project schedule for our initial target markets follows:

We intend to begin manufacturing limited quantities of pre-commercial e3 Supercell battery prototypes in the second quarter of 2006. The principal purpose of the pre-commercial prototypes will be to refine our manufacturing techniques and make early stage production devices available to potential demonstration project partners who want to conduct preliminary product testing before committing to formal demonstration projects in diverse fields including hybrid electric vehicles, fuel cell technology, motive health care equipment and a variety of stationary applications. While our initial manufacturing activities are not expected to generate substantial revenue, we believe they will significantly expand the pool of potential demonstration project partners and raise the profile of our planned e3 Supercell products among potential users. Beginning in the third quarter of 2006, we plan to begin a more formal series of planned demonstration projects for our initial target markets as follows:

Third quarter 2006	Batteries for wind and solar power generating facilities

Fourth quarter 2006	Batteries for power quality systems

First quarter 2007	Batteries for motive applications

Second quarter 2007	Batteries for DC power systems

Our first demonstration projects will focus on wind and solar power generating facilities because the needs of alternative energy producers are a good fit with the demonstrated performance characteristics of our laboratory prototypes. We have begun shipping laboratory prototypes to our development collaborators who are using those laboratory prototypes to design the power electronics and control systems necessary for our planned demonstration projects. Our path in the alternative energy sector includes the following steps:

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Prototype manufacturing. We are finalizing design work and manufacturing plans for the commercial prototype e3 Supercell batteries that will be used in alternative energy demonstration projects. We intend to purchase raw materials and components from established manufacturers and then fabricate electrode assemblies and assemble the commercial prototype e3 Supercell batteries in company-owned facilities.

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Demonstration projects. We have entered into non-binding letters of intent for a series of demonstration projects with distributors of wind and solar energy equipment. These projects will typically include hundreds of interconnected e3 Supercell batteries and result in revenue of $50,000 to $75,000 per project.

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Commercial production. When we have developed sufficient data to support a decision to commence full scale production of a product or product line, we plan to pursue strategic relationships with one or more battery manufacturers that are willing to purchase electrode assemblies from us and use those electrode assemblies to manufacture co-branded commercial e3 Supercell batteries.

We intend to follow a similar path for each of our identified market segments and believe a comparable path will be required for any additional market segments we identify in the future. There is no assurance that our current non-binding letters of intent with alternative energy producers will result in purchase contracts; that we will be able to produce commercial prototype e3 Supercell batteries in a timely manner; or that the cost of demonstration projects will not exceed current estimates. Moreover, there is no assurance that the performance advantages we have seen in the laboratory will be demonstrated and documented under real-world operating conditions. Accordingly, there is no assurance that our planned demonstration projects will be successful or that we will be able to commercialize e3 Supercell batteries for a particular market segment.

Our planned demonstration projects are not expected to generate sufficient gross profit to offset our expected operating costs. Accordingly, we do not expect to attain profitability during the demonstration phase. If we enter into a commercialization relationship for a specific product or product line, we believe our margins are likely to improve. However there is no assurance that the commercialization of products for one or more market segments will generate sufficient revenue to offset our anticipated operating expenses and yield a profit.

Commercialization phase During the commercialization phase, we intend to implement a platform technology business model where we will develop and manufacture the laminated electrode assemblies that are unique to e3 Supercells, and then sell those assemblies to established battery manufacturers who want to produce a co-branded commercial e3 Supercell product. We believe a platform technology business model can reduce our time to market, allow us to rely on the established competences of existing manufacturers and forge a strong brand identity for e3 Supercell batteries, while allowing us to focus on a narrow band of value-added activities that appear likely to minimize our investment and maximize our profitability.

We have no contracts with established battery manufacturers that have agreed to manufacture and distribute a co-branded e3 Supercell product. We will not be in a position to negotiate suitable manufacturing relationships until we complete our planned demonstration projects. Even if our demonstration projects are successful, we may be unable to negotiate manufacturing relationships on terms acceptable to us. If we ultimately decide to manufacture and distribute a line of commercial battery products ourselves, rather than sell laminated electrode assemblies to established battery manufacturers, our time to market and our anticipated capital costs will increase dramatically.

Our facilities

Since inception, we have focused on fabricating and testing a series of laboratory prototypes that range from simple three electrode cells to complex multi-cell batteries that contain up to 10 electrodes in each cell. These research and development activities were all conducted at our facility in Woodbridge, Ontario. We are presently establishing facilities to manufacture limited quantities of commercial prototype e3 Supercell batteries that will be sold to third parties who have signed non-binding letters of intent to participate in demonstration projects with us. Our existing and proposed facilities are described in more detail below.

Research and Development, Woodbridge, Ontario We conduct the bulk of our research and development at a facility in Woodbridge, Ontario that has been the cornerstone of our research, development and testing programs for the last two years. Our operations in Woodbridge are conducted through our wholly owned subsidiary APC. We rent the facility on a month-to-month basis for a rental of $9,500. Our Woodbridge facility includes approximately 14,000 square feet of floor space, including 5,000 square feet of management, administrative and engineering offices, 5,000 square feet of manufacturing facilities and 4,000 square feet of research laboratories. The principal function of this facility has been to insure that formulations, constructs and fabrication methods that succeed in the laboratory are tested in-house under controlled conditions. Our Woodbridge facility has the in-house ability to process raw materials, fabricate electrodes and build laboratory prototype e3 Supercells in small quantities for material and design evaluation purposes. Performing the entire fabrication process in-house has given us better control over the quality of our prototypes and helped integrate the work of our research team with the practical issues faced by our engineering team. Our research and development facility will never generate an operating profit, however we believe the ability to combine scientific research and prototype production in a single facility will increase the probability that any new facilities we establish in the future will be able to produce quality products at predictable competitive prices.

Battery manufacturing, New Castle Pennsylvania We recently purchased the battery fabrication equipment, parts inventories and trademarks of a small battery manufacturing company that ceased operations in the summer of 2005. We have also leased the manufacturing plant where the equipment was installed. Our operations will be conducted through a recently organized wholly owned subsidiary named Axion Battery Products, Inc. The former owner of our battery manufacturing facility was an ISO 9001 certified battery manufacturer that had all permits and other required authorization for the production of 750,000 lead-acid batteries per year and made specialty batteries for racecars and vintage automobiles and commodity batteries for general automotive use. We purchased the assets in a UCC sale from a commercial bank that obtained those assets in connection with a loan foreclosure.

We have leased the buildings that the former owner of the equipment used for its manufacturing plant. Under the terms of our lease with an unaffiliated landlord, we will lease the facility for a period of two years at a monthly rental of $10,000, and have two successive five-year renewal options at a commercially reasonable rate. The battery manufacturing facility includes approximately 62,700 square feet of floor space, including 7,232 square feet of office, locker, lab and lunch area, 42,500 square feet of manufacturing space, 8,000 square feet of storage buildings and 5,000 square feet of basement area.

We are currently refurbishing the equipment and preparing the plant for production. When our battery manufacturing plant is staffed and ready for operations, we plan to begin production of specialty lead-acid batteries for racecars and vintage automobiles and use the excess capacity to make small batches of commercial prototype e3 Supercell batteries for demonstration projects. We plan to begin production of lead-acid batteries within 30 days and realize our first revenue from product sales in the current quarter. We expect to begin production of commercial prototype e3 Supercell batteries for our demonstration projects in the second quarter of 2006. We believe our battery manufacturing facility will give us the ability to make commercial prototype e3 Supercell batteries in sufficient quantities to accommodate the needs of our planned demonstration projects. We believe the specialty lead-acid batteries and commercial prototype e3 Supercell batteries we intend to produce will generate sufficient revenue to pay their direct manufacturing costs and make a modest contribution to overhead.

Planned electrode fabrication facility We have ordered certain production equipment for a planned electrode fabrication facility, but have not yet reached a final decision respecting the location of the facility. We are negotiating a proposed $500,000 economic development grant from the State of New York that will, if successfully negotiated, be used to underwrite the cost of equipment for our planned facility. If ongoing negotiations are concluded in a timely manner, our electrode fabrication facility should be operational by April 2006. Our current plans contemplate a facility that will have the initial capacity to fabricate electrode assemblies for 6,000 e3 Supercell batteries per year, and can be expanded to fabricate electrode assemblies for 160,000 e3 Supercell batteries per year with the purchase of additional equipment.

We have limited experience in manufacturing and will need to employ qualified personnel to manage our planned electrode fabrication and battery manufacturing facilities. There is no assurance that we will be able to attract experienced personnel or produce a quality product for sale at competitive prices. Since we have no long-term manufacturing plans, there can be no assurance that we will be able to successfully manufacture our products.

Our development collaborators

During the research and development stage, the late Dr. Brian Conway of the University of Ottawa was actively involved in the development and testing of our e3 Supercell technology. In this capacity he supervised the testing of our early prototypes, documented the principal performance characteristics of our e3 Supercell technology and provided technical guidance to our scientific and engineering teams. As we transition from research to manufacturing, our development collaborators will include East Penn Manufacturing Company, Inc., Sandia National Laboratories and Dr. Andrew F. Burke.

East Penn Manufacturing Company, Inc. We have entered into a memorandum of understanding with East Penn, the largest independent battery manufacturer in North America. The MOU establishes the framework for a three-phase joint development and testing program that includes laboratory testing; prototype development and testing; and co-development of a series of pre-commercial e3 Supercells. For the last three months, East Penn has been conducting its own tests to more fully characterize the electrode corrosion and mass shedding characteristics of our e3 Supercell prototypes and confirm our in-house test results. We believe this joint development and testing program will help advance our e3 Supercell technology through initial product rollout. The MOU only provides a general framework for our planned cooperation and does not include a detailed listing of the tasks to be completed, a complete allocation of the anticipated costs or the specific terms of the future economic relationship between our companies. Instead, the MOU contemplates that each stage of the testing and development process will be described in a more detailed agreement that clearly defines the respective rights and responsibilities of the parties.

Sandia National Laboratories In cooperation with East Penn, we have negotiated the terms and protocols for an independent testing contract with the U.S. Department of Energy’s Sandia National Laboratories. We have recently completed an in-house version of the proposed Sandia tests using our laboratory prototypes and sent a full set of prototypes to Sandia for their confirmation tests. We expect Sandia to begin testing our e3 Supercell batteries in the first quarter of 2006 and continue life cycle testing until the prototypes fail.

Dr. Andrew F. Burke, Ph.D. Dr. Burke is a member of the research faculty at the Institute of Transportation Studies, University of California at Davis, and a recognized expert in the field of electric and hybrid vehicle design, analysis, and testing. He directs the EV Power Systems Laboratory and performs research and teaches graduate courses on advanced electric driveline technologies, specializing in batteries, ultracapacitors, fuel cells and hybrid vehicle design. Dr. Burke is working with us in an effort to develop a high-power e3 Supercell design that will be suitable for use in hybrid electric automobiles.

Our strategic alliances

Our business strategy involves developing proposed e3 Supercell products for a variety of applications and then determining whether to partner the proposed product or continue development internally until a performance milestone is reached. In furtherance of this strategy, we are devoting substantial time, effort and attention to forging strategic alliances. Our primary focus in discussions with potential strategic partners has been to explore the potential for the formation of joint ventures to conduct demonstration projects where e3 Supercell batteries are built for use in a particular application or class of applications.

Alternative Energy We have engaged in preliminary discussions with a number of potential strategic partners in the alternative energy industry and have signed non-binding letters of intent for following demonstration projects.

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Hybridyne Power Systems is an Ontario company that specializes in the sale and installation of hybrid (wind & solar) renewable energy systems and has signed a non-binding letter of intent to conduct a total of five demonstration projects with us over the next 12 months. The first demonstration project will be a 75 Kilowatt Hour project and is scheduled for the third quarter of 2006. Additional projects of increasing size and complexity will follow every three months.

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Omni Power Systems is an Ontario company that specializes in the sale and installation of power quality systems and has signed a non-binding letter of intent to conduct a total of five demonstration projects with us over the next 18 months. The first project is planned for the fourth quarter of 2006.

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Vektec Electronics is a New Zealand company that specializes in the sale and installation of wind power generating equipment and has signed a non-binding letter of intent to conduct a total of five demonstration projects with us over the next 18 months. The first project is planned for the fourth quarter of 2006.

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CPE Div L is an Ontario company that acts as a value added reseller of wind power generating equipment and has signed a non-binding letter of intent to conduct a total of five demonstration projects with us over the next 18 months. The first project is planned for the fourth quarter of 2006.

Our alternative energy projects will typically include hundreds of interconnected e3 Supercell batteries and result in revenue of $50,000 to $75,000 per project. We are currently engaged in preliminary discussions with several manufacturers of UPS and DC Power systems and heavy use motive equipment for additional demonstration projects in those market segments.

Fuel cell technology We are negotiating an agreement to provide e3 Supercell batteries for testing by a major auto parts manufacturer that is developing a proprietary fuel cell system for automotive applications. The goal of the project is to develop a battery system that will be used in conjunction with fuel cell systems. The proposed agreement will not require the manufacturer to pay or reimburse any of the costs we incur in connection with the project or obligate the manufacturer to purchase products from us in the future. Likewise it does not require us to sell products to the manufacturer or sublicense our technology if we are unwilling to supply products on terms that the manufacturer finds acceptable. There is no assurance that our e3 Supercell technology will satisfy the applicable performance requirements or that we will be able to negotiate an acceptable agreement respecting the future sale of battery products for use in fuel cell systems.

We believe that our existing and future strategic alliances will give us the advantage of significant technical know-how, operating experience and field support while giving our strategic partners an opportunity to participate in the early development of a promising technology. As we expand into the markets for uninterruptible power supplies and DC power systems, it may be difficult for us to find third parties that are willing to enter into strategic alliances on acceptable economic terms or at all. If we are not able to enter into a strategic alliance with respect to a particular proposed product, we may be required to undertake and fund further development using our own funds.

Patents and intellectual property

In connection with the business combination, we purchased three issued U.S. patents from C&T:

•	U.S. Patent No. 6,706,079 - Method of formation and charge of the negative polarizable carbon electrode in an electric double layer capacitor;

•	U.S. Patent No. 6,628,504 - Electric double layer capacitor; and

•	U.S. Patent No. 6,466,429 - Electric double layer capacitor.

We also purchased all of C&T’s patent applications, trade secrets, know-how and other intellectual property associated with the e3 Supercell technology. We have no duty to pay any royalties or license fees with respect to the future commercialization of the e3 Supercell technology and we are not subject to any field of use restrictions. We believe the C&T patents and patent applications, along with our trade secrets, know how and other intellectual property will be critical to our success.

Between the C&T patent applications and our independent patent applications, we have three patent applications pending at the date of this prospectus covering various aspects of our e3 Supercell technology. There is no assurance that any of the pending patent applications will ultimately be granted.

Our ability to compete effectively with other companies will depend on our ability to maintain the proprietary nature of our e3 Supercell technology. The intellectual property we purchased from C&T includes three issued patents that cover various aspects of the e3 Supercell technology. We plan to file additional patent applications in the future. However the degree of protection offered by our existing patents or the likelihood that our future applications will be granted is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell products based on our e3 Supercell technology. Competitors may also intentionally infringe on our patents. The defense and prosecution of patent litigation is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties. Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future.

We also rely on trade secrets, know-how and other unpatented technology and there is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our trade secrets, know-how and other unpatented technology. To protect our rights in these areas, we require all employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend upon further innovation and technological expertise.

We may license technology from third parties. Our proposed products are still in the development stage and we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated.

In general, the level of protection afforded by a patent is directly proportional to the ability of the patent owner to protect and enforce his rights through legal action. Since our financial resources are limited, and patent litigation can be both expensive and time consuming, there can be no assurance that we will be able to successfully prosecute an infringement claim in the event that a competitor develops a technology or introduces a product that infringes on one or more of our patents or patent applications. There can be no assurance that our competitors will not independently develop other technologies that render our proposed products obsolete. In general, we believe the best protection of our proprietary technology will come from market position, technical innovation, speed-to-market and product performance. There is no assurance that we will realize any benefit from our intellectual property rights.

Competition

We plan to compete with a number of established competitors in the battery in the battery and supercapacitor industry, including Maxwell, Energy Conversion Devices, Panasonic, Nippon-Chemicon, Ness, Enersys, Exide, Japan Storage Battery, Korea Storage Battery and others. In addition, many universities, research institutions and other companies are developing advanced energy storage technologies including symmetric supercapacitors, asymmetric supercapacitors with organic electrolytes, nickel metal hydride batteries, lithium ion batteries and advanced lead-acid batteries. Others are developing advanced energy production technologies like fuel cells, solar cells and windmills. Any or all of these technologies may compete with our technology. We expect to face increased competition in the future. Since many of our competitors are developing technologies that may ultimately have costs similar to, or lower than, our projected costs, there can be no assurance we will be able to compete effectively.

Most of our potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. Our business will rely on sales of our energy storage products and our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. We expect to compete on the basis of design flexibility, performance, reliability and total cost of ownership per storage cycle. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share. In addition, the energy storage device market in general competes with other sources of renewable energy and conventional power generation. If prices for conventional and other renewable energy resources decline, or if these resources enjoy greater policy support than solar power, the energy storage device market could suffer.

The rechargeable battery industry has numerous technological and economic barriers to entry. The development of technology, equipment and manufacturing techniques and the operation of a facility for the automated production of rechargeable batteries require large capital expenditures, which may deter new entrants from commencing production. During the past few years, however, several Asian companies have gained manufacturing strength in rechargeable battery sector. In order to minimize our capital investment in manufacturing facilities and establish strong brand name recognition for our products, our overall strategy is to negotiate strategic alliances and other production agreements with established battery manufacturers that want to include a high-performance co-branded product in their existing product lines. There can be no assurance, however, that our platform technology business model will succeed in the battery industry.

Research and development costs

We engage in extensive research and development to improve our e3 Supercell technology and our proposed products. Our goal is to increase efficiency and reduce costs in order to maximize our competitive advantage. Our research and development organization works closely with our engineering team, our suppliers and potential customers to improve our product design and lower manufacturing costs. During the year ended December 31, 2003 and 2004, we spent $253,435 and $1,551,790, respectively on company sponsored research and development. During the nine months ended September 20, 2005, we spent $1,075,956 on company sponsored research and development. While our limited financial resources and short operating history make it difficult for us to estimate our future expenditures, we expect to incur research and development expenditures of increasing magnitude for the foreseeable future.

Employees

Our company has 25 full-time employees in Woodbridge, including a 17-member scientific and engineering team, a three-member management and business development team and five clerical employees. Seven members of our scientific and engineering team hold PhDs and eight additional scientific and engineering team members hold other degrees. We have not yet reached definitive conclusions respecting the staffing needs of our battery manufacturing and our planned electrode fabrication facility. We are not subject to any collective bargaining agreements and believe our relations with our employees are good.

LEGAL PROCEEDINGS

Canadian Litigation On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named our company, APC, Rene Pardo, Marvin Winick, Kirk Tierney, Joseph Piccirilli, Ronald Bibace, Robert Averill, James Smith, James Eagan, Thomas Granville, Joseph Souccar, Glenn W. Patterson, Canadian Consultants Bureau Inc., Robert Appel, Harold Rosen, Igor Filipenko, Valeri Shtemberg, Yuri Volfkovich, Pavel Shmatko, Michael Kishinevsky, Mega-C Power Corporation (Nevada), Mega-C Power Corporation (Ontario), C And T Co. Incorporated, Turitella Corporation, Gary Bouchard, Fogler Rubinoff LLP, Netprofitetc Inc., 503124 Ontario Ltd., HAP Investments LLC, Infinity Group LLC, James Keim, Benjamin Rubin and John Doe Corporation as defendants.

With respect to our company and certain of our directors, officers and stockholders, the lawsuit alleges a conspiracy to damage the value of the plaintiffs’ investment in Mega-C and deprive the plaintiffs of their alleged interests in our technology. We believe the lawsuit is without merit. We have offered to provide a coordinated legal defense for all individual defendants who agree to be represented by counsel for our company. Any named defendant will be free to retain independent legal counsel, but we will not advance the costs of separate legal counsel. We have not agreed to indemnify any party against damage awards rendered against them or amounts paid in settlement of claims.

Bankruptcy Court Litigation In April 2004, we filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. 04-50962-gwz). In March 2005, the Bankruptcy Court appointed William M. Noall to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner, the trustee of the Mega-C Trust (Case No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares held by the Mega C Trust as property of the bankruptcy estate. On July 27, 2005, we commenced an adversary proceeding against the Chapter 11 Trustee and Ms. Fonner (Case No. 05-05082-gwz) for the purpose of obtaining a judicial determination that:

•	Mega-C does not have any interest in our e3 Supercell technology;

•	Mega-C did not transfer any property to our company with the intent to damage or defraud any entity;

•	Mega-C did not transfer any property to our company for less than reasonably equivalent value; and

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If the court ultimately decides that Mega-C has a valid legal interest in our e3 Supercell technology, then we are entitled to terminate the Mega-C Trust and cancel the 7,827,500 Axion shares held by the trust.

We believe our declaratory judgment action has substantial merit; the documents that we filed as exhibits to our complaint will resolve key factual issues; and we would be likely to prevail at trial.

The settlement agreement discussed in the following section is expected to have a material impact on the pending legal proceedings discussed above.

SETTLEMENT AGREEMENT

Introduction

On December 12, 2005, we entered into a settlement agreement with Mega-C, represented by its Chapter 11 Trustee William M. Noall (“Noall”), and the Mega-C Trust, represented by its trustee Sally A. Fonner (“Fonner”). Additional signatories to the settlement agreement include: (a) Mega-C’s subsidiary, Mega-C Power Corporation, an Ontario corporation; (b) our subsidiaries APC and C&T; (c) Fonner in both her capacity as Mega-C’s sole officer and director and as trustee of the Mega-C Trust; (d) certain former stockholders of APC including Robert Averill, Joe Piccirilli, The Canadian Consultants Bureau Inc., James Smith, James Eagan, Tom Granville, Joe Souccar, HAP Investments, LLC, Glenn Patterson, Igor Filipenko, Ron Bibace, Kirk Tierney, Infinity Group, LLC, James Keim and Turitella Corporation; (e) Paul Bancroft, and (f) certain former stockholders of C&T including, Yuri Volkovich, Pavel Shmatko, Albert Shtemberg, Edward Shtemberg, C&T Co., Inc. in Trust, Oksana Fylypenko, Andriy Malitskiy, Valeri Shtemberg, Yuri Shtemberg, Victor Eshkenazi, Miraslav E. Royz, and Rimma Shtemberg. The settlement agreement wassubmitted to the Bankruptcy Court for approval pursuant to Federal Rule of Bankruptcy Procedure 9019 and approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. On February 8, 2004, a group of Mega-C’s promoters filed a notice of appeal from the Bankruptcy Court order. The notice of appeal does not specify the legal grounds for the appeal or designate a record on appeal. Therefore we have no ability to evaluate the merits of the appellants’ position or predict the likely outcome of the appeal.

Mega-C is a prior licensee of limited rights to our e3 Supercell technology. In February 2003, the Ontario Securities Commission commenced an inquiry into Mega-C’s stock sales that effectively terminated Mega-C’s ability to finance its ongoing operations. APC was organized in September 2003 for the purpose of acquiring the e3 Supercell technology from the owner of the patents and continuing the research and development work required for the commercialization of the e3 Supercell technology.

We acquired APC in December 2003 in a business combination that was structured as a reverse takeover. In connection with the reverse takeover, the shareholders of APC agreed that 7,327,500 shares of our stock would be deposited in the Mega-C Trust pending the resolution of pending and threatened lawsuits among Mega-C and its directors, officers, principal shareholders and promoters. We contributed 500,000 additional shares to the Mega-C Trust in the first quarter of 2005. The stated purpose of the Mega-C Trust was to preserve the potential equitable interests of Mega-C’s shareholders in the e3 Supercell technology while insulating our company from litigation risks associated with the prior business of Mega-C and the activities of its promoters.

The settlement agreement requires us to work with the Chapter 11 trustee to develop a reorganization plan for Mega-C that will ultimately govern the sale or distribution of 4.7 million shares of our stock; and is subject to approval of the jointly prepared disclosure statement, confirmation of jointly prepared plan of reorganization and effectiveness of the plan. Under the terms of the settlement agreement, the Mega-C Trust will:

•
sell 1,000,000 shares to provide cash to pay the fees and costs of Mega-C’s Chapter 11 case and to fund the anticipated cash required to confirm the plan, the effective date conditions of the plan and the balance of any priority and unclassified and allowed unsecured claim;

•	sell 627,500 shares to pay the fees and costs of the Mega-C Trust through the effective date of the plan;

•	retain 4,700,000 shares for the benefit of:

•	holders of disputed creditor claims against Mega-C;

•	holders of allowed equity interests in Mega-C; and

•	holders of disputed equity interests in Mega-C; and

•	surrender at least 1,500,000 to us for cancellation;

Upon effectiveness of a jointly prepared and court approved plan all pending and potential disputes between the parties will be settled and dismissed.

After giving pro forma effect to the conversion rights of holders of our senior preferred stock (including dividends accrued through December 31, 2005), we had 19,082,298 common equivalent shares outstanding on the date of this prospectus. In connection with the settlement agreement, 1,500,000 shares will be surrendered to us for cancellation. This represents a 7.5% decrease in the number of common equivalent shares outstanding and a corresponding increase in the percentage ownership of each common equivalent share.

Conditions precedent to effectiveness

The provisions of the settlement agreement relating to the sale or distribution of 1,627,500 shares of our common stock are currently effective and binding on all parties.

The remaining provisions of the settlement agreement are contingent on approval of the disclosure statement and plan of reorganization that we intend to file in cooperation with Noall, and implementation of that plan on its effective date. The 4,700,000 shares of our stock that will be used to implement our proposed plan have not been transferred to Mega-C and may not be used to implement any other proposed plan without our express consent. The shares will not become part of the Chapter 11 estate until a confirmed plan becomes effective.

In general, our proposed plan will provide (a) for full payment on the effective date of all priority claims, unclassified and allowed unsecured claims, administrative claims, professional fees and administrative expenses; (b) that all classified and allowed claims of Mega-C’s creditors will be paid in full in accordance with the plan; and (c) that the remaining assets will be distributed proportionately to the allowed holders of Mega-C shares in accordance with the plan. We believe these contingencies are likely to be favorably resolved.

Two groups that we believe are directly or indirectly controlled by Mega-C’s former directors, officers and promoters have vigorously contested a variety of issues in the Mega-C Bankruptcy. Since any party in interest can object to the disclosure statement and the proposed plan, or otherwise seek to delay, impede or prevent acceptance or confirmation of the proposed plan, there is no assurance that these groups will not object to the disclosure statement and the proposed plan, or that the Court will ultimately approve and confirm the disclosure statement and proposed plan. We are unable to predict whether other parties in interest will object to the disclosure statement or the proposed plan, or whether the Court will find any objections that are raised meritorious.

Cases subject to settlement agreement

The settlement agreement specifically relates to and resolves two causes of action pending before the Court that will be dismissed with prejudice on the effective date of an approved plan:

•	William M. Noall, as Chapter 11 Trustee of Mega-C Power Corporation v. Sally Fonner, Trustee of Trust For the Benefit of the Shareholders of Mega-C Power Corporation, Adversary No. 05-05042-GWZ; and

•	Axion Power International, Inc. v. William M. Noall, in his capacity as Chapter 11 Trustee of Mega-C Power Corporation, and Sally Fonner, as Trustee of the Mega-C Trust, Adversary No. 05-05082-GWZ

The settlement agreement also provides that all of Mega-C’s right title and interest, if any, in e3 Supercell technology will be transferred to us, together with all assets of Mega-C in our possession and all of Mega-C’s right, title and interest in the stock of Mega-C Technologies, Inc.

Under the terms of the settlement agreement, we will receive, among other things, written releases from Mega-C and Noall for (a) all known and unknown claims, potential claims and causes of action that Mega-C or Noall could assert against any signatory to the settlement agreement and (b) all derivative claims that any of Mega-C’s creditors or stockholders might have the right to assert against any signatory to the settlement agreement. Under the terms of the Plan, we will receive exculpation from liability for any act or omission in connection with or arising out of the Chapter 11 case, except for liabilities arising from our gross negligence or willful misconduct.

Impact on other litigation

The settlement agreement does not settle the Canadian litigation discussed in the “Legal Proceedings” section of this prospectus. However, the settlement agreement does (a) encompass all disputes arising from our dealings with Mega-C and our purchase of the e3 Supercell technology; (b) release all claims that Mega-C or the Chapter 11 Trustee could assert against our company and our property, including derivative actions by Mega-C’s shareholders or creditors; and (c) require the Chapter 11 Trustee to use his reasonable best efforts to obtain dismissal of the Taylor litigation to the extent that the litigation asserts derivative and other claims that belong to the Chapter 11 estate. We believe the settlement agreement will simplify the resolution of claims asserted in the Taylor litigation, however it is not certain that the settlement agreement will resolve all of the asserted claims. Future proceedings in the Taylor litigation could have a material adverse impact on our financial condition and the value of our stock.

Impact on Mega-C Trust

Under the settlement agreement, the Mega-C Trust will continue in existence until the 7,827,500 shares of our common stock that constitute the trust corpus are sold or distributed. The Mega-C Trust will dispose of the shares as follows:

Prior to Plan Effective Date During the period between approval of the settlement agreement and the Plan effective date, the Mega-C Trust will:

•
sell up to 1,000,000 shares for the purpose of paying the fees and costs of the Mega C Chapter 11 case and to fund the anticipated cash required to confirm the plan, the effective date conditions of the plan and the balance of any priority and unclassified and allowed unsecured claims; and

•	sell or distribute up to 627,500 shares for the purpose of the fees and costs of the Mega-C Trust through the effective date of the plan.

The sales are not subject to the subsequent confirmation of the Plan and the Mega-C Trust will receive all of the proceeds from the sale of the shares.

The proceeds from the sale of shares for the benefit of the Chapter 11 estate will be deposited in separate account under the joint control of the Mega-C Trust and the Chapter 11 Trustee. Prior to the effective date of the proposed plan those funds may only be used to pay approved administrative expenses, including professional fees and costs. Those payments will not be contingent on plan confirmation. Any excess proceeds will be retained in joint account until the effective date of Mega-C’s plan of reorganization.

The proceeds from the sale of shares for the benefit of the Mega-C Trust will be immediately available and the payment of trust expenses will not be contingent on plan confirmation. The Mega-C Trust may elect to distribute shares to its trustee, employees, attorneys, agents and creditors in satisfaction of certain liabilities.

While the Mega-C Trust will have the power to sell our shares in open market transactions, our historical trading volume has not been sufficient to accommodate substantial open-market sales. Therefore, the bulk of the shares will likely be disposed of in block sale transactions for negotiated prices. Our company will pay the expenses of registering the shares and the Mega-C Trust will pay all selling expenses.

On Plan Effective Date Assuming that the bankruptcy court approves a plan as generally outlined in the settlement agreement, on the Plan effective date:

•
the Mega-C Trust will transfer (a) the remaining proceeds from the sale of shares, (b) any unsold balance of the 1,000,000 shares and (c) such portion of 4,700,000 shares as the court may order to a liquidating trustee who will use those assets to fund payment of all priority and unclassified and allowed unsecured claims and to establish adequate disputed claims reserves;

•	the Mega-C Trust will surrender 1,500,000 shares to us for cancellation;

•	the trust agreement will be amended as provided in the Plan for the purpose of distributing the remaining assets to Mega-C’s shareholders in proportion to their allowed equity interests;

•	a five member governing board consisting entirely of Mega-C shareholders will be appointed to supervise the future activities of the trust; and

•	Ms. Fonner will resign and a new independent trustee selected by the governing board will be appointed.

After Plan Effective Date As promptly as practicable after appointment, the independent trustee will:

•	transfer sufficient shares to the liquidating trustee to pay any disputed creditor claims that are resolved in the creditor’s favor;

•	distribute all remaining assets to Mega-C’s shareholders in proportion to their allowed equity interests;

We will be required to file a post-effective amendment to our Form S-1 registration statement in connection with the planned transfer of shares to the liquidating trustee and the planned distribution of shares to Mega-C’s shareholders in proportion to their allowed equity interests. Each such transfer or distribution will be preceded or accompanied by the form of prospectus included in the post-effective amendment.

Impact on our company

The settlement agreement will favorably impact our company and stockholders in several respects including:

Right of First Refusal We will retain a right of first refusal with respect to any proposed sales of our stock that are neither an open market sale at prevailing prices nor effected in connection with an underwritten offering to the general public. We will not have any power to influence future decisions to distribute our shares in settlement of claims and interests and there is a risk that either the independent trustee or the liquidating trustee will distribute shares of our stock to persons we would exclude from stock ownership if we had the power to do so.

Technology Ownership When we purchased the e3 Supercell technology, we recognized the possibility that certain prior license agreements with Mega-C could leave Mega-C with residual rights that might limit or impair our ability to develop and commercialize the e3 Supercell technology. Under the settlement agreement, all of Mega-C’s claimed rights to and interests in the e3 Supercell technology will be transferred to us.

Facilities and Personal Property In January 2004, APC agreed to assume certain future payment obligations owed by Mega-C in return for the right to use certain tangible and intangible personal property owned by Mega-C. Under the settlement agreement, ownership of all tangible and intangible personal property in our possession will be transferred to us.

The financial statement impact of the settlement agreement is discussed in the “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” sections of this prospectus. While we believe the settlement agreement will clear our title to the e3 Supercell technology; reduce our litigation risks and potentially increase the carrying value of our intangible assets and our reported stockholders’ equity, it will not have an impact our liquidity or change our ability to finance our business. Investors are cautioned that companies in our stage of development should ordinarily be evaluated on the basis of their working capital and net tangible assets because there is no assurance that our intangible assets will have any recoverable value if our product development efforts are not successful.

MANAGEMENT

Our board is divided into three classes of directors that serve for staggered three-year terms. Two of our current board members have been elected to serve for terms that expire on the date of our 2008 annual meeting; three of our current board members have been elected to serve for terms that expire on the date of our 2007 annual meeting; and three of our current board members have been elected to serve for terms that expire on the date of our 2006 annual meeting. The following table identifies our current directors and executive officers; specifies their respective ages and positions with our company; and with respect to directors specifies the annual meeting when their current term as a member of the board will expire.

Name	Age	Position	Term as director expires
Thomas Granville	61	Chief Executive Officer, Director	2007 Annual Meeting
Charles Mazzacato	54	President and Chief Operating Officer
Peter Roston	64	Chief Financial Officer
Dr. Edward Buiel	33	Chief of Research and Development
John Petersen	54	Director, General Counsel	2006 Annual Meeting
Dr. Igor Filipenko	42	Director	2007 Annual Meeting
Robert G. Averill	65	Director	2007 Annual Meeting
Glenn Patterson	52	Director	2006 Annual Meeting
Joseph Souccar	72	Director	2006 Annual Meeting
Dr. Howard K. Schmidt	47	Director	2008 Annual Meeting
Michael Kishinevsky	41	Director	2008 Annual Meeting

The following paragraphs provide summary biographical information furnished by our directors, director nominees and officers.

Thomas Granville was appointed to our board in February 2004 and reelected for a two-year term at our 2005 annual meeting. Mr. Granville served as the chairman of our board from February 2004 through April 2005 when he agreed to accept full-time employment as our chief executive officer. Mr. Granville has a 25-year history as the chief executive officer or general partner of a variety of construction, real estate investment and service companies, and for the last 17 years has been principally employed as the president of Gallagher Elevator Company, a family-owned construction company that sells, installs and maintains elevators, escalators and other building transportation products. He also served for 10 years as the president of National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors in the negotiation and implementation of national labor contracts. Mr. Granville is a 1967 graduate of Canisus College. (BA-Business Administration).

Charles Mazzacato was hired to serve as our chief executive officer in July 2004. From November 2004 through March 2005, he also served as a member of our board. In April 2005, Mr. Mazzacato was selected to fill the newly created position of president and chief operating officer. Mr. Mazzacato has 29 years of experience in commercial and industrial power systems engineering sales and marketing. From 1996 through 2003, he held various senior sales and marketing positions with Powerware, a global leader in the UPS and direct current power systems business. Mr. Mazzacato also served as chairman of Powerware’s global marketing council, where he provided leadership and strategic direction for Powerware’s $750 million sales and marketing effort. Previously, he served as Canadian national sales manager for the UPS group of Schneider Electric and as Canadian national sales manager for Emerson Electric. Mr. Mazzacato is a 1975 graduate of Ryerson Polytechnic Institute (Power Systems Engineering).

Peter Roston was appointed financial executive officer in July 2004. Mr. Roston is a Chartered Accountant who managed our accounting and financial systems on a contract basis beginning in February 2004 and has over 30 years experience in accounting and financial management for small and medium sized enterprises. Before joining our company, Mr. Roston was employed for 13 years as a principal of Roston Associates, a Toronto-based management and operations consulting firm that specializes in securing equity financing, government grants and research and development credits for its client companies. Mr. Roston is a 1964 graduate of Concordia University (B.A. in Commerce and Accounting) and received his Chartered Accountant (C.A.) designation in 1967.

Dr. Edward Buiel, PhD. was appointed chief of research and development in September 2005. Before joining our company, Dr. Buiel served for 3-1/2 years as project leader for the Energy Storage Group of Meadwestvaco Corporation, one of the largest producers of activated carbon in the world. In this position Dr. Buiel’s team focused on developing activated carbon materials for electrochemical applications including Lithium-ion batteries, organic ultracapacitors, and asymmetric lead-carbon capacitors. His responsibilities included managing a USCAR-Advanced Battery Consortium project to develop activated carbon materials for hybrid electric vehicle energy storage systems and managing a joint program with Sandia National Laboratories to develop lead-carbon capacitors for grid-connected energy storage systems. Previously, Dr. Buiel worked for nine months as a senior software engineer for Vasocor, Inc. and for 2-1/2 years as a Senior Research Engineer for the Automotive Carbon Group of Meadwestvaco Corporation. Dr. Buiel is a 1994 graduate of Queen’s University, Kingston, Ontario, where he earned a Bachelor of Science in Engineering and Physics, and a 1998 graduate of Dalhousie University, Halifax, Nova Scotia, where he earned a PhD in Physics and wrote his doctoral thesis on “The Development of Disordered Carbon Materials as Anode Materials for Li-ion Battery Applications.”

John Petersen was appointed to our board in February 2003 and reelected for a one-year term at our 2005 annual meeting. Mr. Petersen has served as our general counsel since February 2003 and served as our interim chief financial officer from February 2003 through July 2004. In April 2005, Mr. Petersen was appointed chairman of our board. Mr. Petersen has been a resident of Switzerland since 1998 and has been principally engaged in the practice of law for 25 years. Mr. Petersen is a member of the Texas Bar and practices in the fields of securities and corporate law where he focuses on the needs of entrepreneurial companies. Since April 1999, Mr. Petersen has been a partner in the law firm of Petersen & Fefer, Barberêche, Switzerland. Since December 2000, Mr. Petersen has been an officer and director of Win or Lose Acquisition Corporation, a publicly held blank check company. Mr. Petersen is a 1976 graduate of the College of Business Administration at Arizona State University and a 1979 graduate of the Notre Dame Law School. Mr. Petersen was admitted to the State Bar of Texas in May 1980 and received his license to practice as a Certified Public Accountant in March 1981.

Dr. Igor Filipenko was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire in 2007. Dr. Filipenko also serves as the president of C and T Co. Incorporated, a position he has held since 1997 when he co-founded that company. C&T is the original developer of the e3 Supercell technology and is principally responsible for our ongoing research, development and product testing functions. In addition to his duties as president of C&T, Dr. Filipenko is a principal shareholder in a number of other enterprises, including Oledo Associated S.A., VIK Oil and Vostok Energiya, a group of Ukrainian companies that are engaged in petroleum refining and the import, export and trading of petroleum products, and Laser Plus, an ophthalmologic clinic located in Donetsk, Ukraine. Dr. Filipenko is a 1986 graduate of Donetsk Medical University, Ukraine.

Robert G. Averill is an independent director who was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire in 2007. Mr. Averill is retired and principally involved in personal investments. He served as a director of Implex Corp., a New Jersey based developer and manufacturer of orthopedic implant devices that he co-founded in 1991 and then sold to Zimmer Holdings, Inc. From 1978 to 1991 Mr. Averill held a variety of executive positions with Osteonics Corp., a developer and manufacturer of orthopedic devices that he co-founded in 1978 and then sold to Stryker Corporation. From 1971 to 1977, Mr. Averill served as a director and held a variety of executive positions with Meditech Inc., a company that developed, manufactured and marketed orthopedic implant devices that he co-founded in 1971 and sold to 3M Corporation in 1975. Mr. Averill holds 28 patents on a variety of orthopedic medical devices and materials and he is the co-author of several publications in the field of orthopedics. Mr. Averill holds two degrees from the Newark College of Engineering (BS-mechanical engineering, 1962 and MS-engineering management, 1966).

Glenn Patterson is an independent director who was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire in 2006. Until November 2004, Mr. Patterson served as president of Oregon Electric Group, an industrial and commercial electrical and technology services contractor based in Portland, Oregon. During Mr. Patterson’s tenure as president, Oregon Electric grew from $16 million in sales in 1994 to $127 million in sales in 2000. In November 2001, Oregon Electric was sold to Montana-Dakota Resources, a major electrical power generating and distribution company with operations in 40 states. Mr. Patterson graduated summa cum laude from Willamette University (BS-Economics) in 1975.

Joseph Souccar is an independent director who was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire in 2006. Mr. Souccar is retired but he has been employed part-time since 1992 as a partner in Cruising France LLC, a company involved in the luxury barge cruise business. From 1973 through 1988, Mr. Souccar served as the chairman and chief executive officer of CB Pak Ltd., a Canadian company that he took public in 1975. From 1980 through 1985, Mr. Souccar also served as the chairman and chief executive officer of Diamond-Bathurst Inc. a glass recycling concern that he took public in 1982 and sold to Anchor Glass in 1985. Previously, Mr. Souccar served as the president of Atlas Steels International and Atlas Steels Australia, and was employed as a Management Consultant for Touche Ross & Co. Over the course of his career, Mr. Souccar has been responsible for negotiating and managing merger and acquisition transactions with a total value of over $1 billion. Mr. Souccar is a 1954 graduate of the University of Leeds (BS-Electrical Engineering) and a 1959 graduate of the University of Western Ontario (MBA).

Dr. Howard K. Schmidt is an independent director who was appointed to our board in April 2005 and reelected for a three-year term at our 2005 annual meeting. Dr. Schmidt is presently employed as the Executive Director of the Carbon Nanotechnologies Laboratory (the “CNL”) at Rice University in Houston, Texas, a post he has held since September 2003. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes. At the CNL, Dr. Schmidt is responsible for developing and managing key federal and industrial relationships to drive emerging applications for carbon nanotubes. Before joining the CNL, Dr. Schmidt operated Stump Partners, a Houston-based consulting firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technologies, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989; went public in 1992; and recently changed its name to Nano-Proprietary, Inc. Dr. Schmidt holds three degrees from Rice University (BS-Electrical Engineering, 1980, MS-Chemistry, 1984 and PhD-Chemistry, 1986).

Michael Kishinevsky is an independent director who was elected for a three-year term at our 2005 annual meeting. Mr. Kishinevsky is a Canadian lawyer who has been principally engaged in the practice of corporate and commercial law for 10 years, with a particular emphasis on the needs of Toronto’s Russian speaking population. For the last five years Mr. Kishinevsky served as general legal counsel for C&T, the original developer of our e3 Supercell technology. Mr. Kishinevsky also serves as vice-president of Sunrock Consulting Ltd., a company he co-founded in 1995 that specializes in the import and distribution of carbon black and synthetic rubber. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (BS in Cellular, Molecular and Microbial Biology and BS in Psychology) and a 1993 graduate of the University of Ottawa School of Law. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada.

Board Structure and meetings

Our board has eight members and directs the management of our company as provided in our Certificate of Incorporation, our By-Laws and the General Corporation Law of Delaware. Members of the board keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings. John Petersen serves as chairman of our board.

Our board believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board is working to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our audit and compensation committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things.

We have adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers and employees and will be given to new employees at the time of hire. Our Code of Business conduct and Ethics contains a number of provisions that apply principally to our chief executive officer, chief financial officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose any amendments or waivers of our Code of Business Conduct and Ethics on our website and in an appropriate report on Form 8-K.

Board Committees

The board has created an audit committee that consists of Mr. Patterson, Mr. Souccar and Dr. Schmidt. Mr. Patterson serves as chairman of the audit committee. All members have a basic understanding of finance and accounting, and are able to read and understand fundamental financial statements. The board has determined that all members of the Audit Committee would meet the independence requirements of the Amex if such standards applied to our company. The board has also determined that based on education and work history, Messrs. Patterson and Souccar meet the definition of an “Audit Committee Financial Expert” as set forth in Item 401(e) of Regulation SB.

The audit committee has the sole authority to appoint, review and discharge our company’s independent auditors. The audit committee reviews the results and scope of the audit and other services provided by our independent certified public accountants, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board and to management and recommends to the full board that our audited consolidated financial statements be included in our SEC reports.

The board has created a compensation committee that consists of Messrs. Patterson, Souccar and Averill. Mr. Averill serves as chairman of the compensation committee. The compensation committee makes recommendations concerning executive salaries and incentive compensation for employees. Subject to supervision by the full board, the compensation committee administers our 2004 Incentive Stock Plan. The board has determined all members of the compensation committee would meet the independence requirements of the Amex if such standards applied to our company.

The board has created a Technology Committee that consists of Dr. Schmidt and Messrs. Averill and Granville. Dr. Schmidt serves as chairman of the technology committee. The technology committee provides board level oversight, guidance and direction to our research and development staff, supervises the activities of our Technical Advisory Board, evaluates and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers.

Director Independence

The board has determined that five of our directors would meet the independence requirements of the Amex if such standards applied to our company. In the judgment of the board, Dr. Filipenko, Mr. Granville and Mr. Petersen do not meet such independence standards. In reaching its conclusions, the board considered all relevant facts and circumstances with respect to any direct or indirect relationships between our company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions.” The board determined that any relationships that exist or existed in the past between our company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections. All members of the audit and compensation committees are independent directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an officer or employee of our company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Furthermore, none of our executive officers serves as a director of any entity that has one or more executive officers serving as a member of our compensation committee.

Director Compensation

The eight members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all board members in our principal business and policy decisions increases the board’s understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our board members, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Under our director compensation policies, only independent directors are compensated separately for service as board members. Each of our independent directors will receive the following compensation for the period April 2005 through April 2006:

•	A basic annual retainer of $25,000 for service as a board member;

•	A supplemental retainer of $6,000 for service as chairman of audit committee or technology committee, and supplemental annual retainer $4,000 for service as chairman of any other board committee

•	A supplemental annual retainer of $3,000 for service as a committee member

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone; and

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf.

At our 2004 Annual Meeting, our stockholders ratified a stock option plan for independent directors that authorized the issuance of options to purchase $20,000 of our common stock for each year of service as a director of our company. At our 2005 Annual Meeting, the number of shares reserved for issuance under the outside directors’ stock option plan was increased to 500,000. Our independent directors have received the following stock options under our director’s stock option plan.

	Grant Date	Vesting Date	Options	Price	Exercised	Balance
Thomas Granville	February 2, 2004	February 2, 2005	6,300	$3.20	6,300	-
	June 4, 2004	June 4, 2005	3,600	$5.60	1,400	2,200

Robert Averill	February 2, 2004	February 2, 2005	6,300	$3.20	6,300	-
	June 4, 2004	June 4, 2005	3,600	$5.60	2,426	1,174
	April 7, 2005	2006 Meeting	8,000	$2.50		8,000
	April 7, 2005	2007 Meeting	8,000	$2.50		8,000

Glenn Patterson	February 2, 2004	February 2, 2005	6,300	$3.20	6,300	-
	June 4, 2004	June 4, 2005	3,600	$5.60	730	2,870
	April 7, 2005	2006 Meeting	8,000	$2.50		8,000

Joseph Souccar	February 2, 2004	February 2, 2005	6,300	$3.20	6,109	391
	June 4, 2004	June 4, 2005	3,600	$5.60		3,600
	April 7, 2005	2006 Meeting	8,000	$2.50		8,000

Howard Schmidt	April 7, 2005	April 7, 2006	8,000	$2.50		8,000
	June 10, 2005	2006 Meeting	5,000	$4.00		5,000
	June 10, 2005	2007 Meeting	5,000	$4.00		5,000
	June 10, 2005	2008 Meeting	5,000	$4.00		5,000

Michael Kishinevsky	June 10, 2005	2006 Meeting	5,000	$4.00		5,000
	June 10, 2005	2007 Meeting	5,000	$4.00		5,000
	June 10, 2005	2008 Meeting	5,000	$4.00		5,000

Executive Compensation

Our executive compensation policies are based on several factors including (a) the salaries our executives could command in comparable positions with other companies; (b) the differences in the amount of time executives are required to devote to our affairs and the amount of time they would be required to devote to comparable positions with other companies; (c) the identifiable outcomes of specific projects that are attributable to extraordinary efforts on our behalf; (d) the incentives that will be necessary to encourage future loyalty, creativity and dedication to our business; and (e) our limited cash resources. Our overall goal is to compensate our executives fairly for the work they have done, create substantial incentives for future exemplary service and conserve our limited resources for essential cash outlays.

The following table summarizes, for the periods indicated, the cash compensation that we paid to persons who were executive officers as of December 31, 2005 and all individuals who have served as executive officers during the last three years.

	Annual Compensation				Long Term Awards
Name	Year	Salary or Retainer	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options
Thomas Granville (1) chief executive officer	2005	$195,750		$113,400
Charles Mazzacato (2) chief operating officer	2005 2004	$114,000 $76,540		$18,750		246,250
Peter Roston (3) chief financial officer	2005 2004	$94,950		$18,750		200,000
John Petersen (4) general counsel, director	2005 2004	$180,000 $94,040		$140,000 $378,030		140,000 189,300
	2003	$40,000		$152,500
Kirk Tierney (5)	2004				45,000	9,900
Sally Fonner (6)	2003	$12,000		$125,500
(1) Mr. Granville served as chief executive officer from April 1 through December 31, 2005. In December 2005, Mr. Granville received a non-cash bonus equal to the exercise price of 56,700 warrants held by him.
(2) Mr. Mazzacato served as chief executive officer from August 2004 through March 2005. In March 2005, Mr. Mazzacato received a non-cash bonus of 7,500 shares of common stock.
(3) Mr. Roston served as chief financial officer from August 2004 through December 2005. In March 2005, Mr. Roston received a non-cash bonus of 7,500 shares of common stock.
(4) Mr. Petersen served as chief financial officer from February 2003 through July 2004. He is also a partner in the law firm of Petersen & Fefer, which serves as our corporate counsel. The amounts reported as salary were paid in cash. The amounts reported as other compensation represent accumulated legal fees that were settled through the issuance of warrants and options and adjustments to the exercise prices of those rights.
(5) Mr. Tierney served as our chief executive officer from January through July 2004.
(6) Ms. Fonner served as our chief executive officer from February through December 2003. The amounts reported as other compensation consist of debt settled for warrants.

In January 2006, in recognition of extraordinary service provided during the year ended December 31, 2005, we granted a contractual option to purchase 500,000 shares of our common stock at a price of $6.00 per share to our chief executive officer Thomas Granville. A total of 300,000 options vested immediately and the balance will vest, subject to the attainment of certain specified objectives, over the next 12 months. The options will be exercisable for a period of three years from the issue date.

In January 2006, in recognition of extraordinary service provided during the year ended December 31, 2005, we granted a contractual option to purchase 360,000 shares of our common stock at a price of $6.00 per share to members of the law firm of Petersen & Fefer. A total of 240,000 options vested immediately and the balance will vest at the rate of 10,000 shares per month during the year ended December 31, 2006. The options will be exercisable for a period of three years from the issue date.

In January 2006, in recognition of extraordinary service provided during the year ended December 31, 2005, we granted a contractual option to purchase 35,000 shares of our common stock at a price of $6.00 per share to our chief of research and development Edward Buiel. A total of 15,000 options vested immediately and the balance will vest, subject to the attainment of certain specified objectives, over the next 12 months. The options will be exercisable for a period of three years from the issue date.

The following table summarizes the stock options granted to our named executive officers during the years ended December 31, 2005 and 2004.

Name	Number of securities underlying options granted	Percent of options granted to employees during year	Exercise price per share	Vesting Period	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation
2005 Grants:						5%	10%
Thomas Granville	180,000	18.2%	$2.50	Monthly over 24 months	Five years after vesting	$408,303	$673,186
Edward Buiel	90,000	9.1%	$4.00	Monthly over 36 months	Five years after vesting	$90,831	$258,904
John Petersen	140,000	14.2%	$1.00	Immediate	March 2007

2004 Grants:
Charles Mazzacato	240,000 6,250	36.6% 0.9%	$4.00 $3.20	Annually over four years November 2005	Five years after vesting	$231,918	$664,702
Peter Roston	200,000	30.5%	$4.00	Annually over four years	Five years after vesting	$190,168	$545,388
John Petersen	189,300 6,300 3,600	28.9% 1.0% 0.6%	$1.00 $3.20 $5.60	Immediate February 2005 June 2005	Exercised February 2009 June 2009	$3,788	$15,339
Kirk Tierney	6,300 3,600	1.0% 0.6%	$3.20 $5.60	February 2005 June 2005	February 2009 June 2009	$3,788	$15,339

The following table summarizes the year-end value of unexercised stock options held by our named executive officers based on a stock price of $3.60 per share.

	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at year end		Value of unexercised in-the-money options at year end
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas Granville			67,500	112,500	$74,250	$123,750
Edward Buiel			7,500	82,500
Charles Mazzacato	-	-	66,250	180,000
Peter Roston	-	-	50,000	150,000
John Petersen	189,300	$236,625	149,900		$179,320
Kirk Tierney	-	-	9,900		$1,440

Executive employment agreements

We have entered into executive employment agreements with Thomas Granville, Charles Mazzacato, Peter Roston and Edward Buiel. These agreements require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will also receive an automobile allowance and reimbursement for all reasonable operating and insurance expenses for business use of the automobile.

Under the terms of his employment agreement, which has an initial term of two years, Mr. Granville will receive an annual salary of $261,000, bonuses as determined by the compensation committee and an option to purchase 180,000 shares of our stock at a price of $2.50 per share which vests monthly over 24 months beginning in April 2005.

Under the terms of his employment agreement, which has an initial term of four years, Mr. Mazzacato will receive an annual salary of $185,000 (Cdn.), bonuses as determined by the compensation committee and an option to purchase 240,000 shares of our stock at a price of $4.00 per share which vests annually over four years beginning in July 2005.

Under the terms of his employment agreement, which has an initial term of four years, Mr. Roston will receive an annual salary of $145,000 (Cdn.), bonuses as determined by the compensation committee and an option to purchase 200,000 shares of our stock at a price of $4.00 per share which vests annually over four years beginning in July 2005.

Under the terms of his employment agreement, which has an initial term of three years, Mr. Buiel will receive an annual salary of $126,000, bonuses as determined by the compensation committee and an option to purchase 90,000 shares of our stock at a price of $4.00 per share which vests monthly over 36 months beginning in October 2005.

Indemnification of directors and officers

Our Certificate of Incorporation requires our company to indemnify our officers and directors against liability to the fullest extent permitted by Delaware law. In addition, it contains exculpation provisions that expressly provide our directors will not be personally liable to our company or our stockholders for monetary damages arising from a breach of their fiduciary duty as directors unless the damages arise from:

•	A breach of a director’s duty of loyalty to our company and our stockholders;

•	A breach involving bad faith acts and omissions, intentional misconduct or a knowing violation of law;

•	An unlawful dividend payment or improper redemption of our stock; or

•	A transaction that confers an improper personal benefit on the director.

We have recently obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been advised that the SEC believes such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF CAPITAL STOCK

General Our amended certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock and 12,500,000 shares of preferred stock. We have designated 1,000,000 shares of our authorized preferred stock as senior preferred stock. After giving pro forma effect to the surrender of 1,500,000 shares for cancellation by the Mega-C Trust, we have 17,217,298 shares of common stock and 125,000 shares of senior preferred stock outstanding, together with warrants and vested options that entitle the holders to purchase 3,710,935 shares of common stock.

Within the limits established by our certificate of incorporation, our board has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the board believes is in the best interests of our company. Our stockholders have no pre-emptive rights and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our board has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in the best interest of our company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by, our amended and restated certificate of incorporation and our bylaws, each of which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common stock Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board. The holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

The Mega-C Trust holds 7,827,500 shares of our common stock. Under the terms of the settlement agreement, the Mega-C Trust will sell 1,627,500 shares for the purpose of paying certain accumulated and anticipated costs and expenses. Upon confirmation and effectiveness of Mega-C’s plan, the Mega-C Trust will return 1,500,000 shares to us for cancellation. The remaining 4,700,000 shares will thereafter be sold or distributed in accordance Mega-C’s Chapter 11 plan of reorganization.

While the Mega-C Trust was originally required to vote its shares in proportion to the number of votes cast at meetings by our other stockholders, the settlement agreement provides that the Chapter 11 Trustee and his successors in interest will be entitled to exercise independent voting discretion with respect to a number of shares that is equal to the lesser of (a) the number of shares remaining in the Mega-C Trust, the Chapter 11 Trustee and his successors in interest; or (b) the total number of votes that could be cast by APC’s original shareholders, their spouses and their dependents. Since those individuals are collectively entitled to cast 5,377,583 votes at the date of this prospectus, the Chapter 11 Trustee and his successors in interest may act as a counterbalance to the voting power of management for an indeterminate period of time.

Senior preferred stock Our board has authorized a series of senior preferred stock consisting of 125,000 shares that are issued and outstanding at the date of this prospectus. We are not authorized to issue any additional shares of senior preferred stock. So long as any senior preferred stock is outstanding, we cannot (i) issue any series of stock having rights senior to or on parity with the senior preferred stock (ii) amend, alter or repeal any provision of our certificate of incorporation or bylaws to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the senior preferred stock, or (iii) effect a reclassification of the senior preferred stock without the consent of the holders of a two-thirds majority of the outstanding shares of senior preferred stock.

Holders of senior preferred stock are entitled to receive dividends at the annual rate of 8%. Dividends are payable quarterly on the last day of March, June, September and December of each year. Dividends are cumulative from the date of issuance and payable to holders of record. In order to conserve our available resources, we will not pay cash dividends on the senior preferred stock in any quarter where our company reports a net loss. Any accrued dividends that are not paid in cash will be added to the stated value of the senior preferred stock.

The senior preferred stock had an initial stated value of $10.00 per share. Accrued dividends that are not paid in cash within 10 days of a payment date will automatically be added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the expected future stated value of our senior preferred stock at the end of each quarter through December 31, 2007.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value
31-Mar-06	$10.86	31-Mar-07	$11.75
30-Jun-06	$11.07	30-Jun-07	$11.99
30-Sep-06	$11.29	30-Sep-07	$12.23
31-Dec-06	$11.52	31-Dec-07	$12.47

Holders of senior preferred stock have the right to convert their shares into common stock at any time. The adjusted conversion price is presently $1.86 per share. As a result, of the cumulative stated value and conversion price reductions, each share of senior preferred is presently convertible into 5.72 shares of common stock.

The conversion price of the senior preferred stock will be subject to further adjustment for certain events, including: sales of common stock at a price that is less than the then current conversion price; share dividends on our common stock; subdivisions or combinations of our common stock; and the issuance of certain rights or warrants to holders of our common stock that permit them to subscribe for or purchase shares of our common stock at a price less than current market price. No adjustment in the Conversion Price will be required to be made until cumulative adjustments equal at least $.05 per share of common stock; however, any adjustments that are not made will be carried forward. All conversion price adjustment calculations shall be made to the nearest cent.

In connection with the election of directors, the holders of senior preferred stock will have the right to vote as a separate class to elect one member of our board. With respect to all other matters submitted for a stockholder vote other than the election of directors and matters that specifically require class voting under Delaware law, the holders of senior preferred stock will be entitled to cast the number of votes equal to the number of shares of common stock into which the senior preferred stock could then be converted.

We may from time to time decrease the conversion price by any amount for any period of at least 20 days, in which case we will give each holder of senior preferred stock at least 15 days notice of such decrease.

No fractional shares of common stock will be issued upon conversion of the senior preferred stock, but in lieu thereof, an appropriate amount will be paid in cash by the company based on the reported last sale price for the shares of common stock on the business day prior to the date of conversion.

In connection with any optional conversion, all accrued and declared dividends through the end of the calendar quarter in which the conversion is effected will be added to the conversion value. If the senior preferred stock is called for redemption, the conversion right shall terminate at the close of business on the redemption date.

If the market price of our common stock exceeds certain price thresholds for at least 30 trading days within any period of 45 consecutive trading days, we will have the right to redeem unconverted shares of senior preferred stock for cash according to the following schedule:

•	If the market price exceeds $6.00 per share, we will be entitled to redeem 20% of the senior preferred stock for the stated value unless the holders exercise their conversion rights;

•	If the market price exceeds $7.00 per share, we will be entitled to redeem another 20% of the senior preferred stock for the stated value unless the holders exercise their conversion rights;

•	If the market price exceeds $8.00 per share, we will be entitled to redeem another 20% of the senior preferred stock for the stated value unless the holders exercise their conversion rights;

•	If the market price exceeds $9.00 per share, we will be entitled to redeem another 20% of the senior preferred stock for the stated value unless the holders exercise their conversion rights; and

•	If the market price exceeds $10.00 per share, we will be entitled to redeem the final 20% of the senior preferred stock for cash unless the holders exercise their conversion rights.

In connection with any proposed redemption of senior preferred stock, we will give each holder not less than 30 days notice of our intention to redeem a portion of his shares. The notice will state the redemption date, the number of shares of senior preferred stock to be redeemed, the amount payable in connection with the redemption and the number of shares of common stock that will be issued to the holder if he chooses to exercise his conversion rights prior to the redemption date. After the redemption date, unless we fail to pay the redemption price, dividends will cease to accrue on the shares of senior preferred stock called for redemption and all conversion rights of the holders of those shares will terminate, except the right to receive the redemption price without interest. There is no mandatory redemption or sinking fund obligation with respect to the senior preferred stock.

In the event of any liquidation, dissolution or winding up of our company, holders of senior preferred stock are entitled to a liquidation preference equal to the stated value of the senior preferred stock on the payment date before any payment or distribution is made to the holders of common stock. The holders of such shares will not be entitled to any further participation in any distribution of assets by our company.

Warrants We have 2,663,800 outstanding warrants that are exercisable or will become exercisable within 60 days. There are three different classes of warrants, all of which will expire at various times over the next 14 months. The following table summarizes the number of warrants in each class, the anticipated proceeds from the full exercise of each class, and the expiration date of each class.

Warrant	Number of	Exercise	Anticipated	Expiration
Series	Warrants	Price	Proceeds	Date
Series IV Warrants	297,500	$2.00	595,000	March 18, 2007
Series V Warrants	630,000	$4.00	2,520,000	December 31, 2006
Capital Warrants	1,736,300	$1.93	3,355,900	January 21, 2007

The holders of our outstanding warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of those stock purchase rights.

Options We have 2,493,885 outstanding stock options, including 1,032,135 options that are currently vested and exercisable or will become vested and exercisable within 60 days. The following table provides summary information on our outstanding options.

Description	Vested	Price	Unvested	Price	Total	Proceeds
Stock options to employees			578,000	$2.50	578,000	1,445,000
Stock options to directors	10,035	$5.55	70,000	$3.14	80,035	275,730
Stock options to officers	572,200	$4.61	708,750	$4.63	1,280,950	5,920,960
Stock options to consultants	449,900	$4,17	105,000	$6.00	554,900	2,505,320

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of those stock purchase rights.

Registration rights of certain holders We have filed or agreed to file one or more resale registration statements for the shares of our common stock that are held by the Mega-C Trust or issuable upon the exercise of our outstanding warrants and options. The underlying agreements generally require our company to pay the fees and expenses we incur in connection with the registration and to indemnify the holders of shares against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact made by our company. Likewise, each holder whose securities are included in such registration will be required to indemnify our company against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact that is made in reliance upon information provided by the holder.

A substantial increase in the supply of freely transferable shares may depress the market price of our stock. If the holders of our stock were to offer a substantial number of shares for sale at or about the same time, the price decline would probably be dramatic. The availability of a large supply of freely transferable shares might also make it more difficult for us to sell common stock in the future or reduce the price at which we could sell our shares.

Delaware anti-takeover statute We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

•	Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of incorporation and bylaws Our certificate of incorporation and bylaws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•	the division of our board into three classes of directors that serve for rotating three-year terms;

•	the right of the board to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations of candidates for election to the board or for proposing matters that can be acted upon at a stockholders’ meeting;

•
the ability of the board to issue, without stockholder approval, up to 12,355,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	the right of our board of directors to alter our bylaws without stockholder approval.

Transfer agent

Our transfer agent is Continental Stock Transfer & Trust, 17 Battery Place, New York, New York 10004.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

After giving pro forma effect to the surrender of 1,500,000 shares by the Mega-C Trust, we have 17,217,298 shares of common stock outstanding on the date of this prospectus, together with 125,000 shares of senior preferred stock that are convertible into 800,123 shares of common stock and warrants and options that give the holders rights to purchase 3,710,935 additional common shares. The following table contains information on the ownership of our common stock and stock purchase rights by:

•	the selling stockholder and its trustee;

•	each of our directors and named executive officers;

•	all of our directors and named executive officers as a group; and

•	each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership has been calculated in accordance with Commission rules requiring that all securities exercisable for or convertible into shares of our common stock within 60 days shall be deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such securities, but shall not be deemed to be outstanding for computing the percentage of ownership of any other person.

Except as indicated by footnotes, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all securities held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 100 Caster Avenue, Woodbridge, Ontario L4L 5Y9 Canada.

	Common	Preferred	Warrants	Combined	Ownership
	Stock	Conversion	and Options	Ownership	Percentage
Mega-C Stockholders Trust (1)	6,327,500			6,327,500	36.8%
Sally Fonner, individually (1)	6,850		56,700	63,550	0.4%
Igor Filipenko (2)	1,152,700	243,680	344,974	1,741,354	9.8%
Glenn Patterson (3)(4)	917,841		202,870	1,120,711	6.4%
Robert Averill (3)	672,226	142,894	126,174	941,294	5.4%
Thomas Granville (3)	431,300		392,200	823,500	4.7%
John L. Petersen	154,300		566,600	720,900	4.1%
Joseph Souccar (3)	326,309		33,791	360,100	2.1%
Charles Mazzacato	7,500		66,250	73,750	0.4%
Peter Roston	7,500		50,000	57,500	0.3%
Edward Buiel	31,000		61,250	92,250	0.5%
Howard Schmidt					0.0%
Michael Kishinevsky					0.0%
Directors and officers as a group (11 persons)	3,700,676	386,574	1,844,109	5,931,359	30.5%

(1)	914 Curlew Road #403, Dunedin, Florida 34698.Sally Fonner is the trustee of the Mega-C Trust.
(2)	Includes (a) 175,000 shares and 253,666 shares issuable upon conversion or exercise of derivative securities held by Dr. Filipenko’s wife and (b) 366,800 shares held by an affiliated corporation.
(3)	Excludes shares held by the Mega-C Trust that may be distributable to directors and officers who were also shareholders of Mega-C.
(4)	Includes (a) 914,600 shares and 200,000 shares issuable upon exercise of warrants held by HAP Investments LLC, a company controlled by Mr. Patterson, and (b) 3,211 shares held by Mr. Patterson’s wife.

To the best of knowledge, none of the shares held by directors and officers are pledged as collateral for loans and there are no agreements, arrangements or understandings that will result in any change in control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business combination

In connection with the business combination, Sally Fonner and John Petersen, the former control stockholders of Tamboril, agreed to settle $484,123 in accrued compensation and related party debt for 233,400 warrants that are exercisable at a price of $2.00 per share until January 2007. Concurrently, C&T bought 1,250,000 shares of common stock from Ms. Fonner and Mr. Petersen for $200,000 and distributed those shares to its stockholders.

Technology acquisition

In connection with the business combination, C&T agreed to transfer the e3 Supercell technology to us in exchange for 1,562,900 warrants that are exercisable at $2.00 per share until January 2007. This agreement was subject to and conditioned upon our payment of the balance of the license fees provided for in the original license agreement with APC. At December 31, 2004, the unpaid balance of our obligation to C&T was $1,100,500. In March 2005, we paid $100,500 in cash and issued 100,000 shares of senior preferred stock to C&T in full and final settlement of all amounts due under the technology license and acquisition agreements. C&T then distributed the shares of our senior preferred stock to its shareholders.

In connection with the business combination we entered into a research and development project management agreement with C&T. Under the project management agreement, we were required to pay all of the direct costs and expenses associated with our research and development activities. These direct charges included but were not limited to the reasonable equipment, material, travel and employee costs actually incurred by C&T in connection with our activities. In addition to the direct costs, we paid C&T a management surcharge equal to 50% of the salaries and bonuses paid to members of the C&T technical staff who are assigned to work on our project. During the years ended December 31, 2004 and 2003, payments and accruals under the project management agreement were $701,000 and $252,865, respectively. We have terminated the project management agreement with C&T effective March 31, 2005 and all necessary C&T employees assigned to our project have been hired by us.

Transactions with directors

Dr. Igor Filipenko is a director of our company and was one of the original founders of APC. During 2003, Dr. Filipenko contributed $50,000 to APC and received 220,000 shares of our common stock in connection with the business combination. In his capacity as a C&T stockholder Dr. Filipenko received 350,000 shares of common stock that C&T purchased from Ms. Fonner and Mr. Petersen and 437,500 capital warrants that we issued to C&T in connection with our purchase of the e3 Supercell technology. As a C&T stockholder, Dr. Filipenko’s wife received 175,000 shares of common stock and 218,800 capital warrants. In January 2004, Turitella Corporation, an affiliate of Dr. Filipenko, bought 233,400 shares of common stock, 133,400 Series I Warrants and 100,000 Series II warrants for $400,000. In the fourth quarter of 2004, Dr. Filipenko bought 33,400 shares of common stock for $50,100. In the first quarter of 2005, Dr. Filipenko received 36,533 shares of senior preferred stock that we issued to C&T in settlement of our remaining obligation and his wife received 6,100 shares of senior preferred stock. In the fourth quarter of 2005, Turitella Corporation exercised 133,400 Series I warrants and paid us $266,800 in connection therewith.

Robert Averill is a director of our company and was one of the original founders of APC. During 2003, Mr. Averill contributed $250,000 to APC and received 453,400 shares of our common stock and 133,400 Series I warrants in connection with the business combination. During the first quarter of 2004, Mr. Averill bought 33,400 shares of our common stock and 33,400 Series III warrants for $100,000. During the second quarter of 2004, Mr. Averill exercised 100,000 Series I warrants for $150,000 in cash. During the fourth quarter of 2004, Mr. Averill exercised 33,400 Series I warrants for $50,100 in cash and bought 43,400 shares of our common stock for $65,100. During the first quarter of 2005, Mr. Averill bought 25,000 shares of our senior preferred stock and 125,000 Series IV warrants for $250,000. Concurrently, two of Mr. Averill’s adult children each purchased 87,500 shares of our senior preferred sotck and 87,500 Series IV warrants for $875,000. During the first quarter of 2006, Mr. Averill loaned us $1,000,000 under the terms of a one-year promissory note that bears interest at the rate of 10% per annum, requires monthly payments of accrued interest, and is secured by a lien on all of our property. As additional consideration for the loan, we issued Mr. Averill a three-year warrant to purchase 50,000 shares of our stock at a price of $6 per share. We will be obligated to issue an additional identical warrant to Mr. Averill at the end of each three-month period until the loan is paid in full. During 2004, Mr. Averill earned $29,000 as compensation for service rendered as an independent director of our company. Mr. Averill’s 2004 compensation was used to pay the exercise price of 8,726 stock options that were previously granted to him under our directors’ stock option plan. During 2005, Mr. Averill was paid $28,500 for serving as an independent director of our company.

Glenn Patterson is a director of our company and was one of the original founders of APC. During 2003, Mr. Patterson contributed $250,000 to APC and received 408,400 shares of our common stock and 133,400 Series I warrants in connection with the business combination. During the second quarter of 2004, Mr. Patterson bought 33,700 shares of our common stock and 33,700 Series III for $101,000. During the third quarter of 2004, Mr. Patterson exercised 16,500 Series I warrants for $24,570 in cash. During the fourth quarter of 2004, Mr. Patterson exercised 23,400 Series I warrants for $35,000 in cash and bought 43,400 shares of common stock for $65,100. In the first quarter of 2005, Mr. Patterson bought 5,000 shares of our senior preferred stock and 25,000 Series IV warrants for $50,000. In the third quarter of 2005, Mr. Patterson exercised 93,500 Series I warrants, 33,700 Series III warrants and 25,000 Series IV warrants for $261,130. In the fourth quarter of 2005, Mr. Patterson bought 200,000 shares of our common stock and 200,000 Series V warrants for $400,000. During 2004, Mr. Patterson earned $19,250 as compensation for service rendered as an independent director of our company. Mr. Patterson’s 2004 compensation was used to pay the exercise price of 7,030 stock options that were previously granted to him under our directors’ stock option plan. During 2005, Mr. Patterson was paid $28,500 for serving as an independent director of our company.

Thomas Granville is a director and officer of our company and was one of the original founders of APC. During 2003, Mr. Granville contributed $150,000 to APC and received 326,700 shares of our common stock and 66,700 Series I warrants in connection with the business combination. During 2004, Mr. Granville bought 30,200 shares of our common stock and 3,500 Series III warrants for $40,000. During 2004, Mr. Granville earned $23,000 as compensation for service rendered as an independent director of our company. Mr. Granville’s 2004 compensation was used to pay the exercise price of 7,700 stock options that were previously granted to him under our directors’ stock option plan. During the first quarter of 2005, Mr. Granville was paid $5,000 for serving as an independent director of our company.

Joseph Souccar is a director of our company and was one of the original founders of APC. During 2003, Mr. Souccar contributed $50,000 to APC and received 220,000 shares of our common stock in connection with the business combination. During the second quarter of 2004, Mr. Souccar bought 3,400 shares of our common stock and 3,400 Series III Warrants for $10,000. During the third quarter of 2004, Mr. Souccar exercised his Series III warrants for $10,800 in cash. During the fourth quarter of 2004, Mr. Souccar bought 33,400 shares of our common stock for $50,100. In the first quarter of 2005, Mr. Souccar bought 10,000 shares of our senior preferred stock and 30,000 Series IV warrants for $100,000. Mr. Souccar earned $15,500 as compensation for service rendered as an independent director of our company. Mr. Souccar’s 2004 compensation was used to pay the exercise price of 6,109 stock options that were previously granted to him under our directors’ stock option plan. During 2005, Mr. Souccar was paid $24,250 for serving as an independent director of our company.

John Petersen is a director of our company and a partner in the law firm of Petersen & Fefer, which serves as our legal counsel. Under the terms of their original retainer agreement, Petersen & Fefer agreed to serve as special securities counsel in return for an initial retainer of $40,000; a monthly retainer of $7,500; a two-year option to purchase 189,300 shares of our common stock at a price of $2.00 per share; and certain contingent supplemental payments specified in the retainer agreement. In February 2004, Petersen & Fefer was appointed general counsel for our company and assumed primary responsibility for all of our legal affairs, including litigation coordination and strategy. During the 2004, Petersen & Fefer billed us a total of $472,070 for legal services rendered. Of this total, we paid $94,040 in cash and we settled $276,700 of the outstanding balance through a $1.00 reduction in the exercise price of 306,000 warrants and options held by firm members. In the first quarter of 2005, we agreed to settle our remaining obligations to with total cash payments of $125,000 and an option to purchase 140,000 shares at a price of $1.00 per share. Effective April 1, 2005, Petersen & Fefer agreed to serve as our general counsel for a flat fee of $15,000 per month. All settlement transactions between our company Petersen & Fefer were negotiated and approved by the compensation committee and we believe the terms of our agreements with Petersen & Fefer are at least as favorable as the terms that would have resulted from arms-length negotiations between unaffiliated parties. In the fourth quarter of 2005, Petersen & Fefer exercised 189,300 options and sold 100,000 shares to an unrelated investor for $2.50 per share. In connection with the sale, Petersen & Fefer agreed to buy 30,000 shares of common stock and 30,000 Series V warrants for $60,000.

SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

General After giving pro forma effect to the surrender of 1,500,000 shares to us, the Mega-C Trust will sell, transfer or otherwise dispose of 6,237,500 shares of our common stock. Our registration statement under the Securities Act of 1933 provides a framework for a continuous offering of our shares by the Mega-C Trust pursuant to SEC Rule 415. The registration statement includes:

•	1,627,500 shares that the Mega-C Trust intends to sell, transfer or distribute in connection with the offering described in this prospectus; and

•	4,700,000 shares that will ultimately be used to effectuate Mega-C’s Chapter 11 plan of reorganization.

Our company will pay the expenses of registering the securities and the Mega-C Trust will pay all selling expenses. We have also agreed to indemnify the Mega-C Trust against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

This offering Over a period of 90 to 120 days from the date of this prospectus, the Mega-C Trust will:

•	sell up to 1,000,000 shares to provide cash to pay the administrative and priority expenses of Mega-C’s Chapter 11 case and allowed creditor claims; and

•	sell, transfer or distribute up to 627,500 shares to pay the accumulated and anticipated fees and costs of the Mega-C Trust through the effective date of Mega-C’s Chapter 11 plan of reorganization.

While the selling stockholder will have the right to sell shares in open market and other transactions described herein, we believe the bulk of the shares will be sold or disposed of in block sale transactions at negotiated prices.

The sales are not subject to confirmation of a plan of reorganization for Mega-C and the selling stockholder will receive all of the proceeds from the sale of the shares. The selling stockholder may distribute shares to its trustee, employees, attorneys, agents and creditors in satisfaction of certain liabilities.

The proceeds from the sale of shares for the benefit of the Chapter 11 estate will be deposited in a segregated account under the joint control of the Trust and the Chapter 11 Trustee until the effective date of Mega-C’s plan of reorganization. During that period, the sale proceeds may only be used to pay approved administrative expenses, including professional fees and costs. Those payments will not be contingent on approval of a disclosure statement or a plan of reorganization or implementation of the plan. Any funds remaining in the segregated account on the effective date of Mega-C’s plan of reorganization will be available for disbursement in accordance with the plan.

The proceeds from the sale of shares for the benefit of the Mega-C Trust will be immediately available and the payment of trust expenses will not be contingent on plan confirmation. The Mega-C Trust is not required to sell the 627,500 for cash and it is anticipated that it may transfer a significant portion of these shares to others in satisfaction of the foregoing claims.

Post-confirmation offering Together with the Chapter 11 Trustee, we intend to propose a plan of reorganization for Mega-C whereby 4,700,000 shares held by the Mega-C Trust will be used to effectuate the plan. Since a plan of reorganization has not yet been submitted to the Bankruptcy Court or confirmed in accordance with the Bankruptcy Code, we cannot tell you what the plan will provide respecting the sale or other disposition of the 4,700,000 shares. We believe, however, that the bulk of those shares will be distributed to Mega-C’s creditors and shareholders in satisfaction of their allowed claims in the Chapter 11 case. While the potential beneficiaries of the Mega-C Trust include all Mega-C creditors and shareholders, we will not know the identities and respective interests of the beneficiaries until distributions are made. When and if the Bankruptcy Court approves Mega-C’s Chapter 11 plan of reorganization, we will amend our registration statement and prospectus to describe the contemplated disposition of the 4,700,000 shares.

Cash sales by the Mega-C Trust

Over a period of 90 to 120 days from the date of this prospectus, the Mega-C Trust may sell up to 1,627,500 shares for cash for the purposes specified in this prospectus. The Mega-C Trust may sell the shares included in this prospectus on any stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Mega-C Trust may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with the sale of shares of our common stock or interests therein, the Mega-C Trust may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of the common stock in the course of hedging the positions they assume. The Mega-C Trust may also sell shares of our common stock short and deliver these securities to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The Mega-C Trust may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

While the Mega-C Trust will have the power to sell our shares in open market transactions, our historical trading volume has not been sufficient to accommodate substantial open-market sales. Therefore, the bulk of the shares will likely be disposed of in block sale transactions for negotiated prices.

The aggregate proceeds to the Mega-C Trust from the sale of the shares of common stock described in this prospectus will be the purchase price of the shares of common stock less discounts or commissions, if any. The Mega-C Trust reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Mega-C Trust and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholder who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Mega-C Trust that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the Mega-C Trust and its affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Mega-C Trust for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Mega-C Trust may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Mega-C Trust against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Mega-C Trust to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement.

In-kind distributions by the Mega-C Trust

Under the settlement agreement, the Mega-C Trust is authorized make in-kind distributions with respect to all or any portion of the 627,500 shares allocated for trust purposes. These purposes include liabilities incurred for money loaned to the Mega-C Trust and the accrued compensation claims of its trustee, employees, attorneys and agents. It is presently anticipated that the bulk of the shares we have registered for trust purposes will be distributed in-kind to persons who have loaned money to or performed services on behalf of the Mega-C Trust.

The in-kind distribution of our shares by the Mega-C Trust will constitute a bona fide public distribution of our shares and individuals who receive in-kind distributions of our shares will not ordinarily be classified as underwriters with respect to the distributed shares. In general, the shares that the trust distributes to its trustee, employees, attorneys and agents will be freely transferable by the holders thereof without further registration under the Securities Act. To the extent that the trust distributes shares to persons who are directors, officers or 10% stockholders of our company, however, the shares will be classified as “control securities” and may only be resold in compliance with the public information, volume limitations and manner of sale requirements of SEC Rule 144.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Want & Ender CPA, PC (“Want & Ender”) served as the certifying accountant on our financial statements for the years ended December 31, 2001 and 2002. In January 2004 Want & Ender advised us that they had not registered with the Public Company Accounting Oversight Board and did not intend to do so. Accordingly, our board of directors dismissed Want & Ender as our certifying accountant.

In connection with the audits of our financial statements for the fiscal years ended December 31, 2001 and 2002, there were no disagreements with Want & Ender on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference to the subject matter of such disagreements in connection with their audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 16, 2004, our board of directors retained Michael F. Cronin, CPA to audit our financial statements for the year ended December 31, 2003 and to serve as our certifying accountant for subsequent periods. During the two years prior to his appointment, we did not consult Mr. Cronin with respect to either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (b) any matter that was either subject of a disagreement or a reportable event specified in sub-paragraphs (a)(1)(iv) or (a)(1(v) of Item 304 of Regulation S-K).

On December 29, 2005, based on the recommendation of our audit committee, we dismissed Mr. Cronin as our certifying accountant. Mr. Cronin’s reports on our financial statements for the years ended December 31, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion. However, his report for the year ended December 31, 2003 contained a fourth explanatory paragraph to reflect the going concern issues occasioned by our limited financial resources and our potential to incur future operating losses.

In connection with the audits of our financial statements for each of the two most recently completed fiscal years and through December 29, 2005, there have been no disagreements with Mr. Cronin on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to his satisfaction would have caused him to make reference to the subject matter of such disagreements in connection with his audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On December 29, 2005, based on the recommendation of the Audit Committee, we engaged Freed Maxick & Battaglia, CPAs, PC (“Freed Maxick”) as our independent registered public accounting firm to audit our company’s financial statements as of and for the fiscal year ending December 31, 2005.

During the two most recent fiscal years, we have not consulted Freed Maxick regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of our company, or any other matters or reportable events described in Items 304(a)(2)(i) or (ii) of Regulation S-B.

EXPERTS

The our consolidated financial statements for the year ended December 31, 2004 and 2003 which are included in this prospectus have been audited by Michael F. Cronin, CPA, independent public accountant, as indicated in his report on such financial statements, and are included in this prospectus in reliance upon the authority of Mr. Cronin as an expert in accounting and auditing.

LEGAL MATTERS

The law firm of Petersen & Fefer, Barberêche Switzerland, will pass upon the validity of the shares to be sold in this offering. John Petersen, a partner in that firm, is a director of our company and serves as chairman of our board of directors. Members of the firm own 154,300 shares of our common stock, 116,700 warrants that are presently exercisable, 449,900 options that are presently or will become exercisable within 60 days and 90,000 options that will vest in more than 60 days.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and consequently file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy the registration statement, its exhibits and schedules and any other documents or reports we file at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC 0330 for further information on the public reference room. The also SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s web site is http://www.sec.gov.

We maintain an Internet website, located at www.axionpower.com. Information on our website is not incorporated by reference into this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Michael F. Cronin
Certified Public Accountant
687 Lee Road
Rochester, NY 14606

Board of Directors and Shareholders
Axion Power International, Inc.
Woodbridge, Ontario

I have audited the accompanying consolidated balance sheet of Axion Power International, Inc. (the “Company”) as of December 31, 2004 and December 31, 2003 and the related statements of operations, stockholders' equity and cash flows for the years then ended. The financial statements are the responsibility of the directors. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards established by the Public Company Accounting Oversight Board. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axion Power International, Inc. as of December 31, 2004 and December 31, 2003 and the results of its operations, its cash flows and changes in stockholders' equity for the years then ended in conformity with accounting principles generally accepted in the United States.

March 28, 2005
/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant

Axion Power International, Inc.
Consolidated Balance Sheet
(A Development Stage Company)
	December 31,
	2004	2003

Assets

Current Assets
Cash & cash equivalent's	$46,486	$455,369
Refundable Taxes	8,848	0
Prepaid expenses	6,144	0
Total current assets	61,478	455,369

Property & equipment (net)	97,606	0

Other Assets:
Amortizable intangible assets	126,522	0
Notes receivable	958,523	388,148
Contingent future interest in affiliate company	1,794,000	1,794,000

Total Assets	$3,038,129	$2,637,517

Liabilities & Equity

Current Liabilities:
Accounts payable	$579,066	$88,000
Accrued expenses	64,692	0
Balance payable to acquire future interest in affiliate company	100,500	159,000
Contingent portion payable to acquire future interest in affiliate company	1,000,000	1,000,000
Total current liabilities	1,744,258	$1,247,000

Equity:
Preferred stock-12,500,000 authorized-none issued
Common stock-50,000,000 authorized $0.0001 par value
13,962,933 issued & outstanding (12,614,152 in 2003)	1,396	1,261
Additional paid in capital	4,670,497	1,895,557
Deficit accumulated during development stage	(3,414,418)	(506,300)
Cumulative translation adjustment	36,396	0
Total Equity	1,293,871	1,390,518

Total Liabilities & Equity	$3,038,129	$2,637,518

See Summary of Significant Accounting Policies and Notes to Financial Statements

Axion Power International, Inc.
Consolidated Statement of Operations
(A Development Stage Company)
	Years Ended December 31,		Inception (September 30, 2003) through December 31, 2004
	2004	2003

Net Sales	$0	$0	$0

Selling, General & Administrative Expenses	1,376,031	252,865	1,628,896
Research & Development	1,551,790	253,435	1,805,225
Other	(19,703)	0	(19,703)
(Loss) Before Income Taxes	(2,908,118)	(506,300)	(3,414,418)

Income Taxes	0	0

Deficit accumulated during development stage	($2,908,118)	($506,300)	($3,414,418)

Basic and Diluted Net Loss Per Share	($0.22)	($0.17)

Weighted Average Common Shares Outstanding	13,180,689	3,002,515

See Summary of Significant Accounting Policies and Notes to Financial Statements

Axion Power International, Inc.
Consolidated Statement of Cash Flows
(A Development Stage Company)
	Years Ended December 31,		Inception (September 30, 2003) through December 31, 2004
	2004	2003

Cash Flows from Operating Activities:
Deficit accumulated during development stage	($2,908,118)	($506,300)	($3,414,418)
Adjustments required to reconcile net loss to cash flows from operating activities:
Depreciation, amortization	23,031	0	23,031
Options issued for services	18,225	0	18,225
Changes in Operating Assets & Liabilities
Prepaid expenses	(14,993)	0	(14,993)
Accounts payable & accrued expenses	691,588	88,000	779,588
Net cash used by operating activities	(2,190,267)	(418,300)	(2,608,567)

Cash Flows from Investing Activities:
Purchase of equipment	(120,637)	0	(120,637)
Investment in Patents	(126,522)		(126,522)
Incremental investments in notes receivable	(570,372)	(388,149)	(958,521)
Payments made on obligation to acquire affiliated company	(59,000)	(635,000)	(694,000)
Net cash used by investing activities	(876,531)	(1,023,149)	(1,899,680)

Cash Flows from Financing Activities:
Proceeds from the exercise of warrants	868,020		868,020
Proceeds from sale of common stock	1,753,500	1,896,818	3,650,318
Net cash provided by financing activities	2,621,520	1,896,818	4,518,338

Effect of Exchange Rate on Cash	36,395	0	36,395
Net Change In Cash	(445,278)	455,369	10,091
Cash-Beginning	455,369	0	0
Cash-Ending	$46,486	$455,369	$46,486

See Summary of Significant Accounting Policies and Notes to Financial Statements

Axion Power International, Inc.
Consolidated Statement of Stockholders' Equity
(A Development Stage Company)

	Preferred Stock		Common Stock				Other
	Shares	Par Value	Shares	Par Value	Additional Paid-In Capital	Deficit Accumulated During Development Stage	Comprehensive Income Cumulative Translation Adjustments
Balance at December 31, 2002	33,227	$3	834,790	$83	$6,283,486	$(6,622,531)	$0
Conversion of Preferred Stock	(33,227)	(3)	2,076,688	208	3,115
Settlement of Debt			250,000	25	199,975
Cancellation of Shares			(1,286,478)	(129)	129
Acquisition of Axion Power & Effect of Reverse Merger			10,739,152	1,074	(4,622,906)	6,622,531
Fair Value of Options Issued for Services					31,758
Net Loss December 31, 2003						(506,300)
Balance at December 31, 2003	0	0	12,614,152	1,261	1,895,557	(506,300)	0
Proceeds of Series II Private Placement			175,000	18	349,983
Proceeds of Series III Private Placement			287,667	29	862,971
Proceeds of Additional Private Placement			361,000	36	540,464
Proceeds From Exercise of Warrants			475,200	48	1,173,972
Fair Value of Options Issued for Services					18,225
Fractional Shares Issued Upon Reverse			49,914	5	(5)
Private Placement offering costs					(170,670)
Foreign Currency Translation Adjustments							(36,396)
Net Loss December 31, 2004						(2,908,118)
Balance at December 31, 2004	0	0	13,962,933	$1,396	$4,670,497	$(3,414,418)	($36,396)

See Summary of Significant Accounting Policies and Notes to Financial Statements

AXION POWER INTERNATIONAL, INC.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
DECEMBER 31, 2004

Basis of Presentation: The financial statements have been presented in a “development stage” format. Since inception, our primary activities have been raising of capital, obtaining financing and of developing and testing our primary products. We have not commenced our principal revenue producing activities.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, we consider those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Fair Value of Financial Instruments: Statements of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2004. The respective carrying value of certain on-balance sheet financial instruments approximated their fair values.

These financial instruments include cash and cash equivalents, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The carrying value approximates the fair value of the notes payable

Property and Equipment: Property and equipment are recorded at cost. Depreciation is computed using the double declining balance method over the estimated useful lives of the assets, generally 5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Valuation of Long-Lived Assets: We review the recoverability of our long-lived assets, including buildings, equipment and intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

We amortize the costs of other intangibles (excluding goodwill) over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required.

Comprehensive Income: Comprehensive income is defined as changes in the equity of an enterprise except those resulting from shareholder transactions. The amounts shown on our consolidated statement of stockholders’ equity relate to the cumulative effect of minimum pension liabilities, translation adjustments, and unrealized gain or loss on securities.

Foreign Currency Translation: We translate assets and liabilities of our foreign subsidiary, where the functional currency is the Canadian dollar, into US dollars at the December 31 exchange rate and record the related translation adjustments as a component of other comprehensive income (loss). We translate revenues and expenses using average exchange rates prevailing during the year. Foreign currency transaction gains and losses are included in other (income) expense.

Stock-Based Compensation Plans: We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, and related interpretations. Under APB 25, compensation cost is measured as the excess, if any, of the closing market price of our stock at the date of grant over the exercise price of the option granted. We recognize compensation cost for stock options, if any, ratably over the vesting period. Generally, we grant options with an exercise price equal to the closing market price of our stock on the grant date. Accordingly, we have not recognized any compensation expense for our stock option grants. We provide additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure an Amendment of FASB Statement No. 123,” or SFAS 148, using the Black-Scholes pricing model. We charge the value of the equity instrument to earnings and in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—an interpretation of APB Opinions No. 15 and 25.”

We have also granted restricted common stock awards to certain employees and officers with a purchase price of $4.00 per share. Our restricted common stock awards generally vest over a four-year period from the date of grant based on continued service. We record to deferred compensation within stockholders’ equity the aggregate amount by which the closing price of our common stock on the date of grant exceeds the cash purchase price of the restricted common stock. Deferred compensation associated with these grants is amortized to operating expenses over the respective vesting term

Earnings per Common Share: Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

If we had generated earnings during the year ended December 31, 2004, we would have added 1,619,874 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding. There were no such warrants or options that would have been required to be added to the weighted shares in 2003.

	Year Ended December 31,
	2004	2003
Numerator-Net Loss	($2,908,118)	($506,300)
Denominator:
Weighted average-Basic	13,180,689	3,002,515
Assumed conversion warrants	1,582,861	0
Assumed conversion employees & non-employee director plans	13,898	0
Assumed conversion non-plan options	23,115	0
Denominator-diluted	14,800,563	3,002,515
Per share:
Net Loss-basic	($0.22)	($0.17)
Net Loss-diluted	($0.20)	($0.17)

The impact of options to purchase 50,400 shares of common stock were not included in the computation of diluted net income per share at December 31, 2004 because the exercise price of these options was greater than the average market price of a share of common stock during 2004 and the inclusion of such options would have been antidilutive.

2004 includes the impact of 490,350 shares of non-vested restricted common stock awards.

Income Taxes: We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be

Research and Development: Costs incurred in the research and development (covering basic scientific research and the application of scientific advances to the development of new and improved products and their uses) are expensed as incurred until technological feasibility is established. We incur costs related to contracts we enter into that outsource research and development to third party developers. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is reached when the product reaches the working model stage. To date, all research and development costs have been expensed.

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment,” or SFAS No. 123(R). SFAS No. 123(R) revises FASB Statement No. 123 “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for us will be our first quarter of the year ending December 31, 2006. We anticipate adopting SFAS No. 123(R) beginning in the quarter ending March 31, 2006. Accordingly, the provisions of SFAS No. 123(R) will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Although our adoption of SFAS No. 123(R) could have a material impact on our financial position and results of operations, we are still evaluating the potential impact from adopting this statement.

In December 2003, the FASB released a revised version of Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) called FIN 46R, which clarifies certain aspects of FIN 46 and provides certain entities with exemptions from requirements of FIN 46. FIN 46R only slightly modified the variable interest model from that contained in FIN 46 and did change guidance in many other areas. We adopted FIN 46 during 2003. FIN 46R was adopted and implemented in the first quarter of fiscal 2004 and had no impact on the Company’s financial position or results of operations.

In September 2004, the EITF reached a consensus regarding Issue No. 04-1, “Accounting for Preexisting Relationships Between the Parties to a Business Combination” (“EITF 04-1”). EITF 04-1 requires an acquirer in a business combination to evaluate any preexisting relationship with the acquiree to determine if the business combination in effect contains a settlement of the preexisting relationship. A business combination between parties with a preexisting relationship should be viewed as a multiple element transaction. EITF 04-1 is effective for business combinations after October 13, 2004, but requires goodwill resulting from prior business combinations involving parties with a preexisting relationship to be tested for impairment by applying the guidance in the consensus. We will apply EITF 04-1 to acquisitions subsequent to the effective date and in our future goodwill impairment testing

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2, or FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creations Act of 2004.” The AJCA introduces a limited time 85% dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FAS No. 109-2 provides accounting and disclosure guidance for the repatriation provision. Although FAS 109-2 is effective immediately, we have not begun our analysis and do not expect to be able to complete our evaluation of the repatriation provision until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29,” which is effective for us starting July 1, 2005. In the past, we were frequently required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, we will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on our consolidated financial position, results of operations or cash flows.

AXION POWER INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004

1. Organization and Operations

Our company was incorporated in Delaware on January 9, 1997 and operated a cigar manufacturing and distribution business until late 1998. We were inactive from January 1999 until December 2003.

Axion Power Corporation, a Canadian Federal corporation (“Axion Ontario”), was incorporated on September 18, 2003 for the purpose of licensing, developing and commercializing a foundation technology for the production of asymmetrically supercapacitive lead-acid-carbon energy storage devices that we refer to as “e3 Supercells.” The original developer of the e3 Supercell technology was an Ontario corporation named C and T Co., Inc. (“C&T”).

In December 2003, we closed a business combination with Axion Ontario that was structured as a reverse takeover of Axion Ontario coupled with a purchase of the e3 Supercell technology from C&T. In connection with the business combination:

•	We issued 233,400 common stock purchase warrants in satisfaction of certain debts we owed to our former principal stockholders;

•	We issued 10,739,500 shares of common stock and 842,000 common stock purchase warrants in exchange for 100% of the outstanding securities of Axion Ontario;

•	C&T purchased 1,250,000 shares of common stock from our former principal stockholders;

•	We purchased all of C&T’s interest in the e3 Supercell technology for 1,592,600 common stock purchase warrants; and

•	C&T reserved its rights to receive $1,794,000 in cash license fees provided for in the original agreement with Axion Ontario.

Of the 10,739,500 shares that we issued in exchange for the stock of Axion Ontario, 7,327,500 shares, or 68.2%, were contributed to a special purpose trust (the “Mega-C Trust”) that we established for the benefit of the creditors and shareholders of Mega-C Power Corporation (“Mega-C”), a Nevada corporation that was a prior licensee of our e3 Supercell technology. The remaining 3,412,000 shares were distributed among the shareholders of Axion Ontario. Immediately after the closing the Mega-C Trust, the shareholders of Axion Ontario and the shareholders of C&T owned approximately 95% of our outstanding shares.

For financial reporting purposes, Axion was treated as the acquiring company and the transaction accounted for as a reverse merger. Axion had substantially more assets (we had virtually no assets or operating revenue). The financial statements contained herein are those of Axion carried forward at historical cost. The consolidated financial statements for the year ended December 31, 2003 include Axion's results of operations and cash flows for the period from September 18, 2003 (the date of Axion's incorporation) to December 31, 2003. The consolidated financial statements for the year ended December 31, 2004 include our results of operations and cash flows for the entire fiscal year.

2. Principles of Consolidation

Our consolidated financial statements include the accounts of two legal entities Axion Power International, Inc., a Delaware corporation (formerly Tamboril Cigar Company), and its wholly owned subsidiary, Axion Ontario. All significant inter-company balances and transactions have been eliminated in consolidation.

3. Mega-C Trust

The Mega-C Trust is an irrevocable grantor trust that was established in connection with the business combination between our company and Axion Ontario. The original corpus of the Mega-C Trust was 7,327,500 shares of the common stock that we issued in exchange for the outstanding securities of Axion Ontario.

Mega-C Trust was intended as an informal bankruptcy alternative that would pay Mega-C’s debts; distribute our stock to Mega-C shareholders who purchased shares for cash or held a small number of shares; and distribute cash to other Mega-C shareholders who did not pay cash but were not involved in illegal activities. Under the terms of the trust agreement, the trustee is authorized and required to sell all or any portion of the trust assets and use the sale proceeds to pay the claims of Mega-C’s creditors before any remaining assets are distributed to or sold for the benefit of Mega-C’s shareholders. We have registered 7,327,500 shares under Securities Act to facilitate future sales and distributions by the Mega-C Trust. These shares have a current market value in excess of $ 21 million.

4. Notes Receivable

Our notes receivable consist of non-interest bearing advances to Mega-C. In April 2004, we filed an involuntary Chapter 11 bankruptcy petition against Mega-C in the U.S. Court for the District of Nevada. We have filed a proof of claim in the Mega-C bankruptcy case and expect full payment of our notes receivable in connection with that Chapter 11 reorganization proceeding.

5. Property and Equipment

A summary of property & equipment is as follows:

	Estimated useful life	2004	2003
Machinery & equipment	5 years	$120,637	$0
Less accumulated depreciation		23,031	0
Net		$97,606	$0
Depreciation expense		$23,031	$0

6. Intangible Assets

In connection with our acquisition of the e3 Supercell technology and certain immaterial assets from C&T we assumed Axion Ontario’s obligation to the balance of the license fees provided for in the original development and license agreement between Axion Ontario and C&T. During the year ended December 31, 2004, we spent $126,522 to solidify our intellectual property position and secure additional patents, patent applications, trade secrets, know-how and other intellectual property embodied in the e3 Supercell technology. The following table summarizes the components of gross and net intangible asset balances:

	Useful Life	2004	2003
Patents	10 years	$126,522	$0
Accumulated amortization		0	0
Net carrying value		$126,522	$0

Actual and Expected Amortization for each of the next 5 years is as follows:

Recognized amortization expense		$0	$0
Expected amortization expense:
2005		$6,326
2006		12,652
2007		12,652
2008		12,652
2009		12,652

7. Stockholders' Equity

Description of Securities

Common Stock: Our certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock. In general, the holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Notwithstanding the voting rights generally accorded to holders of our common stock, the trust agreement for the Mega-C Trust requires the trustee to vote any shares held by the Mega-C Trust proportionally with the votes actually cast at a meeting of our stockholders by persons other than the Mega-C Trust, thereby insuring the presence of a quorum at all stockholder meetings while preventing the trustee from exercising voting control over our company.

Holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available. In the event of our liquidation, dissolution or winding up, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Our stockholders have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Reverse Stock Split: On June 4, 2004, our shareholders approved the equivalent of a 1 for 16 reverse stock split. The mechanics of the reverse split involved a two-stage process that included a 1 for 1,600 reverse split followed immediately by a 100 for 1 forward split. We did not issue scrip or purchase fractional shares for cash in connection with the 1 for 1,600 reverse split. Instead, all calculations that would have resulted in the issuance of a fractional share were rounded up to the next whole number. Except as otherwise noted, all share, option and warrant numbers have been restated to give retroactive effect to this reverse split. All per share disclosures retroactively reflect shares outstanding or issuable as though the reverse split had occurred January 1, 2003.

Preferred Stock: Our certificate of incorporation authorizes the issuance of 12,500,000 shares of a blank check preferred stock. Our board of directors will have the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Recent Sales of Unregistered Securities

Business Combination Transaction and Reverse Take-Over (“RTO”)

In December 2003, we agreed to acquire Axion Ontario. In preparation for the acquisition:

•	our former principal stockholders surrendered 1,286,478 shares of our common stock to us, without consideration, for the purpose of canceling those shares; and

•	we issued 233,400 common stock purchase warrants to our former principal stockholders in settlement of $484,123 in accrued compensation and other related party debt.
On December 31, 2003, we acquired approximately 86.7% of Axion Ontario in a business combination that was structured as a reverse takeover. In connection with the December closing, we issued 9,786,200 shares of common stock and 608,600 common stock purchase warrants to the former principal owners of the outstanding securities of Axion Ontario.

On January 9, 2004, we acquired the remaining outstanding securities of Axion Ontario in exchange for 953,400 additional shares and 233,400 additional warrants. Concurrently, we issued 1,562,900 common stock purchase warrants to the shareholders of C&T in connection with our purchase of the e3 Supercell technology and our former principal stockholders sold 1,250,000 shares to C&T for $200,000.

Of the 10,739,600 shares that we issued in exchange for the stock of Axion Ontario, 7,327,500 shares, or 68.2%, were contributed to the Mega-C Trust. The remaining 3,412,100 shares were distributed among the shareholders of Axion Ontario. Immediately after the January closing, the Mega-C Trust, the shareholders of Axion Ontario and the shareholders of C&T owned approximately 95% of our outstanding shares.

Post-RTO Private Placements of Securities

During the year ended December 31, 2004, we sold 823,733 shares of common stock and 463,100 warrants in private placement transactions that generated net proceeds of $1,753,500. We also received net proceeds of $868,020 from the exercise of 475,200 outstanding warrants.

Summary of Warrant Activity

The following table provides summary information on the various warrants issued by our company in private placement transactions; the warrants exercised to date; the warrants that are presently exercisable and the current exercise prices of such warrants.

		Total Issued	Previously Exercised	Outstanding Balance	Exercise Price
Capital Warrants (issued for debt settlement)		233,400		233,400	$2.00
Capital Warrants (issued for technology purchase)		1,562,900		1,562,900	$2.00
Series I Investor Warrants (issued December 2003)	533,600
Series I Investor Warrants (issued January 2004)	133,400	667,000	316,700	350,300	$1.50
Series II Investor Warrants (issued December 2003)	75,000
Series II Investor Warrants (issued January 2004)	100,000
Series II Investor Warrants (issued after January 2004)	175,000	350,000	125,000	225,000	$3.00

Series III Investor Warrants (issued after January 2004)		288,100	33,500	254,600	$4.00

Our capital warrants are presently exercisable at a price of $2.00 per share. While the original expiration date of the capital warrants was December 31, 2005, the warrant agreements provide for an automatic extension of the expiration date until the 19-month anniversary of the date we receive an order of effectiveness for a Securities Act registration statement that covers the underlying common stock.

Our Series I Investor Warrants are presently exercisable at a price of $1.50 per share. While the warrant agreements provide that the exercise price will increase to $2.00 per share on the six-month anniversary of the issue date and the warrants will expire on the one-year anniversary of the issue date, they also provide for automatic extensions of the exercise price step-up and expiration dates until the one month and seven month anniversaries of the date we receive an order of effectiveness for a Securities Act registration statement that covers the underlying common stock.

Our Series II Investor Warrants are presently exercisable at a price of $3.00 per share. While the warrant agreements provide that the exercise price will increase to $4.00 per share on the six-month anniversary of the issue date and the warrants will expire on the one-year anniversary of the issue date, they also provide for automatic extensions of the exercise price step-up and expiration dates until the one month and seven month anniversaries of the date we receive an order of effectiveness for a Securities Act registration statement that covers the underlying common stock.

Our Series III Investor Warrants are presently exercisable at a price of $4.00 per share. While the warrant agreements provide that the exercise price will increase to $5.00 per share on the six-month anniversary of the issue date and the warrants will expire on the one-year anniversary of the issue date, they also provide for automatic extensions of the exercise price step-up and expiration dates until the one month and seven month anniversaries of the date we receive an order of effectiveness for a Securities Act registration statement that covers the underlying common stock.

Other Equity Compensation

In January 2004, members of the law firm of Petersen & Fefer were granted a contractual option to purchase 189,300 shares of our common stock at a price of $2.00 per share as partial compensation for services rendered. In August 2004, and in exchange for billed services, Petersen & Fefer agreed to accept payment of a portion of their fees through a credit of $1.00 per share, effectively reducing the amount due upon exercise to the exercise price of the options to $1.00 per share for their remaining term. The options are fully vested and may be exercised at any time prior to December 31, 2005. John Petersen, a partner in the law firm of Petersen & Fefer, is a member of our board of directors.

In connection with the execution of a four-year employment agreement, our chief executive officer was granted a contractual option to purchase 240,000 shares of common stock at a price of $4.00 per share. This option will vest at the rate of 60,000 shares per year commencing in July 2005 and be exercisable for a period of five years after each vesting date.

In connection with the execution of a four-year employment agreement, our chief financial officer was granted a contractual option to purchase 200,000 shares of common stock at a price of $4.00 per share. This option will vest at the rate of 50,000 shares per year commencing in July 2005 and be exercisable for a period of five years after each vesting date.

A former principal shareholder of Axion Ontario that does not serve as a member of our board has been retained to serve as an advisor to the board with respect to promotional and market development activities. As partial compensation for those services, this consultant has been granted contractual stock options to purchase 6,300 shares of common stock at a price of $3.20 per share and 3,600 shares of common stock at a price of $5.60 per share

A summary of our non-plan warrant and option activity is as follows:

	2004		2003
		Weighted average exercise price			Weighted average exercise price

	Shares		Shares
Shares outstanding January 1, 2004	2,827,600	$1.94		0
Granted during 2004	913,000	$3.81		2,827,600	$1.94
Exercised	(475,200)	$1.83		0
Lapsed	0	$0.00		0
Outstanding at December 31	3,265,400	$2.39		2,827,600	$1.94
Weighted average months remaining		31.3			20.4

The following table summarizes the status of our aggregate non-plan warrants and options as of December 31, 2004:

	Options Outstanding			Options Exercisable
Range of exercise prices	Shares	weighted average exercise price	Weighted average remaining life in months	Shares	weighted average exercise price

$ 1.00-$ 3.20	2,567,200	$1.95	16.9	2,560,900	$1.95
$ 3.21-$ 5.60	698,200	$4.01	84.2	254,600	$4.00
Total Shares	3,265,400			2,815,500

Equity Compensation Under Stockholder Approved Plans

Adoption of Incentive Stock Plan Our stockholders have adopted an incentive stock plan for the benefit of our employees, consultants and advisors. Under the terms of the plan, we are authorized to grant incentive awards for up to 1,000,000 shares of common stock. The plan authorizes a variety of incentive awards including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. In addition, the plan authorizes the payment of cash bonuses when a participant is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

The plan provides for the grant of incentive awards to full-time employees of our company who are not eligible to receive awards under the terms of their employment contract or another specialty plan. The plan also provides for the grant of incentive awards to directors who are not eligible to participate in our outside directors stock option plan, independent agents, consultants and advisors who have contributed to our success.

The compensation committee administers the plan. The committee has absolute discretion to decide which employees, consultants and advisors will receive incentive awards, the type of award to be granted and the number of shares covered by the award. The committee also determines the exercise prices, expiration dates and other features of awards.

The exercise price of incentive stock options must be equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of our common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for incentive stock options is ten years from the date of grant, or five years in the case of an individual owning more than 10% of our common stock. The aggregate fair market value determined at the date of the option grant, of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year, shall not exceed $100,000.

Adoption of Outside Directors' Stock Option Plan Our stockholders have adopted an outside directors' stock option plan for the benefit of our non-employee directors in order to encourage their continued service as directors. Under the terms of the plan, we are authorized to grant incentive awards for up to 125,000 shares of common stock. Shares of stock subject to option may be either authorized and unissued shares or shares issued and later acquired by the Company;

The effective date of the plan is February 2, 2004, The Plan and shall terminate upon the tenth anniversary of the effective date. Each eligible director who is, on or after the effective date, appointed to fill a vacancy on the Board or elected to serve as a member of the Board may participate in the plan. Each eligible director shall automatically be granted an option to purchase the maximum number of shares having an aggregate fair market value on the date of grant of twenty thousand dollars ($20,000). The option price of the stock subject to each option is required to be the fair market value of the stock on its date of grant. Options expire on the fifth anniversary of the date of grant. Any option granted under the plan shall become exercisable in full on the first anniversary of the date of grant, provided that the eligible director has not voluntarily resigned or been removed “for cause” as a member of the Board of Directors on or prior to the first anniversary of the date of grant (qualified option). Any qualified option shall remain exercisable after its first anniversary regardless of whether the optionee continues to serve as a member of the Board.

Activity Under Stockholder Approved Plans In February 2004, each member of our board was granted an option to purchase 6,300 shares of common stock at a price of $3.20 per share. The option grants to our four independent directors were issued pursuant to the terms of our Directors’ Plan. The option grants to our three non-independent directors were issued pursuant to the terms of our Incentive Plan. All of these options vested in February 2005.

In June 2004, the members of our board were granted options to purchase an aggregate of 46,800 shares of common stock at a price of $5.60 per share, including options for 28,800 shares that were granted to our four independent directors under the terms of our Directors Plan and options for 14,400 shares that were granted to non-independent directors under the terms of our Incentive Plan. Of the 46,800 options granted, 25,200 will vest in June 2005, 14,400 will vest in June 2006 and 7,200 will vest in June 2007.

In November 2004, a member of our board resigned to facilitate the appointment of our chief executive officer as a board member. In connection with the resignation, the 9,900 options previously granted to the withdrawing director were immediately vested. Concurrently, our chief executive officer was granted an option to purchase 6,250 shares of common stock at a price of $3.20 per share under the terms of our Incentive Plan. This option will vest in November 2005.

A summary of the activity under our stockholder approved equity compensation plans is as follows:

	2004 Incentive Stock Plan		2004 Outside Director Stock Option Plan
		Weighted average exercise price			Weighted average exercise price

	Shares		Shares
Shares reserved under each plan	1,000,000			125,000
Shares outstanding January 1, 2004	0			0
Granted during 2004	43,150	$4.20		54,000	$4.48
Exercised	0			0
Lapsed	0			0
Outstanding at December 31, 2004	43,150	$4.20		54,000	$4.48
Reserved shares at December 31, 2004	956,850			71,000
Weighted average months remaining		62.8			51.2

The weighted average fair value of options granted under our 2004 Incentive Plan in 2004 was $1.92 and the weighted average fair value of options granted under our Outside Director Plan was $2.11. All of the foregoing options have been valued on the date of grant using the Black-Scholes pricing model. Following summarizes the assumptions used in our model for options granted during the year ended December 31:

Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life
2004	4.00%	0.00%	58.00%	60 mos.
2003	2.00%	0.00%	20.00%	60 mos.

The following table summarizes the status of our aggregate stock options as of December 31, 2004:

	Options Outstanding			Options Exercisable
Range of exercise prices	Shares	weighted average exercise price	Weighted average remaining life in months	Shares	weighted average exercise price

$3.20	50,350	$3.20	55.1	6,300	$3.20
$5.60	46,800	$5.60	57.7	3,600	$5.60
Total Shares	97,150			9,900

8. Income Taxes

The Company has approximately $ 3,400,000 in net operating loss carryovers available to reduce future income taxes. These carryovers expire at various dates through the year 2024. The Company has adopted SFAS 109 which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. A summary of the deferred tax asset presented on the accompanying balance sheets is as follows:

	2004	2003
The provision (benefit) for income taxes consists of the following:
Currently payable:
Federal	$0	$0
State	0	0
Total currently payable	0	0
Deferred:
Federal	957,857	145,000
State	148,221	22,500
Total deferred	1,106,078	167,500
Less increase in allowance	(1,106,078)	(167,500)
Net deferred	0	0
Total income tax provision (benefit)	$0	$0

	2004	2003
Individual components of deferred taxes are as follows:
Deferred tax asset arising from net operating loss carry forwards	$1,273,578	$167,500
Less valuation allowance	(1,273,578)	(167,500)
Net deferred	$0	$0

Utilization of federal and state NOL and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of NOL and tax credit carryforwards before full utilization.

9. Commitments and Contingencies

C&T Acquisition Agreement: Pursuant to a November 15, 2003 Development and License Agreement between Axion and C and T Co. Inc. (C&T), the original developer of the e3 Supercell technology, the Company agreed to pay C&T a total of $1,794,000 for the patents and other intellectual property rights embodied in the e3 Supercell technology and necessary for the development and commercial exploitation of the technology. The agreement was subsequently amended to provide for the purchase of 100% of the outstanding shares of C&T common stock. In January 2004, C&T transferred the patents and other intellectual property rights embodied in the e3 Supercell technology to the Company in exchange for 1,592,600 warrants and reserved its rights to receive balance of the $1,794,000 purchase price specified in the Development and License Agreement.

At December 31, 2004, the Company had paid $693,500 to C&T and was obligated to pay an additional $100,500 in the immediate future. The remaining $1 million was required to be paid 15 days after the completion of preliminary beta testing of the e3 Supercell (this amount was paid in full see subsequent events note below-Preferred Stock Offering). Until the full balance of the $1,794,000 purchase price specified in the Development and License Agreement was paid, C&T retained the equivalent of a purchase money security interest in the e3 Supercell patents and other intellectual property.

The agreement also required the Company to provide funding for ongoing research and development on a monthly basis. Payments and accruals under this section were $701,000 and $252,865 through December 31, 2004 and 2003 respectively. The Company treats this as research and development costs and, accordingly, expenses such costs in the period incurred.

Facilities: All of our operations are conducted at our research and development center located at our Caster Avenue facility located in Woodbridge, a suburb of Toronto, Ontario, Canada. We rent this facility under month-to-month arrangement that requires a minimum monthly rental of $5,000. Our research and development center includes approximately 14,000 square feet of floor space, including 5,000 square feet of management, administrative and engineering offices, 5,000 square feet of manufacturing facilities and 4,000 square feet of research laboratories. Rental expense under this arrangement was $60,000 and $15,000 for 2004 and 2003 respectively.

Employment Agreements: Our President and Chief Financial Officer, Messrs. Mazzacato and Roston, respectively, have executed written employment agreements that provide for initial terms of four years. Under the terms of his employment agreement, Mr. Mazzacato will receive a base annual salary of $100,000, bonuses as determined by the compensation committee and an option to purchase 240,000 shares of our common stock at a price of $4.00 per share. Under the terms of his employment agreement, Mr. Roston will receive a base annual salary of $75,000, bonuses as determined by the compensation committee and an option to purchase 200,000 shares of our common stock at a price of $4.00 per share.

Litigation: On February 10, 2004, Lewis (Chip) Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that names our company, Axion, the former Axion shareholders, the Mega-C Group, the C&T Group, the trustee of the Mega-C Shareholders Trust and others as defendants. The substantive claims in this new lawsuit are not materially different from the substantive claims in the other actions, however the new lawsuit alleges a conspiracy between the Axion Group, the Mega-C Group and the C&T Group to deprive the Taylor Group of their rights to commercialize the e3 Supercell technology for use in stationary applications. We believe Taylor Group’s license was properly terminated by C&T and there is substantial merit to Mega-C’s securities law claims against the Taylor Group. Since we believe the latest Taylor Group lawsuit is without substantial merit.

On April 6, 2004, we joined in an involuntary Chapter 11 petition that was filed against Mega-C in the U.S. Bankruptcy Court for the State of Nevada. The Bankruptcy Court granted an order for relief in Mega-C’s Chapter 11 case on April 12, 2004.

Management currently estimates the range of loss to be $150,000 to $300,000, including attorney’s fees. Protracted litigation, or higher than anticipated legal costs, could significantly reduce available working capital and have a material adverse impact on the company’s financial position. On February 4, 2005, the Bankruptcy Court appointed an independent trustee to manage Mega-C’s reorganization and stayed all litigation pending a report from the trustee respecting the impact of the lawsuit on Mega-C’s Chapter 11 case.

10. Supplementary Cash Flow Disclosure:

	2004	2003
settlement of related party debt with warrants		$484,123
offering costs & expenses paid by contribution of capital	$306,000
equity instruments issued for services	$18,225

11. Subsequent Events

Augmentation of Mega-C Trust: In February 2005, we issued 500,000 shares of our common stock to the Mega-C Trust. For accounting and financial reporting purposes, the stock issuance transaction will be valued at $1,000,000, or $2 per share, which will be charged to expense in the first quarter of 2005. After giving effect to the transaction, the Mega-C Trust owns 7,827,500 shares, or approximately 54.1% of our issued and outstanding common stock. The augmentation of the Mega-C Trust was a negotiated private placement transaction that was exempt under Section 4(2) of the Securities Act. Our securities were issued to a special purpose entity that was created by our company in December 2003 and owns over half of our outstanding securities. In connection with the transaction, the Trustee of the Mega-C Trust was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the transaction. The securities issued to the Mega-C Trust are not transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates issued to the Mega-C Trust are imprinted with a restrictive legend to that effect.

Equity Compensation of Legal Counsel: In March 2005, in exchange for billed services, members of the law firm of Petersen & Fefer were granted a contractual option to purchase 140,000 shares of our common stock at a price of $1.00 per share as partial compensation for services rendered. The options are fully vested and may be exercised at any time prior to March 31, 2007. John Petersen, a partner in the law firm of Petersen & Fefer, is a member of our board of directors.

Preferred Stock Offering: In March 2005, we sold 381,000 shares of preferred stock at a price of $10 per share. After deducting offering expenses and commissions, the net proceeds of the preferred stock offering included $2,775,000 in cash and $1,000,000 in debt settlements to C&T shareholders. Each share of preferred stock is presently convertible into 5 shares of common stock, provided that the conversion value of the preferred stock will be increased to the extent of any unpaid dividends and the conversion price may be decreased if we encounter unexpected delays in our planned registration of the underlying common stock.

A proforma balance sheet as though theses transaction had occurred at December 31, 2004 is below:

	As Stated	Trust Augmentation	Preferred Offering	Proforma

Current assets	$61,478	($100,000)	$2,675,000	$2,636,478
Property & equipment	97,606			97,606
Notes receivable	958,523			958,523
Intangible assets	1,920,522			1,920,522
Total	$3,038,129			$5,613,129

Current liabilities	$1,744,258		($1,100,000)	$644,258
Shareholders' equity	1,293,871	(100,000)	3,775,000	4,968,871
Total	$3,038,129			$5,613,129

Axion Power International, Inc.
Consolidated Balance Sheets
(A Development Stage Company)
	September 30, 2005 (unaudited)	December 31 2004 (audited)
Assets

Current Assets
Cash & cash equivalent's	$0	$46,486
Refundable Taxes	0	8,848
Prepaid expenses	69,942	6,144
Total current assets	69,941	61,478

Property & equipment (net)	70,374	97,606

Other Assets:
Amortizable intangible assets	1,920,522	126,522
Notes receivable	1,454,055	958,523
Contingent future interest in affiliate company	0	1,794,000

Total Assets	$3,514,891	$3,038,129

Liabilities & Equity

Current Liabilities:
Trade accounts payable	$242,823	$579,066
Accrued expenses	78,150	64,692
Balance payable to acquire future interest in affiliate company	0	100,500
Contingent portion payable to acquire future interest in affiliate company	0	1,000,000
Total current liabilities	320,973	$1,744,258

Equity:
Preferred stock-1,000,000 authorized-140,000 issued	1,558,709	0
Common stock-50,000,000 authorized $0.0001 par value
16,400,198 issued & outstanding (13,962,933 in 2004)	1,640	1,396
Additional paid in capital	9,269,736	4,670,497
Deficit accumulated during development stage	(7,650,956)	(3,414,418)
Cumulative translation adjustment	14,789	36,396
Total Equity	3,193,918	1,293,871

Total Liabilities & Equity	$3,514,891	$3,038,129

See notes to unaudited interim financial statements.

Axion Power International, Inc.
Consolidated Statement of Operations
(A Development Stage Company)
	Three Months Ended September 30,		Nine Months Ended September 30,		Inception (September 18, 2003) to September 30, 2005 (unaudited)
	2005 (unaudited)	2004 (unaudited)	2005 (unaudited)	2004 (unaudited)

Net Sales	$0	$0	$0	$0	$0

Selling, General & Administrative Expenses	517,247	356,191	2,509,288	1,068,397	4,138,184
Research & Development	397,990	428,591	1,543,541	1,075,956	3,348,766
Other	0	0	0	0	(19,703)
(Loss) Before Income Taxes	(915,237)	(784,782)	(4,052,829)	(2,144,353)	(7,467,247)

Income Taxes	0	0	0	0	0

Deficit accumulated during development stage	(915,237)	(784,782)	(4,052,829)	(2,144,353)	(7,467,247)
Less preferred dividends & accreted conversion discount	(28,639)	0	(183,709)	0	(183,709)
Net loss available to common shareholders	($943,876)	($784,782)	($4,236,538)	($2,144,353)	($7,650,956)

Basic and Diluted Net Loss Per Share	($0.06)	($0.06)	($0.32)	($0.16)

Weighted Average Common Shares Outstanding	15,093,407	13,327,665	13,341,562	13,020,759

See notes to unaudited interim financial statements.

Axion Power International, Inc.
Consolidated Statement of Cash Flows
(A Development Stage Company)
	Nine Months Ended September 30,		Inception (September 18, 2003) to September 30, 2005 (unaudited)
	2005 (unaudited)	2004 (unaudited)

Cash Flows from Operating Activities:
Deficit accumulated during development stage	($4,052,829)	($2,144,353)	($7,467,247)
Adjustments required to reconcile net loss to cash flows
from operating activities:
Depreciation, amortization	27,636	0	50,667
Impairment
Stock issued for services	1,547,500	0	1,547,500
Options issued for services	287,998	300,077	306,223
Changes in Operating Assets & Liabilities
Accounts receivable
Prepaid expenses	(54,948)	(7,945)	(69,941)
Accounts payable & accrued expenses	(217,236)	188,395	562,352
Net cash used by operating activities	(2,461,878)	(1,663,826)	(5,070,445)

Cash Flows from Investing Activities:
Purchase of equipment	(404)	(105,063)	(121,041)
Investment in Patents	0	0	(126,522)
Incremental investments in notes receivable	(495,532)	(507,320)	(1,454,053)
Payments made on obligation to acquire affiliated company	(100,500)	(59,000)	(794,500)
Net cash used by investing activities	(596,436)	(671,383)	(2,496,116)

Cash Flows from Financing Activities:
Proceeds from the exercise of warrants	415,130	0	1,283,150
Proceeds from sale of Preferred Stock	2,618,305	0	2,618,305
Proceeds from sale of Common Stock	0	1,949,612	3,650,318
Net cash provided by financing activities	3,033,435	1,949,612	7,551,773

Effect of Exchange Rate on Cash	(21,607)	12,288	14,788
Net Change In Cash	(24,879)	(385,597)	(14,788)
Cash-Beginning	46,486	455,369	0
Cash-Ending	($0)	$82,060	($0)

See notes to unaudited interim financial statements.

AXION POWER INTERNATIONAL, INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The consolidated financial statements include the accounts of legal entities Axion Power International, Inc., a Delaware corporation, and its wholly owned subsidiary, Axion Power Corporation, a Canadian Federal corporation. All significant inter-company balances and transactions have been eliminated in consolidation.

The Consolidated Financial Statements presented herein have been prepared by us in accordance with the accounting policies described in our December 31, 2004 Annual Report on Form 10-KSB and should be read in conjunction with the Notes to Consolidated Financial Statements which appear in that report.

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on going basis, we evaluate our estimates, including those related intangible assets, income taxes, insurance obligations and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ from these estimates under different assumptions or conditions.

In the opinion of management, the information furnished in this Form 10-QSB reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the three and nine-month periods ended September 30, 2005 and 2004. All such adjustments are of a normal recurring nature. The Consolidated Financial Statements have been prepared in accordance with the instructions to Form 10-QSB and therefore do not include some information and notes necessary to conform with annual reporting requirements.

2.	Comprehensive Income

We utilize SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities.

3.	Equity-based Compensation

In the first quarter of 2005, the company issued an option to purchase 140,000 shares of common stock at a price of $1.00 per share to the law firm of Petersen & Fefer in settlement of $180,907 in accumulated unpaid fees for legal services rendered. The loss for the nine-month period ended September 30, 2005 reflects $ 252,000 of compensation associated with the foregoing option. John Petersen, a partner in the law firm of Petersen & Fefer and is the chairman of our board of directors.

In the first quarter of 2005, the company issued an option to purchase 30,000 shares of common stock at a price of $2.50 per share to a financial consultant. The option vests ratably over the 12 months following the date of issuance. The loss for the nine-month period ended September 30, 2005 reflects $36,000 of compensation associated with the foregoing option.

We intend to adopt SFAS 123(R) using the “modified prospective” transition method beginning with our first quarter of 2006. Under this method, awards that are granted, modified, or settled after December 15, 2005, will be measured and accounted for in accordance with SFAS 123(R). In addition, beginning in our first quarter of 2006, expense must be recognized in the earnings statement for unvested awards that were granted prior to the adoption of SFAS 123(R). The expense will be based on the fair value determined at grant date under SFAS 123, “Accounting for Stock-Based Compensation.” The following table summarizes our existing agreements and their expected pretax impact on earnings:

	Pre FAS 123 (R)	Post Effective Date (December 15, 2005) Requisite Service Recognition by Year
	2005	2006	2007	2008	2009	2010
Agreements containing service inception dates within the year	42	28	26	23	21	21
Shares expected to vest	243,650	375,300	299,300	253,300	143,300	143,300
Expected pretax compensation expense	$505,942	$569,584	$469,555	$325,638	$193,455	$64,485
Per share amounts	($0.04)	($0.04)	($0.04)	($0.02)	($0.01)	"Nil"

The calculation of compensation cost for share-based payment transactions after the effective date of SFAS 123(R) may be different from the calculation of compensation cost under SFAS 123, but such differences have not yet been quantified.

In April 2005, the company issued options to purchase an aggregate of 56,000 shares of common stock at a price of $2.50 per share to five members of the board of directors. Options for 8,000 shares vested in June 2005, options for an additional 32,000 shares will vest in June 2006 and the options for the remaining 16,000 shares will vest in June 2007. The pro forma loss for the nine-month period ended September 30, 2005 reflects $28,929 of compensation expense associated with recognizing the option fair value cost over the requisite service period.

In April 2005, the company issued options to purchase an aggregate of 180,000 shares of common stock at a price of $2.50 per share to its chief executive officer. The option will vest at the rate of 7,500 shares per month commencing May 2005. The pro forma loss for the nine-month period ended September 30, 2005 reflects $60,750 of compensation expense associated with recognizing the option fair value cost over the requisite service period.

In April 2005, the company issued incentive awards to employees for an aggregate of 935,500 shares of common stock, including 219,000 fully paid and presently vested shares that were issued for past services. The loss for the nine-month period ended September 30, 2005 reflects $547,500 of compensation associated with the common stock awards. In addition, the company issued options to employees for an aggregate of 716,500 shares that will vest ratably over the next five years. 2005 The pro forma loss for the nine-month period ended September 30, 2005 reflects $96,728 of compensation expense associated with recognizing the option fair value cost over the requisite service period.

In June 2005, the company issued options to purchase 15,000 shares of common stock at a price of $4 per share to two newly elected members of the board of directors. The foregoing options will vest at the rate of 5,000 shares per year beginning in June 2006. The pro forma loss for the nine-month period ended September 30, 2005 reflects $3,332 of compensation expense associated with recognizing the option fair value cost over the requisite service period.

In September 2005, the company issued 6,000 shares of restricted common stock to an employee, together with an option to purchase 90,000 shares of common stock at a price of $4 per share. The shares of restricted common stock will vest at the rate of 500 shares per month and the options will vest at the rate of 2,500 shares per month beginning in October 2005. The pro forma loss for the nine-month period ended September 30, 2005 does not reflect any compensation expense associated with the foregoing restricted stock and option grants.

A pro-forma summary of the impact of all fair values on reported net loss and (loss) per share is as follows:

	Nine month period ended September 30,
	2005		2004
		per share		per share
Net loss available to common shareholders as reported	($4,236,538)	($0.32)	($2,144,353)	($0.16)
Intrinsic value of employee options	0	$0.00	0	$0.00
Fair value of options	($379,456)	($0.03)	($103,033)	($0.01)
Proforma loss	($4,615,994)	($0.35)	($2,247,386)	($0.17)

4.	Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

If we had generated earnings during the nine-months ended September 30, 2005, we would have added 3,114,980 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding. We excluded the impact of 45,844 warrants and options that were considered anti-dilutive because the exercise prices exceeded the average share price for the period. If we had generated earnings during the nine-months ended September 30, 2004, we would have added 3,072,608 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding.

The following is a reconciliation of the computation of diluted net loss per share:

	Nine Months Ended Sept 30,
	2005	2004
Numerator:
Net Loss available to common shareholders	($4,236,538)	($2,144,353)
Preferred dividends	183,709	0
Numerator-Net Loss available to common shareholders-diluted	($4,052,829)	($2,144,353)

Denominator:
Weighted average-Basic	13,341,562	13,020,759
Assumed conversion of plan and investor warrants	1,566,639	3,072,608
Assumed conversion preferred offering warrants	203,970	0
Assumed conversion preferred stock	1,344,371	0
Denominator-weighted average shares diluted	16,456,542	16,093,367

Per share:
Net Loss-basic	($0.32)	($0.16)
Net Loss-diluted	($0.25)	($0.13)

5.	Mega-C Trust:

In connection with its acquisition of Axion Power Corporation in December 2003, the company established an irrevocable trust for the benefit of creditors and shareholders of Mega-C Power Corporation, a prior licensee of its

e3 Supercell technology (the “Mega-C Trust”). The initial corpus of the Mega-C Trust was 7,327,500 shares of common stock, but the trust agreement provided that an indeterminate portion of the trust corpus would revert to the company in certain events. Due to the uncertainties inherent in the trust arrangement, the measurement and valuation of the trust shares was deferred pending the outcome of the contingencies specified in the agreement.

On February 28, 2005, the company issued 500,000 shares of common stock and contributed $100,000 in cash to the Mega-C Trust as an augmentation of the Trust corpus. The loss for the nine-month period ended September 30, 2005 reflects $1,000,000 of expense associated with the trust augmentation. At September 30, 2005, the Mega-C Trust owned 7,827,500 shares, or approximately 47.7% of our issued and outstanding common stock.

6.	Stockholders' Equity:

The Company’s Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock and 12,500,000 shares of Preferred Stock. The Company’s Board of Directors has the power to issue any or all of the authorized but unissued Common Stock without stockholder approval.

In March 2005, we designated 1,000,000 shares of our authorized preferred stock as 8% Cumulative Convertible Senior Preferred Stock (“Senior Preferred”) and sold 385,000 shares of Senior Preferred at a price of $10 per share. After deducting offering expenses and commissions, the net proceeds of the offering included $2,775,000 in cash and $1,000,000 in debt settlements to C&T shareholders.

Each share of Senior Preferred was initially convertible into 5 shares of common stock, provided that (a) the conversion value of the Senior Preferred would be increased to the extent of any unpaid dividends and (b) the conversion price was subject to reduction if we encountered unexpected delays in our registration of the underlying common stock. After giving effect to the 5% conversion price reduction that became effective on April 30, 2005, the 2% conversion price reduction that became effective on May 31, 2005, and quarterly dividends through September 30, 2005, each share of Senior Preferred is presently convertible into 5.6 shares of common stock.

In March and April of 2005 10,000 shares of Senior Preferred were converted into 50,000 shares of common stock. During the third quarter of 2005, an additional 235,000 shares of Senior Preferred were converted into 1,410,000 shares of common stock. At September 30, 2005, a total of 140,000 shares of Senior Preferred remain issued and outstanding.

During the third quarter of 2005, the holders of 219,700 previously outstanding warrants exercised their stock purchase rights and paid the company an aggregate of 415,130 in connection therewith. Additionally, four of the company’s directors applied $105,550 in accumulated compensation as an offset against the exercise price of 29,565 previously outstanding stock purchase options.

7.	Segment Information

Our business is organized, managed and internally reported as one segment. The segments are determined based on differences in products, internal reporting and how operational decisions are made. All of our current business operations are conducted in Canada.

8.	New Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment,” or SFAS No. 123(R). SFAS No. 123(R) revises FASB Statement No. 123 “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for us will be our first quarter of the year ending December 31, 2006. We anticipate adopting SFAS No. 123(R) beginning in the quarter ending March 31, 2006. Accordingly, the provisions of SFAS No. 123(R) will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Note 3, above contains our evaluation of the potential impact of adopting this statement.

In December 2004, the FASB issued FASB Staff Position No. FAS 109-2, or FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creations Act of 2004.” The AJCA introduces a limited time 85% dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FAS No. 109-2 provides accounting and disclosure guidance for the repatriation provision. Although FAS 109-2 is effective immediately, we have not begun our analysis and do not expect to be able to complete our evaluation of the repatriation provision until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29,” which is effective for us starting July 1, 2005. In the past, we were frequently required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, we will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2004 the Emerging Issues Task Force ("EITF") reached a final consensus on EITF Issue No. 03-06, "Participating Securities and the Two-Class Method under FAS 128, Earnings Per Share". Issue No. 03-06 addresses a number of questions regarding the computation of earnings per share ("EPS") by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating EPS. It clarifies what constitutes a participating security and how to apply the two-class method of computing EPS once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for the fiscal quarter ending September 30, 2004. We are evaluating the potential impact from adopting this statement.

 In December 2003, the FASB released a revised version of Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) called FIN 46R, which clarifies certain aspects of FIN 46 and provides certain entities with exemptions from requirements of FIN 46. FIN 46R only slightly modified the variable interest model from that contained in FIN 46 and did change guidance in many other areas. FIN 46R was adopted and implemented in the first quarter of fiscal 2004 and had no impact on the Company’s financial position or results of operations.

9.	Subsequent Events

In November 2005, the holders of 471,000 outstanding warrants and options notified the company of their intent to exercise their stock purchase rights. The company will receive cash proceeds of $496,000 in connection with these warrant and option exercises. In addition, two directors agreed to purchase 375,000 units for $2.00 per unit, or $750,000 in the aggregate. Each unit consists of one share of common stock and a one-year warrant exercisable to purchase an additional share of common stock at a price of $4.

PROSPECTUS

1,627,500 SHARES
COMMON STOCK

____________________ 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the expenses (excluding placement agent fees and commissions) incurred in connection with the offering described in the registration statement, all of which will be borne by our company.

SEC Registration Fee	$5,199
Printing and Engraving*	20,000
Accounting Fees and Expenses*	20,000
Legal Fees and Expenses*	15,000
Miscellaneous Expenses*	1,500
Total expenses of registration	$61,700

*Estimated.

Item 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by §145 of the General Corporation Law of Delaware, the Ninth article of the Company's Certificate of Incorporation, as amended, provides as follows:

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of §145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockbrokers or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

As permitted by §102 of the General Corporation Law of Delaware, the Eighth article of the Company's Certificate of Incorporation, as amended, provides as follows:

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

Item 15.	RECENT SALES OF UNREGISTERED SECURITIES

Introductory Note The following discussion of recent sales of unregistered securities gives retroactive effect to a 1 share for 16 reverse stock split that we implemented on June 4, 2004.

Prior Financing Activities of APC APC was incorporated in September 2003. Between the date of its incorporation and December 31, 2003, APC raised a total of $1.9 million in capital from private placements of its securities. The only purchasers of these securities were the 11 founding stockholders of APC who invested an aggregate of $1,250,000, two previously unrelated investors who invested an aggregate of $250,000 and an affiliate of one of the founding stockholders that invested $400,000. Immediately prior to the closing of the reverse takeover, APC had a total of 14 holders of its securities, all of whom were accredited investors. Eleven of these holders were U.S. residents, two of the holders were Canadian residents and the last holder was a resident of the British Virgin Islands. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. APC did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities were non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates were imprinted with a restrictive legend to that effect. All of the securities of APC were transferred to the company in connection with the reverse takeover described below.

Reverse Takeover Tamboril had 1,875,000 shares of common stock outstanding on December 31, 2003, immediately prior to the first closing of the Axion transactions. In connection with the Axion transactions:

•	Axion’s founders and noteholders transferred their rights to 4,040,000 Axion shares and $1,500,000 in convertible notes to us for 3,412,000 shares of common stock and 842,000 “investor warrants;”

•	We settled $484,123 in accrued compensation and other related party debt that our company owed to Ms. Fonner and Mr. Petersen by issuing 233,400 “capital warrants.”

•
C and T Co. Incorporated (“C&T”), the original developer of the E3Cell technology, bought 1,562,500 shares of our outstanding common stock from two of our principal stockholders for $200,000 and then distributed those shares to its stockholders;

•	C&T agreed to transfer all of its right, title and interest in the E3Cell technology to our company in exchange for 1,250,000 capital warrants and then distributed those warrants to its stockholders;

•
We issued 7,327,500 shares of common stock to an irrevocable trust for the benefit of the stockholders of Mega-C Power Corporation in recognition of their potential equitable claims to an interest in the E3Cell technology; and

•	We granted a two-year option to purchase 189,300 shares of common stock to our securities counsel and interim chief financial officer as partial compensation for post-closing services.

The business combination between Axion (US) and APC was a private placement transaction that was exempt under Section 4(2) of the Securities Act. Securities of Axion (US) were issued to a total of 23 investors (including two directors of Axion (US); twelve stockholders of APC; eight stockholders of C&T and the Mega-C Trust). Upon closing, the original shareholders of Axion (U.S.) owned approximately 5% of the combined companies. The ten investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. Tamboril did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Subsequent Private Placements In the first nine months of 2004, we sold 463,100 shares of common stock and 463,100 warrants to a total of 17 accredited investors for cash proceeds of $1,213,000, or an effective average price of $2.64 per common share. We also received $150,000 in cash proceeds from the exercise of 100,000 outstanding common stock purchase warrants.

Our subsequent private placement transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a total of 18 investors, including four directors of our company, four former stockholders of Axion Ontario who participated in the original business combination, and 10 investors who were not previously stockholders our company. The ten investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Warrant Exercises In September and November of 2004, we issued 375,200 shares of common stock upon the exercise of previously outstanding warrants. The shares were issued to a total of ten accredited investors for cash proceeds of $717,700, or an effective average price of $1.91 per common share.

The warrant exercise transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a total of ten investors, including four directors of our company and six other investors who had purchased investor warrants in connection with our earlier private placement transactions. The nine investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Fourth quarter stock sales In the fourth quarter of 2004, we sold 370,663 shares of common stock for cash proceeds of $555,950 in the following transactions:

•	313,933 shares were sold to 10 investors in November 2004 at a price of $1.50 per share in a transaction that was initiated by our board and structured as a voluntary cash call; and

•	56,700 shares were sold to three directors of our company and one founder of APC in December 2004 at a price of $1.50 per share.

The fourth quarter stock sale transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a total of eleven investors, including four directors of our company, six other who had purchased our securities in connection with the business combination between Tamboril and Axion Ontario and one new stockholder. The eight investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Augmentation of Mega-C Trust In February 2005, we issued 500,000 shares of our common stock to the Mega-C Trust. For accounting and financial reporting purposes, the stock issuance transaction will be valued at $1,000,000, or $2 per share, which will be charged to expense in the first quarter of 2005. After giving effect to the transaction, the Mega-C Trust owns 7,827,500 shares, or approximately 54.1% of our issued and outstanding common stock. The augmentation of the Mega-C Trust was a negotiated private placement transaction that was exempt under Section 4(2) of the Securities Act. Our securities were issued to a special purpose entity that was created by our company in December 2003 and owns over half of our outstanding securities. In connection with the transaction, the Trustee of the Mega-C Trust was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the transaction. The securities issued to the Mega-C Trust are not transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates issued to the Mega-C Trust are imprinted with a restrictive legend to that effect.

Preferred stock offering In March and April 2005, we sold 385,000 shares of preferred stock at a price of $10 per share. In connection with the preferred stock offering, we issued 507,500 common stock purchase warrants exercisable at $2.00 to the purchasers of the preferred stock. After deducting offering expenses and commissions, the net proceeds of the preferred stock offering included $2,840,000 in cash and $1,000,000 in debt settlements. A total of 10,000 shares of preferred stock have been converted into common stock. Each share of preferred stock is convertible into 5 shares of common stock, provided that the conversion value of the preferred stock will be increased to the extent of any unpaid dividends and the conversion price may be decreased if we encounter unexpected delays in our planned registration of the underlying common stock. The preferred stock transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a total of 17 investors, including six shareholders of C&T, three directors of our company, two adult children of directors; four current stockholders of our company; and two new investors. The seven investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Third quarter preferred stock conversions and warrant exercises During the third quarter of 2005, five accredited investors and two directors of our company converted 235,000 shares of Senior Preferred into 1,410,000 shares of common stock. In addition, three accredited investors and one director of our company exercised 219,700 outstanding warrants and paid us $415,130 in connection therewith.

All of the foregoing transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a small number of accredited investors who were provided information analogous to the information that would have been required in a registration statement under the Securities Act. No advertising or public solicitation was utilized with respect to any of the foregoing transactions. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption, and all certificates are imprinted with a restrictive legend to that effect.

Fourth quarter sales During the fourth quarter of 2005:

•
Four accredited investors and three directors and officers of our company agreed to purchase 630,000 units, each consisting of one share of common stock and a two-year warrant exercisable at $4.00 for a purchase price $2.00 per unit, or $1,260,000 in the aggregate. We have received payment for 600,000 units and are awaiting a final closing with respect to a 30,000-unit sale to one of our directors.

•
A foreign partnership agreed to purchase 1,000,000 shares of our common stock at a price of $2.50 per share as part of a group of comparable transactions where the purchaser will contribute a portfolio of small company securities to an offshore fund in exchange for fund units, and then use the proceeds of bank financing secured by the fund units to pay the purchase price of the underlying securities.

•
Six holders of outstanding warrants agreed to exercise their warrants and purchase 491,800 shares of our common stock for an aggregate consideration of $963,600, including $266,800 that has already been paid, $113,400 that has been accounted for as a cash bonus to an executive officer and $603,400 that will be paid upon closing of certain negotiated resale transactions associated with the exercise decisions.

•
One holder of outstanding options agreed to exercise his options and purchase 189,300 shares of our common stock for an aggregate consideration of $189,300, which will be paid upon closing of a negotiated resale transaction associated with the exercise decision.

All of the foregoing transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a small number of accredited investors who were provided information analogous to the information that would have been required in a registration statement under the Securities Act. No advertising or public solicitation was utilized with respect to any of the foregoing transactions. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption, and all certificates are imprinted with a restrictive legend to that effect.

Item 16.	EXHIBITS

2.1	Reorganization Agreement (without exhibits) between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated December 31, 2003	(1)
2.2	First Addendum to the Reorganization Agreement between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated January 9, 2004	(1)
3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001	(2)
3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004	(3)
3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004	(3)
3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004	(3)
4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(9)
4.2	Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated December 31, 2003	(1)
4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated March 25, 2004.	(4)
4.4	Form of Warrant Agreement for 1,796,300 capital warrants	(9)
4.5	Form of Warrant Agreement for 667,000 Series I investor warrants	(9)
4.6	Form of Warrant Agreement for 350,000 Series II investor warrants	(9)
4.7	Form of Warrant Agreement for 313,100 Series III investor warrants	(9)
4.8	First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated February 28, 2005	(11)
4.9	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(12)
4.10	Specimen Certificate for the Company’s 8% Convertible Senior Preferred Stock.	(14)
5.1	Opinion of Petersen & Fefer, attorneys, respecting legality of common stock	(5)
9.1	Agreement respecting the voting of certain shares beneficially owned by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation	Included in Exhibit 4.2
10.1	Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 15, 2003	(1)
10.2	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 17, 2003	(1)

10.3	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated January 9, 2004	(1)
10.4	Purchase and sale agreement among John Petersen, Sally A. Fonner and C and T Co. Incorporated dated January 9, 2004	(1)
10.5	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004	(5)
10.6	Definitive Incentive Stock Plan of Axion Power International, Inc. dated June 4, 2004	(3)
10.7	Definitive Outside Directors’ Stock Option Plan of Axion Power International, Inc. dated June 4, 2004	(3)
10.8	Executive Employment Agreement of Charles Mazzacato	(9)
10.9	Executive Employment Agreement of Peter Roston	(9)
10.10	Retainer Agreement dated January 2, 2004 between the law firm of Petersen & Fefer and Tamboril Cigar Company	(10)

10.11	Second Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of March 18, 2005.	(12)
10.12	Executive Employment Agreement of Thomas Granville dated April 4, 2005.	(13)
10.13	Retainer Agreement dated March 31, 2005 between the law firm of Petersen & Fefer and Axion Power International, Inc.	(13)
10.14	Executive Employment Agreement of Edward Buiel dated September 27, 2005	Filed Herewith
10.15	Settlement Agreement dated December 12, 2005 between Axion Power International, Inc., William M. Noall, the Chapter 11 Trustee for the Estate of Mega-C Power Corporation, Sally Fonner, the trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation and certain other individuals.	(16)
10.16	Loan agreement dated January 31, 2006 between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan	(18)
10.17	Security agreement dated January 31, 2006 between Axion Battery Products, Inc. as debtor and Robert Averill as secured party	(18)
10.18	Security agreement dated January 31, 2006 between Axion Power International, Inc. as debtor and Robert Averill as secured party	(18)
10.19	Promissory Note dated February 14, 2006 between Axion Battery Products, Inc. as maker and Robert Averill as payee	(18)
10.20	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill	(18)
10.21	Commercial Lease Agreement dated February 14, 2006 between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors.	(18)
10.22	Asset Purchase Agreement dated February 14, 2006 between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller.	(18)
10.23	Escrow Agreement dated February 14, 2006 between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents.	(18)
14.1	Code of Business Conduct and Ethics	(6)
16.2	Letter from Want & Ender CPA, PC Re: Change in Certifying Accountant	(8)
16.3	Letter from Michael F. Cronin, CPA Re: Change in Certifying Accountant	(17)
23.1	Consent of Michael F. Cronin, CPA	Filed Herewith
23.3	Consent of Petersen & Fefer, attorneys	Included in Exhibit 5.1

(1)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2003.
(2)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.
(5)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.
(6)	Incorporated by reference from our Annual Report on Form 10-KSB dated March 29, 2004
(7)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2003.
(8)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.
(9)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(10)	Incorporated by reference from our Form S-1 registration statement dated November 24, 2004.
(11)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(12)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(13)	Incorporated by reference from our Current Report on Form 8-K dated April 4, 2005
(14)	Incorporated by reference from our Form SB-2 registration statement dated April 25, 2005.
(15)	Incorporated by reference from our Form SB-2 registration statement dated May 31, 2005.
(16)	Incorporated by reference from our Current Report on Form 8-K dated December 13, 2005.

(17)	Incorporated by reference from our Current Report on Form 8-K dated December 30, 2005.
(18)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2006.

Item 17	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering..
(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaughan, Ontario, Canada, on February 17, 2006.

AXION POWER INTERNATIONAL, INC.

/s/ Thomas Granville
Thomas Granville, Chief Executive Officer and Director

/s/ Peter Roston
Peter Roston, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this registration statement in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John Petersen	Director	February 17, 2006
John Petersen

/s/ Robert Averill	Director	February 17, 2006
Robert Averill

/s/ Glenn Patterson	Director	February 17, 2006
Glenn Patterson

/s/ Igor Filipenko	Director	February 17, 2006
Igor Filipenko

/s/ Joseph Souccar	Director	February 17, 2006
Joseph Souccar

/s/ Howard Schmidt	Director	February 17, 2006
Howard Schmidt

/s/ Michael Kishinevsky	Director	February 17, 2006
Michael Kishinevsky